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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-199179

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee

Tangible Equity Units(1)	4,600,000(2)	$100.00	$460,000,000	$46,322(3)

(1)
Each tangible equity unit is comprised of a prepaid stock purchase contract and a senior amortizing note due 2019 issued by Dynegy Inc., with each senior amortizing note having an initial principal amount of $18.94911 and a final installment payment of July 1, 2019.

(2)
Assumes that the underwriters exercise in full their over-allotment option to purchase 600,000 tangible equity units.

(3)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT (To Prospectus dated October 6, 2014)

4,000,000 UNITS

7.00% TANGIBLE EQUITY UNITS

            This is an offering of 4,000,000 tangible equity units, or Units, of Dynegy Inc. Each Unit has a stated amount of $100.00.

            Each Unit is comprised of a prepaid stock purchase contract and a senior amortizing note due 2019 issued by Dynegy Inc. Each amortizing note has an initial principal amount of $18.94911 and a final installment payment date of July 1, 2019.

            Unless previously settled early at your or our election or redeemed by us, for each purchase contract we will deliver to you on the third business day immediately following the last trading day of the observation period a number of shares of our common stock determined as described herein (a "mandatory settlement"). The "observation period" will be the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding July 1, 2019 (the "mandatory settlement date"). The number of shares of our common stock issuable upon mandatory settlement of each purchase contract (the "settlement amount") will be equal to the sum of the "daily settlement amounts" (as defined below) for each of the 20 consecutive trading days during the relevant observation period. The "daily settlement amount" for each purchase contract and for each of the 20 consecutive trading days during the observation period will consist of:

  •
  if the daily volume-weighted average price ("VWAP") is equal to or greater than $19.92 per share, subject to adjustment, a number of shares of our common stock equal to (i) 5.0201 shares of common stock, subject to adjustment, divided by (ii) 20;

  •
  if the daily VWAP is less than $19.92 per share, subject to adjustment, but greater than $16.13 per share, subject to adjustment, a number of shares of our common stock equal to (i) $100.00 divided by the daily VWAP, divided by (ii) 20; and

  •
  if the daily VWAP of our common stock is less than or equal to $16.13 per share, subject to adjustment, a number of shares of our common stock equal to (i) 6.1996 shares of common stock, subject to adjustment, divided by (ii) 20.

            At any time prior to the third business day immediately preceding July 1, 2019, you may settle your purchase contract early, and we will deliver 5.0201 shares of our common stock, subject to adjustment. In addition, if a fundamental change (as defined herein) occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our common stock based on the fundamental change early settlement rate, as described herein. In addition, we may elect to settle all outstanding purchase contracts prior to July 1, 2019 at the early mandatory settlement rate (as defined herein), upon a date fixed by us upon not less than 20 business days' notice. If the Acquisition Agreement (as defined herein) has been terminated on or prior to June 1, 2017, we may elect to settle all, but not less than all, outstanding purchase contracts at the acquisition redemption rate (as defined herein), by delivering notice during the five business day period immediately following the date of such termination. Except in the limited circumstances described herein, the purchase contract holders will not receive any cash distributions under the purchase contracts.

            The amortizing notes will pay you equal quarterly installments of $1.7500 per amortizing note on each January 1, April 1, July 1 and October 1, commencing on October 1, 2016 (or, in the case of the installment payment due on October 1, 2016, $1.94444 per amortizing note), which in the aggregate will be equivalent to a 7.00% cash payment per year with respect to each $100.00 stated amount of Units. The amortizing notes will be our senior unsecured obligations and will rank equally with all of our other unsecured, unsubordinated senior indebtedness. If a fundamental change occurs, or if we elect to settle the purchase contracts early or to redeem the purchase contracts in connection with an acquisition termination redemption, you will have the right to require us to repurchase your amortizing notes.

            Each Unit may be separated into its constituent purchase contract and amortizing note after the initial issuance date of the Units, and the separate components may be combined to create a Unit after the initial issuance date, but before the third business day immediately preceding the mandatory settlement date, any early mandatory settlement date or acquisition redemption settlement date.

            We intend to apply for a listing of the Units on The New York Stock Exchange ("NYSE"), under the symbol "DYNC" and, if approved for listing, we expect that the Units will begin trading on the NYSE within 30 days after the issuance of the Units. However, initially, we will not apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but we may apply to list such separate purchase contracts and separate amortizing notes in the future as described herein. Prior to this offering there has been no public market for the Units. Our common stock is listed on the NYSE under the symbol "DYN." The closing price for our common stock on the NYSE on June 15, 2016 was $16.13 per share.

            The underwriters have the option to purchase, within 13 days beginning on, and including, the date of initial issuance of the Units, up to an additional 600,000 Units from us at the same price as sold to the public less the underwriting discounts and commissions, solely to cover over-allotments.

            Investing in the Units involves risk. Before buying any Units, you should consider the risks that we have described in "Risk Factors" beginning on page S-26 of this prospectus supplement, as well as those described in our other filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Dynegy Inc., Before Expenses

Per Unit	$100.00	$3.00	$97.00

Total	$400,000,000	$12,000,000	$388,000,000

            The underwriters expect to deliver the Units to purchasers on or about June 21, 2016 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

MORGAN STANLEY	RBC CAPITAL MARKETS

DEUTSCHE BANK SECURITIES	GOLDMAN, SACHS & CO.	MUFG

BNP PARIBAS	CREDIT AGRICOLE CIB	SUNTRUST ROBINSON HUMPHREY

June 15, 2016.

Prospectus Supplement

Prospectus

S-i

GLOSSARY OF TERMS AND ABBREVIATIONS

        Unless the context indicates otherwise, throughout this prospectus supplement, the terms "Dynegy," "the Company," "we," "us," "our" and "ours" refer to Dynegy Inc. and its direct and indirect subsidiaries. As used in this prospectus supplement, the terms contained herein have the meanings set forth below.

        AER Acquisition refers to the transaction completed on December 2, 2013, pursuant to the agreement between Ameren and IPH, LLC, an indirect wholly-owned subsidiary of Dynegy ("IPH"), pursuant to which we acquired AER and its subsidiaries, Ameren Energy Generating Company ("Genco"), Ameren Energy Fuels and Services Company, New AERG, LLC (successor to Ameren Energy Resources Generating Company) and Ameren Energy Marketing Company from Ameren.

        Combined Company refers to Dynegy and its subsidiaries after completion of the Acquisition (as defined herein).

        Credit Agreement means the Credit Agreement dated as of April 23, 2013, among Dynegy, various lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

        Debt Financing refers to our borrowings under our incremental term loan facility and revolving credit facility to finance a portion of the purchase price for the Acquisition.

        Duke Midwest Acquisition refers to the acquisition, completed on April 2, 2015, of membership interests in certain Midwest assets from certain subsidiaries of Duke Energy Corporation.

        ECP refers to Energy Capital Partners III, LLC.

        ECP Acquisition refers to the acquisition, completed on April 1, 2015, of 100% of the equity interests in Equipower Resources Corp. and Brayton Point Holdings, LLC.

        ECP Stock Purchase refers to the purchase by ECP of $150.0 million of our common stock concurrently with the closing of the Acquisition as set forth in the Stock Purchase Agreement, dated as of February 24, 2016, between Dynegy and Terawatt Holdings, L.P., a Delaware limited partnership affiliated with ECP.

        ENGIE refers to ENGIE S.A.

        Financing Transactions refers to this offering, the Debt Financing and the ECP Stock Purchase.

        Genco refers to Illinois Power Generating Company.

        GSENA refers to GDF SUEZ Energy North America, Inc.

        GSENA Thermal Assets refers to the carved-out assets of GSENA that we will acquire pursuant to the Acquisition.

        Homefield Energy refers to IPM's retail business which was acquired in the AER Acquisition.

        Transactions refers collectively to (i) this offering, (ii) the Acquisition and (iii) payment of the acquisition consideration with the proceeds of the Financing Transactions and cash-on-hand.

S-ii

        Further, as used in this prospectus supplement, the abbreviations contained herein have the meanings set forth below.

AER	New Ameren Energy Resources, LLC
CAISO	The California Independent System Operator
CCGT	Combined-Cycle Gas Turbine
EEI	Electric Energy, Inc.
ERCOT	Electric Reliability Council of Texas
FERC	Federal Energy Regulatory Commission
HSR	Hart-Scott Rodino Act of 1976
IPM	Illinois Power Marketing Company (formerly known as Ameren Energy Marketing Company)
ISO	Independent System Operator
ISO-NE	Independent System Operator New England
LMP	Locational Marginal Pricing
MISO	Midcontinent Independent System Operator, Inc.
MW	Megawatts
NYISO	New York Independent System Operator
PJM	PJM Interconnection, LLC
PRIDE	Producing Results through Innovation by Dynegy Employees
PUCT	Public Utility Commission of Texas
RTO	Regional Transmission Organization
SEC	U.S. Securities and Exchange Commission
SO2	Sulfur Dioxide

S-iii

 ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a shelf registration process.

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to Dynegy, the GSENA Thermal Assets and the Combined Company, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

        Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, the Units and other information you should know before investing. You should read both this prospectus supplement and the accompanying prospectus, as well as additional information incorporated herein and therein, as set forth under "Incorporation by Reference," before investing in the Units.

        Neither we nor the underwriters have authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our and the GSENA Thermal Assets' business, financial condition, results of operations and prospects may have changed since those dates.

        Unless we specifically state otherwise, the information in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, assumes the underwriters for this offering of Units do not exercise their over-allotment option to purchase additional Units. In addition, unless we specifically state otherwise, the information in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, does not give effect to the Transactions.

S-iv

 NON-GAAP FINANCIAL MEASURES

        In analyzing and planning for our business, we supplement our use of the Generally Accepted Accounting Principles of the United States of America ("GAAP") financial measures with non-GAAP financial measures, including earnings before interest, taxes, depreciation and amortization ("EBITDA") and Adjusted EBITDA. These non-GAAP financial measures reflect an additional way of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures included in the tables herein, may provide a more complete understanding of factors and trends affecting our business. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures and are by definition an incomplete understanding of Dynegy and must be considered in conjunction with GAAP measures.

        We believe that the historical non-GAAP measures disclosed in our filings are only useful as an additional tool to help management and investors make informed decisions about our financial and operating performance. By definition, non-GAAP measures do not give a full understanding of Dynegy; therefore, to be truly valuable, they must be used in conjunction with the comparable GAAP measures. In addition, non-GAAP financial measures are not standardized; therefore, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. We strongly encourage investors to review our consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

        We define EBITDA as earnings (loss) before interest expense, income tax expense (benefit), and depreciation and amortization expense. We define Adjusted EBITDA as EBITDA adjusted to exclude (i) gains or losses on the sale of certain assets, (ii) the impacts of mark-to-market changes on derivatives related to our generation portfolio, as well as interest rate swaps and warrants, (iii) the impact of impairment charges and certain other costs such as those associated with acquisitions, and (iv) other material items. Beginning in 2016, Adjusted EBITDA also excludes non-cash compensation expense. Non-cash compensation expense of $19, $21, $28 and $6 million was not excluded during the years ended December 31, 2013, 2014 and 2015 and the three months ended March 31, 2015, respectively.

        For more information, see "Prospectus Supplement Summary—Summary Historical Consolidated Financial Information of Dynegy," and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations" and our audited consolidated financial statements, including the notes thereto, which are incorporated by reference into this prospectus supplement.

 INDUSTRY AND MARKET DATA

        We have obtained industry and market share data from third party studies and industry publications. These studies and publications generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy or completeness of such information. In addition, in many cases, we have made statements in this prospectus supplement and in the documents incorporated by reference into this prospectus supplement regarding our industry and our position in the industry based upon estimates made from our experience in the industry and our own investigation of market conditions. We believe these estimates to be accurate as of the date of this prospectus supplement or the date of the document incorporated by reference, as applicable. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that the industry and market data included in this prospectus supplement and in the documents incorporated by reference into this prospectus supplement, and estimates and beliefs based on that data, may not be reliable.

S-v

 SUMMARY

        This summary does not contain all the information that you should consider before investing in the Units. You should read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, before making an investment decision.

Our Company

        Our primary business is the production and sale of electric energy, capacity and ancillary services from our fleet of 34 power plants in eight states totaling approximately 26,000 MW of generating capacity. We operate a portfolio of generation assets that is diversified in terms of dispatch profile, fuel type and geography. Our Coal and IPH segments are fleets of baseload coal facilities, located in the Midwest and Massachusetts. Our Gas segment operates both intermediate and peaking natural gas plants, located in the Midwest, Northeast and California. The inherent cycling and dispatch characteristics of our combined cycle units allow us to take advantage of the volatility in market pricing in the day-ahead and hourly markets. This flexibility allows us to optimize our assets and provide incremental value to the system by making available dispatchable, fast response energy and ancillary services to key load zones. While our peaking facilities are generally dispatched to serve load only during the highest periods of power demand, such as hot summer and cold winter days, all peaking facilities in PJM, ISO-NE, CAISO, and MISO generate capacity revenues through structured markets or bilateral tolling agreements, as local utilities and ISOs seek to ensure sufficient generation capacity is available to meet future market demands.

        We sell electric energy, capacity and ancillary services primarily on a wholesale basis from our power generation facilities. We also serve residential, municipal, commercial and industrial customers primarily in MISO and PJM through our Homefield Energy and Dynegy Energy Services retail businesses, through which we provide retail electricity to approximately 1,034,000 residential customers and approximately 38,000 commercial, industrial and municipal customers in Illinois, Ohio and Pennsylvania. Wholesale electricity customers will primarily contract for rights to capacity from generating units for reliability reasons and to meet regulatory requirements. Ancillary services support operation of the transmission grid, follow real-time changes in load and provide emergency reserves for major changes to the balance of generation and load. Retail electricity customers purchase energy and these related services in the deregulated retail energy market. We sell these products individually or in combination to our customers for various lengths of time from hourly to multi-year transactions.

        We do business with a wide range of customers, including RTOs and ISOs, integrated utilities, municipalities, electric cooperatives, transmission and distribution utilities, power marketers, financial participants such as banks and hedge funds and residential, commercial and industrial end-users. Some of our customers, such as municipalities or integrated utilities, purchase our products for resale in order to serve their retail, commercial and industrial customers. Other customers, such as some power marketers, may buy from us to serve their own wholesale or retail customers or as a hedge against power sales they have made.

        IPH and its direct and indirect subsidiaries are organized into ring-fenced groups in order to maintain corporate separateness from Dynegy and our other legal entities. Certain of the entities in the IPH segment, including Genco, have an independent director whose consent is required for certain corporate actions, including transactions with affiliates. Further, entities within the IPH segment present themselves to the public as separate entities. They maintain separate books, records and bank accounts and separately appoint officers. Furthermore, they pay liabilities from their own funds, conduct business in their own names and have restrictions on pledging their assets for the benefit of certain other persons.

Acquisition of GSENA Thermal Assets

        On February 24, 2016, Atlas Power Finance, LLC, a newly formed Delaware limited liability company (the "Purchaser"), which is a wholly owned subsidiary of Atlas Power, LLC (the "Atlas JV"), 65% indirectly owned by Dynegy and 35% owned by an affiliated investment fund of ECP, entered into an acquisition agreement (the "Acquisition Agreement") with GSENA and International Power, S.A. (the "Seller"), an indirect subsidiary of ENGIE, pursuant to which the Purchaser will, subject to the terms and conditions in the Acquisition Agreement, purchase GSENA from the Seller for a purchase price of $3.3 billion, subject to certain adjustments (the "Acquisition"). Pursuant to the Acquisition Agreement, prior to the consummation of the Acquisition, ENGIE will cause GSENA to transfer certain assets to other subsidiaries of ENGIE so that, at the closing of the Acquisition, GSENA's assets will consist solely of the GSENA Thermal Assets. In addition, we entered into an interim sponsors agreement (the "Interim Sponsors Agreement") with the Atlas JV and ECP, pursuant to which the parties agreed, among other things, upon certain terms and conditions that would govern certain aspects of their relationship with respect to the Acquisition, and provided Dynegy a call right to purchase ECP's interests in the Atlas JV at any time for 2.25 times ECP's net investment in the joint venture.

        On June 14, 2016, we entered into an amended and restated interim sponsors agreement (the "A&R Interim Sponsors Agreement"), with the Atlas JV, ECP and Terawatt Holdings, LP, an affiliate of ECP, which amends and restates the Interim Sponsors Agreement in its entirety. Among other things, the A&R Interim Sponsors Agreement provides that if this offering and the Debt Financing are consummated on or prior to July 1, 2016, ECP shall transfer all of the ownership interests they hold in the Atlas JV to a wholly owned subsidiary of Dynegy. Consequently, upon closing of the Acquisition, we will own 100% of the GSENA Thermal Assets. In addition, if this offering and the Debt Financing are consummated on or prior to July 1, 2016, and the Acquisition subsequently closes (or the Acquisition Agreement is terminated under certain circumstances), Dynegy shall pay ECP an aggregate amount in cash equal to (1) $375.0 million on the later of December 31, 2016 or the date that is three months after the closing of the Acquisition (or the termination of the Acquisition Agreement under certain circumstances) (such date, the "First Payment Date"), (2) $400.0 million if payment is made after the First Payment Date but on or prior to the date that is three months after the First Payment Date (the "Second Payment Date"), (3) $425.0 million if payment is made after the Second Payment Date but on or prior to the date that is six months after the First Payment Date (the "Third Payment Date"), (4) $450.0 million if payment is made after the Third Payment Date but on or before the date that is nine months after the First Payment Date (the "Fourth Payment Date") and (5) if payment is not made in full on or prior to the Fourth Payment Date, $468.5 million on or prior to the date that is twelve months from the First Payment Date (the "Final Payment Date" and each of the First Payment Date, Second Payment Date, Third Payment Date, Fourth Payment Date and Final Payment Date being a "Payment Date"). We may make partial payments of the purchase price for ECP's interests. If we make a partial payment at any time, we will pay a proportionate amount of the increase in price between the Payment Dates based on the unpaid amounts. The purchase price for ECP's interests is intended to approximate the amount that Dynegy would owe ECP upon exercise of Dynegy's call right under the Amended and Restated Limited Liability Company Agreement of the Atlas JV, which will be entered into by a wholly owned subsidiary of Dynegy and ECP if this offering and the Debt Financing are not consummated on or prior to July 1, 2016. In addition, if this offering and the Debt Financing are consummated on or prior to July 1, 2016, Dynegy, Atlas JV, Purchaser, ECP and its affiliated investment funds, Seller and GSENA have agreed to amend and restate the Acquisition Agreement and certain related agreements, to reflect this offering, the Debt Financing and the transactions contemplated by the A&R Interim Sponsors Agreement. If this offering and the Debt Financing are not consummated on or prior to July 1, 2016, the Acquisition Agreement and the joint venture transactions contemplated by the Interim Sponsors Agreement will remain in effect.

        We intend to finance the payments to ECP through free cash flow generation, asset sale proceeds, non-recourse project level financing, capacity revenue monetization or capital markets financing. The total cost resulting from the purchase of ECP's interests will be approximately $400 per Kw prior to accounting for synergies. After acquiring ECP's interests, we expect approximately $40.0 million of annual cash interest savings, which should in turn lower financing costs, and at least $90.0 million of synergies.

        We expect the structure described herein will result in a meaningful increase in free cash flow accretion to us compared to the joint venture structure with ECP. If we pursued the Acquisition through the joint venture structure, we would have been entitled to only 65% of the cash available for distribution from the Atlas JV after debt service and other requirements.

        We currently expect the closing of the Acquisition to occur during the fourth quarter of 2016. Pursuant to the Acquisition Agreement, the deadline for the closing of the Acquisition is February 24, 2017. Closing of the Acquisition is subject to certain conditions, including the receipt of regulatory approvals.

        We intend to use the net proceeds from this offering, together with the Debt Financing, the ECP Stock Purchase and cash-on-hand to finance the Acquisition and to pay related fees and expenses. We intend to commence the syndication of an incremental $2.0 billion term loan B facility and plan to increase our available capacity under our current revolving credit facility by up to $75.0 million. The sources and uses of funds in connection with the Acquisition are as follows:

Source of Funds		Use of Funds
(dollars in millions)
Debt Financing:
Revolving credit facility	$450.0	Acquisition consideration	$3,300.0
Incremental term loan facility	2,000.0	Adjustment(1)	(79.6)
ECP Stock Purchase	150.0	Fees and expenses	119.6

Units offered hereby	400.0
Cash-on-hand	340.0

Total sources of funds	$3,340.0	Total uses of funds	$3,340.0

(1)
Pursuant to the Acquisition Agreement, the acquisition consideration will be adjusted based on a schedule of the parties' estimates of GSENA's cumulative cash flow (as calculated) from and including the month in which the Acquisition is consummated (with the cash flow for such month prorated based on the number of days remaining in such month) to December 31, 2016. If the Acquisition is consummated after December 31, 2016, the adjustment will be $0. The chart below sets forth the parties' estimates of GSENA's monthly cash flow for the months indicated. For the purposes of the sources and uses above, we have assumed the Acquisition will close on October 1, 2016, which would entitle us to a reduction of the acquisition consideration of $79.6 million (which comprises the aggregate amount of the remaining monthly cash flows shown in the table below). Any change in the adjustment from our assumption will result in a corresponding increase or decrease, which we intend to finance through cash-on-hand, debt or equity financing or capacity revenue monetization.

Month During Which Closing Occurs	Cash Flow Amount (in millions)
July 2016	$51.0
August 2016	70.5
September 2016	11.1
October 2016	(11.5)
November 2016	(45.3)
December 2016	(22.8)

        For a period of 24 months following the consummation of the Acquisition, the Seller will, and will cause its affiliates, as applicable, to maintain in effect without amendment all of letters of credit, guarantees and other contractual credit support obligations entered into by or on behalf of Seller or any of its affiliates in connection with GSENA (collectively, the "Seller Credit Support") in accordance with the terms thereof as in effect as of the closing of the Acquisition. In consideration of Seller's maintenance of the Seller Credit Support, for so long as there is any such Seller Credit Support outstanding, we will pay to the Seller a credit support fee, as described in the Acquisition Agreement.

GSENA Thermal Assets

        The GSENA Thermal Assets portfolio consists of the following:

Facility	Net Capacity (MW)(1)	Full Load Heat Rate (Btu/kWH)	Primary Fuel Type	Technology	Location	Region	Commercial Operations Date
Coleto Creek	635	9,900	Coal	ST	Fannin, TX	ERCOT	1980
Ennis	370	6,952	Gas	CCGT	Ennis, TX	ERCOT	2002
Hays	1,107	7,135	Gas	CCGT	San Marcos, TX	ERCOT	2002
Midlothian	1,712	7,122	Gas	CCGT	Midlothian, TX	ERCOT	2000
Wharton County	85	11,775	Gas	CT	Wharton, TX	ERCOT	1984
Wise	787	7,170	Gas	CCGT	Poolville, TX	ERCOT	2004
Armstrong	753	10,274	Gas & Oil	CT	Shelocta, PA	PJM	2002
Calumet	380	9,333	Gas	CT	Cook, IL	PJM	2002
Hopewell	411	8,100	Gas & Oil	CCGT	Hopewell, VA	PJM	1990
NEPCO	52	13,800	Waste Coal	ST	McAdoo, PA	PJM	1989
Pleasants	388	10,130	Gas & Oil	CT	Saint Mary's, WV	PJM	2002
Sayreville(2)	170	8,122	Gas	CCGT	Sayreville, NJ	PJM	1991
Troy	770	10,036	Gas & Oil	CT	Luckey, OH	PJM	2002
Bellingham	566	7,408	Gas	CCGT	Bellingham, MA	ISO-NE	2002
Bellingham—NEA(2)	157	8,219	Gas & Oil	CCGT	Bellingham, MA	ISO-NE	1991
Blackstone	544	7,350	Gas	CCGT	Blackstone, MA	ISO-NE	2001
Milford	171	8,291	Gas	CCGT	Milford, MA	ISO-NE	1993

Total Fleet Capacity	9,058

(1)
Unit capabilities are based on winter capacity ratings and are reflected at our net ownership interest.
(2)
GSENA owns 50% interests in the Sayreville and Bellingham—NEA facilities, which are operated by third parties.

Combined Company Power Generation Portfolio

        The following table illustrates the Combined Company operating generation facilities:

Facility	Total Net Generating Capacity (MW)(1)	Primary Fuel Type	Dispatch Type	Location	Region
Dynegy
Baldwin(2)	1,815	Coal	Baseload	Baldwin, IL	MISO
Havana	434	Coal	Baseload	Havana, IL	MISO
Hennepin(3)	294	Coal	Baseload	Hennepin, IL	MISO
Conesville(4)(5)	312	Coal	Baseload	Conesville, OH	PJM
Killen(4)(5)	204	Coal	Baseload	Manchester, OH	PJM
Kincaid	1,108	Coal	Baseload	Kincaid, IL	PJM
Miami Fort(4)	653	Coal	Baseload	North Bend, OH	PJM
Miami Fort (CT)	75	Oil	Peaking	North Bend, OH	PJM
Stuart(4)(5)	904	Coal	Baseload	Aberdeen, OH	PJM
Zimmer(4)	628	Coal	Baseload	Moscow, OH	PJM
Brayton Point(6)	1,528	Coal	Baseload	Somerset, MA	ISO-NE

Total Coal Segment	7,955
Coffeen	915	Coal	Baseload	Coffeen, IL	MISO
Joppa/EEI	802	Coal	Baseload	Joppa, IL	MISO
Joppa CT Units 1 - 3	165	Coal	Peaking	Joppa, IL	MISO
Joppa CT Units 4 - 5	56	Coal	Peaking	Joppa, IL	MISO
Newton(2)	1,230	Coal	Baseload	Newton, IL	MISO
Duck Creek	425	Coal	Baseload	Canton, IL	MISO
E.D. Edwards	585	Coal	Baseload	Bartonville, IL	MISO

Total IPH Segment(7)	4,178
Moss Landing Units 1 - 2	1,020	Gas	Intermediate	Moss Landing, CA	CAISO
Units 6 - 7	1,509	Gas	Peaking	Moss Landing, CA	CAISO
Oakland	165	Oil	Peaking	Oakland, CA	CAISO
Dicks Creek	143	Gas	Peaking	Monroe, OH	PJM
Elwood(4)	788	Gas	Peaking	Elwood, IL	PJM
Fayette	696	Gas	Intermediate	Masontown, PA	PJM
Hanging Rock	1,439	Gas	Intermediate	Ironton, OH	PJM
Kendall	1,236	Gas	Intermediate	Minooka, IL	PJM
Lee	757	Gas	Intermediate	Dixon, IL	PJM
Liberty	598	Gas	Intermediate	Eddystone, PA	PJM
Ontelaunee	567	Gas	Intermediate	Reading, PA	PJM
Richland	418	Gas	Peaking	Defiance, OH	PJM
Stryker	17	Oil	Peaking	Stryker, OH	PJM
Washington	678	Gas	Intermediate	Beverly, OH	PJM
Casco Bay	538	Gas	Intermediate	Veazie, ME	ISO-NE
Dighton	185	Gas	Intermediate	Dighton, MA	ISO-NE
Lake Road	857	Gas	Intermediate	Dayville, CT	ISO-NE

Facility	Total Net Generating Capacity (MW)(1)	Primary Fuel Type	Dispatch Type	Location	Region
Masspower	280	Gas	Intermediate	Indian Orchard, MA	ISO-NE
Milford	569	Gas	Intermediate	Milford, CT	ISO-NE
Independence	1,126	Gas	Intermediate	Oswego, NY	NYISO

Total Gas Segment	13,586

Total Fleet	25,719

GSENA Thermal Assets
Coleto Creek	635	Coal		Fannin, TX	ERCOT
NEPCO	52	Waste Coal		McAdoo, PA	PJM

Total Coal	687
Ennis	370	Gas		Ennis, TX	ERCOT
Hays	1,107	Gas		San Marcos, TX	ERCOT
Midlothian	1,712	Gas		Midlothian, TX	ERCOT
Wharton County	85	Gas		Wharton, TX	ERCOT
Wise	787	Gas		Poolville, TX	ERCOT
Armstrong	753	Gas & Oil		Shelocta, PA	PJM
Calumet	380	Gas		Cook, IL	PJM
Hopewell	411	Gas & Oil		Hopewell, VA	PJM
Pleasants	388	Gas & Oil		Saint Mary's, WV	PJM
Sayreville(4)(5)	170	Gas		Sayreville, NJ	PJM
Troy	770	Gas & Oil		Luckey, OH	PJM
Bellingham	566	Gas		Bellingham, MA	ISO-NE
Bellingham—NEA(4)(5)	157	Gas & Oil		Bellingham, MA	ISO-NE
Blackstone	544	Gas		Blackstone, MA	ISO-NE
Milford	171	Gas		Milford, MA	ISO-NE

Total Gas	8,371

Total Fleet	9,058

Combined Total Fleet	34,777

(1)
Unit capabilities are based on winter capacity and are reflected at our net ownership interest. We have not included units that have been retired or out of operation.
(2)
Baldwin Units 1 and 3 and Newton Unit 2 scheduled to be shutdown over the next year.
(3)
We have transmission rights up to 260 MW into PJM effective June 1, 2017.
(4)
Co-owned with other generation companies.
(5)
Facilities not operated by Dynegy.
(6)
Scheduled to be retired from service in June 2017.
(7)
We have transmission rights into PJM for certain of our IPH plants and, therefore, also offer power and capacity into PJM.

Strategic Rationale for Acquisition

        We believe that the Acquisition will create significant value for stockholders and offer numerous strategic benefits, including:

  •
  expanding our portfolio to include modern, efficient natural gas plants from one of the youngest North American independent power producer portfolios and further leverage our low-cost platform;

  •
  increasing the diversity of our portfolio through the introduction of facilities in ERCOT;

  •
  taking advantage of the GSENA Thermal Assets' capacity payments, which we estimate will account for approximately 40% of our gross margin by 2018;

  •
  further increasing the proportion of our free cash flow attributable to gas assets; and

  •
  enabling us to support the evolution of each of the ISO's renewables strategy by providing responsive, dispatchable generation to manage the volatility associated with ever increasing renewables penetration.

        We believe that these strategic benefits significantly enhance our competitive profile as a leading U.S. independent power producer and should drive increased profitability while simultaneously reducing our risk profile. We believe the diversity of our portfolio should reduce our operating risk profile and reliance on any single market because it provides a balanced portfolio that is a valuable mix throughout different market cycles, weather patterns and commodity environments. The breadth of our fleet will also mitigate asset concentration risk by reducing the reliance on any single asset for our overall financial performance. Furthermore, we believe our scale and employment of best practices improve our business development opportunities through well-established industry relationships, and a deep understanding of regional power market dynamics.

The GSENA Thermal Assets' Markets

        The GSENA Thermal Assets operate in markets similar to those in which Dynegy operates, with the exception of ERCOT. The GSENA Thermal Assets are located in the PJM, ISO-NE and ERCOT power markets. The main competitors for the GSENA Thermal Assets include other non-utility generators, regulated utilities, unregulated subsidiaries of regulated utilities, other energy service companies and financial institutions in the regions in which they operate. Capacity prices in PJM and ISO-NE are set through ISO-administered auctions more than three years in advance. Recent favorable industry trends in these markets, including the retirement of older generation and environmentally disadvantaged coal plants, tightening reserve margins and limitations on imports and demand response resources, are leading to positive and persistent supply and demand dynamics.

ERCOT

        The ERCOT market is a single state market that serves about 90% of the load in the State of Texas. As a single state, single interconnect ISO, the wholesale market in ERCOT is not regulated by the FERC. Instead, the PUCT exercises regulatory jurisdiction over the wholesale and retail power markets as well as the rates and services of any electric utility conducting business within Texas. ERCOT dispatches power plants to meet system energy and reliability needs and settles physical power deliveries using LMP systems. Energy prices vary within ERCOT due to transmission constraints and wind conditions. ERCOT does not operate a forward capacity market, but instead uses energy prices to signal the need for additional resources. ERCOT uses the Operating Reserve Demand Curve ("ORDC") which produces a price "adder" to the clearing price of energy that increases as system reserves tighten. As a result, the ORDC is based on the loss of load probability (LOLP) and reflects the value of lost load ("VOLL").

        Traditional baseloaded generation assets in ERCOT are challenged in a low commodity and low energy price environment without any source of capacity revenues. ERCOT as well as other participants and analysts have admitted that many coal and nuclear assets may not be able to recover their fixed costs or make necessary environmental upgrades without significantly higher natural gas prices. Asset retirements of baseload generators are likely in the absence of significant market reform, and such retirements would benefit any remaining generation assets as reserve margins tighten faster than currently predicted. These asset retirements also increase the likelihood of ORDC scarcity events as well as the risk premium associated with the energy market. Further, growing reliance on wind and solar generation, which is not dispatchable, creates energy market volatility, which is beneficial for conventional, dispatchable generators.

        In October 2015, ERCOT Public published a report outlining the results of a study that was conducted to understand the potential impacts of environmental regulations in ERCOT, and in particular the Regional Haze Federal Implementation Plan ("FIP"). This plan, which took effect in February 2016 and is currently being appealed, sets SO2 emission limits for specific coal-fired units in the ERCOT region and require owners of affected coal units to retrofit plants with new scrubbers or upgrade existing scrubbers, generally, within three to five years (i.e., by February 2019 or February 2021). The study concluded that under this regulation, 3,000 MW of generation in ERCOT would be required to retrofit with new scrubbers and 5,500 MW would be required to upgrade existing scrubbers in order to comply with FIP.

        An independent market monitor continually monitors the ERCOT market to ensure a robust, competitive market and to identify any improper behavior by any entity. In the December 2015 Capacity, Demand, and Reserves report, ERCOT forecast summer reserve margins of 16.5 percent, 20.7 percent, 25.7 percent, and 22.9 percent for 2016, 2017, 2018 and 2019, respectively.

Corporate Information

        Our principal executive offices are located at 601 Travis, Suite 1400, Houston, Texas 77002. Our telephone number is (713) 507-6400 and we have a website accessible at www.dynegy.com. The information posted on our website is not incorporated into this prospectus supplement and is not part of this prospectus supplement.

 THE OFFERING

        The following summary of the offering contains basic information about the offering and the Units and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Units, please refer to the section of this prospectus entitled "Description of the Units."

The Units
Issuer	Dynegy Inc.
Number of Units offered	4,000,000 Units
Option to purchase additional Units	Up to 600,000 additional Units, solely to cover over-allotments.
Stated amount and initial offering price of each Unit	$100.00 for each Unit
Components of each Unit	Each Unit is comprised of two parts:
• a prepaid stock purchase contract (a "purchase contract"); and
• a senior amortizing note issued by us (an "amortizing note").

Unless settled earlier at the holder's option or our election or earlier redeemed by us in connection with an acquisition termination redemption, each purchase contract will automatically settle on July 1, 2019 (the "mandatory settlement date") (subject to postponement in certain limited circumstances), and we will deliver not more than 6.1996 shares and not less than 5.0201 shares of our common stock per purchase contract, each subject to adjustment, based upon the applicable fixed settlement rates, the reference price, the threshold appreciation price and the daily VWAP of our common stock, all as described below under "Description of the Purchase Contracts—Delivery of Common Stock."

Each amortizing note will have an initial principal amount of $18.94911, will bear interest at the rate of 7.00% per annum and will have a final installment payment date of July 1, 2019. On each January 1, April 1, July 1 and October 1, commencing on October 1, 2016, we will pay equal quarterly cash installments of $1.7500 per amortizing note (except for the October 1, 2016 installment payment, which will be $1.94444 per amortizing note), which cash payment in the aggregate per year will be equivalent to a 7.00% cash payment per year with respect to each $100.00 stated amount of Units. Each installment will constitute a payment of interest and a partial repayment of principal, allocated as set forth on the amortization schedule set forth under "Description of the Amortizing Notes—Amortization Schedule."

The return to an investor on a Unit will depend upon the return provided by each component. The overall return will consist of the value of the shares of our common stock delivered upon settlement of the purchase contracts and the cash installments paid on the amortizing notes.

Each Unit may be separated into its components

Each Unit may be separated by a holder into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third business day immediately preceding the mandatory settlement date or any "early mandatory settlement date" (as defined below) or "acquisition redemption settlement date" (as defined below). Prior to separation, the purchase contracts and amortizing notes may only be purchased and transferred together as Units. See "Description of the Units—Separating and Recreating Units."

A Unit may be recreated from its components

If you hold a separate purchase contract and a separate amortizing note, you may combine the two components to recreate a Unit on any business day before the third business day immediately preceding the mandatory settlement date, any early mandatory settlement date or acquisition redemption settlement date. See "Description of the Units—Separating and Recreating Units."

Listing

We intend to apply for a listing of the Units on the NYSE under the symbol "DYNC." However, we can give no assurance that the Units will be so listed. If approved for listing, we expect that the Units will begin trading on the NYSE within 30 calendar days after the Units are first issued. Initially we will not apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but we may apply to list such separate purchase contracts and separate amortizing notes in the future as described under "Description of the Units—Listing of Securities." Prior to this offering, there has been no public market for the Units.

Our common stock is listed on the NYSE under the symbol "DYN."
Use of proceeds

We estimate that the net proceeds of this offering will be approximately $385.5 million (or approximately $443.7 million if the underwriters exercise their over-allotment option to purchase additional Units in full), after deducting the underwriters' commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering, together with the Debt Financing, the proceeds of ECP's purchase of $150 million of our common stock to occur concurrently with the closing of the Acquisition and cash-on-hand to finance the Acquisition and to pay related fees and expenses. See "Use of Proceeds."

U.S. federal income tax considerations

Although there is no authority directly on point and therefore the issue is not free from doubt, we will take the position that each Unit will be treated as an investment unit composed of two separate instruments for U.S. federal income tax purposes, including amortizing notes which will be treated as indebtedness for U.S. federal income tax purposes. Under this treatment, a holder of Units will be treated as if it held each component of the Units for U.S. federal income tax purposes. By acquiring a Unit, you will agree to treat (i) a Unit as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes component as indebtedness for U.S. federal income tax purposes. If, however, the components of a Unit were treated as a single instrument, the U.S. federal income tax consequences could differ from the consequences described herein.

Prospective investors should consult their tax advisors regarding the tax treatment of an investment in Units, whether a purchase of a Unit is advisable in light of the investor's particular tax situation and the tax treatment described under "Material U.S. Federal Income Tax Considerations."

Dividend policy

We have no plans to pay cash dividends on our common stock in the foreseeable future, and our existing credit facility restricts, and agreements we may enter into the future may restrict, our ability to pay dividends.

Risk factors

An investment in the Units involves certain risks. You should carefully consider the risks described under "Risk Factors" beginning on page S-27 of this prospectus supplement, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.

The Purchase Contracts
Mandatory settlement

Unless previously settled early at your or our election or redeemed by us in connection with an acquisition termination redemption, for each purchase contract we will deliver to you on the third business day immediately following the last trading day of the observation period a number of shares of our common stock determined as described herein (a "mandatory settlement"). The "observation period" will be the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding July 1, 2019 (the "mandatory settlement date"). The number of shares of our common stock issuable upon mandatory settlement of each purchase contract (the "settlement amount") will be equal to the sum of the "daily settlement amounts" (as defined below) for each of the 20 consecutive trading days during the relevant observation period.

Daily settlement amount	The daily settlement amount for each purchase contract and for each of the 20 consecutive trading days during the observation period will consist of:

•

if the daily VWAP is equal to or greater than $19.92 per share, subject to adjustment (the "threshold appreciation price"), a number of shares of our common stock equal to (i) 5.0201 shares of common stock, subject to adjustment (the "minimum settlement rate") divided by (ii) 20;

•

if the daily VWAP is less than the threshold appreciation price but greater than $16.13 per share, subject to adjustment (the "reference price"), a number of shares of our common stock equal to (i) $100.00 divided by the daily VWAP, divided by (ii) 20; and

•

if the daily VWAP of our common stock is less than or equal to the reference price, a number of shares of our common stock equal to (i) 6.1996 shares of common stock, subject to adjustment (the "maximum settlement rate"), divided by (ii) 20.

The minimum settlement rate, maximum settlement rate, reference price and threshold appreciation price are subject to adjustment as described below under "Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates."

The initial threshold appreciation price represents an appreciation of approximately 23.5% above the initial reference price of $16.13 per share.

No fractional shares of our common stock will be issued to holders upon settlement of purchase contracts. In lieu of fractional shares, holders will be entitled to receive a cash payment calculated as described herein. Except in the limited circumstances described herein, including in the event of an acquisition termination redemption, the purchase contract holders will not receive any cash distributions under the purchase contracts.

Early settlement at your election

On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third business day immediately preceding the mandatory settlement date, you may settle any or all of your purchase contracts early, in which case we will deliver a number of shares of our common stock equal to the minimum settlement rate, which is subject to adjustment as described below under "Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates." The market value of our common stock on the early settlement date will not affect the early settlement rate.

In addition, if a "fundamental change" (as defined herein) occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our common stock based on the "fundamental change early settlement rate" as described under "Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change."

In the event you elect to settle your purchase contracts early, and not in connection with a fundamental change, you will not have the right to require us to repurchase your amortizing notes.

If a fundamental change occurs, you will have the right to require us to repurchase your amortizing notes, as described under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder".

Early settlement at our election

We may elect to settle all outstanding purchase contracts early at the "early mandatory settlement rate" upon a date fixed by us upon not less than 20 business days' notice (the "early mandatory settlement date").

The "early mandatory settlement rate" will be the maximum settlement rate.

If we elect to settle all the purchase contracts early, you will have the right to require us to repurchase your amortizing notes on the repurchase date and at the repurchase price as described under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder."

Acquisition termination redemption

If the Acquisition Agreement has been terminated on or prior to June 1, 2017, we may at our option elect to redeem all, but not less than all, of the outstanding purchase contracts (an "acquisition termination redemption"), for the applicable redemption amount, as described below under "Description of the Purchase Contracts—Acquisition Termination Redemption," by delivering notice during the five business day period immediately following the date of such termination.

If the acquisition termination stock price (as defined herein) is equal to or less than the reference price, the redemption amount will be an amount of cash as described under "Description of the Purchase Contracts—Acquisition Termination Redemption." Otherwise, the redemption amount will be a number of shares of our common stock equal to the acquisition redemption rate, calculated in the manner and subject to the provisions described under "Description of the Purchase Contracts—Acquisition Termination Redemption."

In the event of an acquisition termination redemption, you will have the right to require us to repurchase your amortizing notes, as described under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder."

Purchase Contract Agent and Trustee	Wilmington Trust, National Association
The Amortizing Notes
Initial principal amount of each amortizing note	$18.94911

Installment payments

Each installment payment of $1.7500 (or, in the case of the installment payment due on October 1, 2016, $1.94444) per amortizing note will be paid in cash and will constitute a partial repayment of principal and a payment of interest, computed at an annual rate of 7.00%. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Payments will be applied first to the interest due and payable and then to the reduction of the unpaid principal amount, allocated as set forth on the amortization schedule set forth under "Description of the Amortizing Notes—Amortization Schedule."

Installment payment dates	Each January 1, April 1, July 1 and October 1, commencing on October 1, 2016, with a final installment payment date of July 1, 2019.
Ranking of the amortizing notes	The amortizing notes will be our senior unsecured obligations. The indebtedness evidenced by the amortizing notes will:
• rank senior in right of payment to any of our existing and future subordinated indebtedness;
• rank equally in right of payment with all of our existing and future senior indebtedness that is not so subordinated;

•

be effectively subordinated in right of payment to our existing and future secured indebtedness, including indebtedness under our Credit Agreement, to the extent of the value of the assets securing such indebtedness; and

• be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

As of March 31, 2016, on a pro forma basis after giving effect to this offering (assuming no exercise of the underwriters' over-allotment option to purchase additional Units) and an aggregate of $2.450 billion of indebtedness we intend to incur in connection with the Acquisition, we would have had $10.142 billion of total consolidated indebtedness, $3.228 billion of which would have been secured indebtedness. $825 million of such unsecured indebtedness was incurred by Genco, a subsidiary of IPH, and is non-recourse to Dynegy.

Repurchase of amortizing notes at the option of the holder

If a fundamental change occurs, or if we elect to settle the purchase contracts early (as described under "Description of the Purchase Contracts—Early Settlement at Our Election") or to redeem the purchase contracts in connection with an acquisition termination redemption, then holders will have the right to require us to repurchase some or all of their amortizing notes on the repurchase date for cash at the repurchase price per note to be repurchased described under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder." Holders will not have the right to require us to repurchase any or all of their amortizing notes in connection with any early settlement of purchase contracts at the holders' election at the early settlement rate as described under "Description of the Purchase Contracts—Early Settlement."

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF DYNEGY

        The selected financial information presented below as of December 31, 2014 and 2015 and for the years ended December 31, 2013, 2014 and 2015, was derived from, and is qualified by reference to, our audited consolidated financial statements, including the notes thereto, which are incorporated by reference into this prospectus supplement. The selected financial information presented below as of March 31, 2016 and for the three months ended March 31, 2015 and 2016, was derived from, and is qualified by reference to, our unaudited consolidated financial statements, including the notes thereto, which are incorporated by reference into this prospectus supplement.

        You should read the data set forth below in conjunction with the section entitled "Selected Financial Data" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the section entitled "Part I. Financial Information" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which are incorporated by reference in this prospectus supplement.

	Year Ended December 31,			Three Months Ended March 31,
	2013(1)	2014	2015(2)	2015	2016
				(unaudited)
	(in millions)
Statement of Operations Data:
Revenues	$1,466	$2,497	$3,870	$632	$1,123
Depreciation expense	(216)	(247)	(587)	(64)	(171)
Impairments	—	—	(99)	—	—
General and administrative expense	(97)	(114)	(128)	(30)	(37)
Operating income (loss)	(318)	(19)	64	(40)	145
Interest expense and debt extinguishment costs	(108)	(223)	(546)	(136)	(142)
Income tax benefit (expense)	58	1	474	—	(16)
Income (loss) from continuing operations	(359)	(267)	47	—	—
Net income (loss)	(356)	(267)	47	(181)	(10)
Cash Flow Data:
Net cash provided by (used in) operating activities	$175	$163	$94	$(55)	$191
Net cash provided by (used in) investing activities	474	(5,262)	(1,194)	(40)	(57)
Net cash provided by (used in) financing activities	(154)	6,126	(265)	(41)	182
Capital expenditures, acquisitions and investments	136	(132)	(6,353)	(40)	(65)

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
				(unaudited)
	(in millions)
Other Financial Data:
Adjusted EBITDA(3)	$227	$347	$850	$85	$251

	As of December 31,
			As of March 31, 2016
	2014	2015
		(in millions)	(unaudited)
Balance Sheet Data:
Current assets	$2,674	$1,945	$2,281
Current liabilities	681	812	863
Property, plant and equipment, net	3,255	8,347	8,242
Total assets	11,232	11,539	11,708
Notes payable and current portion of long-term debt	31	83	108
Long-term debt (excluding current portion)	7,075	7,206	7,304
Total stockholders'/member's equity	3,023	2,919	2,907

(1)
We completed the acquisition of AER effective December 2, 2013; therefore, the results of our IPH segment are only included subsequent to December 1, 2013. See Note 3—Acquisitions to our audited consolidated financial statements incorporated by reference in this prospectus supplement for further discussion.
(2)
Our 2015 financial statements only reflect the impacts of the EquiPower and Duke Midwest Acquisitions subsequent to April 1, 2015 and April 2, 2015, respectively. See Note 3—Acquisitions to our audited consolidated financial statements incorporated by reference in this prospectus supplement for further discussion.
(3)
Adjusted EBITDA is a non-GAAP financial measure. For a discussion of how we define the measure and other relevant considerations, see "Non-GAAP Financial Measures."

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
				(unaudited)
	(in millions)
Net loss attributable to Dynegy Inc.	$(356)	$(273)	$50	$(180)	$(10)
Income from discontinued operations, net of tax	(3)	—	—	—	—
Loss attributable to noncontrolling interest	—	6	(3)	(1)	—
Income tax (benefit) expense	(58)	(1)	(474)	—	16
Other items, net(a)	(8)	39	(54)	5	(1)
Loss on extinguishment of debt	11	—	—	—	—
Interest expense	97	223	546	136	142
Earnings from unconsolidated investments	(2)	(10)	(1)	—	(2)
Bankruptcy reorganization items, net	1	(3)	—	—	—

Operating income (loss)	(318)	(19)	64	(40)	145
Depreciation expense	216	247	587	64	171
Bankruptcy reorganization items, net	(1)	3	—	—	—
Amortization expense	251	50	(6)	(4)	14
Earnings from unconsolidated investments	2	10	1	—	2
Other items, net	8	(39)	54	(5)	1

EBITDA	$158	$252	$700	$15	$333
Earnings from unconsolidated investments	—	—	—	—	(2)
Cash distributions from unconsolidated investments	—	—	—	—	5
Acquisition and integration costs	20	35	124	90	4
Bankruptcy reorganization items, net	1	(3)	—	—	—
(Income) loss attributable to noncontrolling interest	—	(6)	3	1	—
Mark-to-market adjustments	37	28	(67)	(31)	(105)
Change in fair value of common stock warrants	1	40	(54)	5	(1)
Impairments	—	—	99	—	—
(Gain) loss on sale of assets, net	—	(18)	1	—	—
Cash distributions from unconsolidated investments	—	—	12	—	—
Baldwin transformer project	—	—	7	—	—
ARO accretion expense	—	12	21	4	5
Wood River energy margin and O&M	—	—	—	—	5
Non-cash compensation expense	—	—	—	—	7
Other	10	7	4	1	—

Adjusted EBITDA	$227	$347	$850	$85	$251

  (a)
  For the year ended December 31, 2015, Other items, net primarily consists of the change in fair value of our common stock warrants, the write-off of certain power generation assets and the receipt of casualty insurance proceeds. For the years ended December 31, 2013 and 2014 and the three months ended March 31, 2016, Other items, net primarily consists of the change in fair value of our common stock warrants.

 SUMMARY HISTORICAL COMBINED FINANCIAL INFORMATION
OF THE GSENA THERMAL ASSETS

        The summary financial information presented below as of December 31, 2014 and 2015 and for the years ended December 31, 2013, 2014 and 2015, have been derived from the GSENA Thermal Assets' audited combined financial statements, which are incorporated by reference into this prospectus supplement. The summary financial information presented below as of March 31, 2016 and for the three months ended March 31, 2015 and 2016, was derived from, and is qualified by reference to, the GSENA Thermal Assets' unaudited combined financial statements, including the notes thereto, which are incorporated by reference into this prospectus supplement.

        You should read the data set forth in the table below in conjunction with the GSENA Thermal Assets' audited combined financial statements, including the notes thereto, and the GSENA Thermal Assets' unaudited combined financial statements, including the notes thereto, filed as Exhibit 99.1 and Exhibit 99.2 to our Current Report on Form 8-K filed on June 15, 2016, respectively, which are incorporated by reference in this prospectus supplement.

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
	(in thousands)
Statement of Income Data:
Revenues	$1,101,371	$1,367,061	$1,220,522	$218,619	$155,331
Fuel purchases and other costs of operations	656,733	850,524	652,281	132,358	58,925
Personnel costs	47,036	48,148	50,361	12,377	12,860
Depreciation and amortization	228,587	215,374	228,960	55,842	57,032
Other operating expenses-net	163,984	185,630	135,351	32,574	27,075
Impairments of property, plant, and equipment, goodwill, and intangible assets	30,846	18,608	576,253	—	6,468
(Income) loss on disposal of assets	6,292	7,310	10,734	1,318	2,634

Total operating costs and expenses	1,133,478	1,325,594	1,653,940	234,469	164,994
Loss (income) on mark-to-market commodity contracts	72,531	(34,902)	(4,672)	(32,867)	(7,635)
Operating (loss) income	(104,638)	76,369	(428,746)	17,017	(2,028)
Share in net income of equity method investment	22,546	68,425	46,228	10,241	10,138
Interest expense	(69,911)	(59,229)	(57,639)	(13,960)	(10,997)

Total other expense	(47,365)	9,196	(11,411)	(3,719)	(859)

(Loss) income before income taxes	(152,003)	85,565	(440,157)	13,298	(2,887)
Income tax benefit (expense)	58,836	(43,582)	(52,659)	(5,100)	1,118
Net (loss) income	$(93,167)	$41,983	$(492,816)	$8,198	$(1,769)

Cash flow hedges	3,494	223	124	(65)	—
Actuarial gain	—	—	650	—	—
Deferred income tax	(1,341)	(82)	199	24	—

Other comprehensive loss	2,153	141	973	(41)	—
Total comprehensive (loss) income	$(91,014)	$42,124	$(491,843)	$8,157	$(1,769)

Cash Flow Data:
Net cash provided by (used in) operating activities	$146,692	$313,425	$331,126	$(38,329)	$55,152
Net cash provided by (used in) investing activities	(102,666)	(198,555)	(189,683)	(51,113)	(52,723)
Net cash provided by (used in) financing activities	(44,171)	(114,972)	(141,541)	89,347	(2,365)
Capital expenditures	(102,666)	(198,567)	(189,683)	(51,113)	(52,723)

	As of December 31,
			As of March 31, 2016
	2014	2015
	(in thousands)
Balance Sheet Data:
Current assets	$389,652	$331,947	$325,035
Current liabilities	895,835	450,669	1,468,589
Property, plant and equipment, net	3,218,159	3,168,926	3,134,299
Total assets	4,384,371	3,703,938	3,657,083
Current portion of long-term debt payable to affiliates	626,070	285,847	1,328,633
Long-term debt (excluding current portion) payable to affiliates	1,076,877	1,094,815	37,539
Total parent's equity	2,097,387	1,786,022	1,782,050

 SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following summary unaudited pro forma condensed combined financial information (the "Summary Pro Forma Financial Information") sets forth selected historical consolidated financial information for Dynegy and gives effect to the Acquisition and the financing for the Acquisition as well as the previous Duke Midwest and EquiPower Acquisitions as described below. The Summary Pro Forma Financial Information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Information and related notes filed as Exhibit 99.3 to our Current Report on Form 8-K, filed June 15, 2016 (the "Financial Information 8-K"), which is incorporated by reference into this prospectus supplement. The Summary Pro Forma Financial Information is provided for informational and illustrative purposes only and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and related notes in Dynegy's Annual Report on Form 10-K for the year ended December 31, 2015 and Dynegy's unaudited interim condensed consolidated financial statements included in Dynegy's Quarterly Report on Form 10-Q for the three months ended March 31, 2016, which are incorporated by reference into this prospectus supplement. Additionally, the financial statements of the assets acquired in the Duke Midwest Acquisition (the "Duke Midwest Generation Business") and the combined financial statements of EquiPower Resources Corp. and its subsidiaries and Brayton Point Holdings, LLC and its subsidiary for the three months ended March 31, 2015, as included in Dynegy's Current Report on Form 8-K filed on May 18, 2015, should be read in conjunction with the Summary Pro Forma Financial Information.

        The pro forma adjustments, as described in the notes to the Unaudited Pro Forma Condensed Combined Financial Information filed as an exhibit to the Financial Information 8-K, which is incorporated by reference into this prospectus supplement, are based on currently available information. Management believes such adjustments are reasonable, factually supportable and directly attributable to the events and transactions described therein. The unaudited pro forma condensed combined balance sheet reflects the impact of this offering, the Acquisition, the ECP Stock Purchase and the drawing on our existing revolving credit facility and the incremental term loan B facility, in each case, discussed elsewhere in this prospectus supplement as if they had been completed on March 31, 2016. The unaudited pro forma condensed combined statements of operations give effect to the events and transactions described in the previous sentence, as well as the Duke Acquisition and the EquiPower Acquisition, as if they had been completed on January 1, 2015, and only include adjustments which have an ongoing impact. The Summary Pro Forma Financial Information does not purport to represent what our actual consolidated results of operations or financial position would have been had the events and transactions occurred on the dates assumed, nor is it necessarily indicative of our future financial condition or consolidated results of operations.

 DYNEGY INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	As of March 31, 2016
	Dynegy As Reported	Transaction Financing	GSENA Thermal Assets, As Reported	Acquisition Adjustments	Dynegy As Adjusted
	(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$821	$2,916	$—	$(3,343)	$394
Restricted cash	37	—	—	—	37
Accounts receivable, net	339	—	8	29	376
Accounts receivable from affiliates	—	—	29	(29)	—
Inventory	579	—	98	—	677
Assets from risk management activities	177	—	57	—	234
Intangible assets	81	—	—	—	81
Prepayments and other current assets	247	—	133	—	380

Total Current Assets	2,281	2,916	325	(3,343)	2,179

Property, plant, and equipment, net	8,242	—	3,134	148	11,524
Investment in unconsolidated affiliates	185	—	158	—	343
Assets from risk management activities	52	—	27	—	79
Goodwill	797	—	—	—	797
Intangible assets	44	—	13	—	57
Other long-term assets	107	—	—	—	107

Total Assets	$11,708	$2,916	$3,657	$(3,195)	$15,086

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	243	—	37	15	295
Accounts payable affiliates	—	—	15	(15)	—
Legal contingency	—	—	65	(65)	—
Accrued interest	180	—	—	—	180
Intangible liabilities	65	—	—	—	65
Accrued liabilities and other current liabilities	99	—	23	—	122
Liabilities from risk management activities	117	—	—	—	117
Asset retirement obligations	51	—	—	—	51
Debt, current portion	108	22	1,329	(1,329)	130

Total Current Liabilities	863	22	1,469	(1,394)	960
Debt, long-term portion	7,304	2,414	37	(37)	9,718
Other Liabilities
Liabilities from risk management activities	120	—	—	—	120
Asset retirement obligations	234	—	21	—	255
Deferred income taxes	44	—	348	(301)	91
Intangible liabilities	50	—	—	—	50
Other long-term liabilities	186	—	—	—	186

Total Liabilities	8,801	2,436	1,875	(1,732)	11,380

Commitments and contingencies
Total Equity	2,907	480	1,782	(1,463)	3,706

Total Liabilities and Equity	$11,708	$2,916	$3,657	$(3,195)	$15,086

 DYNEGY INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Three Months Ended March 31, 2016
	Dynegy As Reported	Transaction Financing	GSENA Thermal Assets, As Reported	Acquisition Adjustments	Dynegy As Adjusted
	($ in millions, except per share amounts)
Revenues	$1,123	$—	$155	$8	$1,286
Cost of sales, excluding depreciation expense	(545)	—	(59)	3	(601)

Gross margin	578	—	96	11	685
Operating and maintenance expense	(221)	—	(27)	(7)	(255)
Depreciation expense	(171)	—	(57)	16	(212)
Impairments	—	—	(6)	—	(6)
Mark-to-market income (loss), net	—	—	8	(8)	—
Loss on sale of assets	—	—	(3)	—	(3)
General and administrative expense	(37)	—	—	(9)	(46)
Acquisition and integration costs	(4)	—	—	4	—
Personnel costs	—	—	(13)	13	—

Operating income (loss)	145	—	(2)	20	163
Earnings from unconsolidated investments	2	—	10	—	12
Interest expense	(142)	(50)	(11)	11	(192)
Other income and expense, net	1	—	—	—	1

Income (loss) before income taxes	6	(50)	(3)	31	(16)
Income tax benefit (expense)	(16)	—	1	(2)	(17)

Net income (loss)	(10)	(50)	(2)	29	(33)
Less: Net loss attributable to noncontrolling interest	—	—	—	—	—

Net income (loss) attributable to Dynegy Inc.	(10)	(50)	(2)	29	(33)
Less: Dividends on preferred stock	5	—	—	—	5

Net income (loss) attributable to Dynegy Inc. common shareholders	$(15)	$(50)	$(2)	$29	$(38)

Basic and diluted loss per share attributable to Dynegy Inc. common stockholders	$(0.13)				$(0.26)
Basic and diluted shares outstanding	117				149

 DYNEGY INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Year Ended December 31, 2015
	Dynegy As Reported	Duke Midwest and EquiPower Acquisitions	Transaction Financing	GSENA Thermal Assets, As Reported	Acquisition Adjustments	Dynegy As Adjusted
	($ in millions, except per share amounts)
Revenues	$3,870	$981	$—	$1,221	$4	$6,076
Cost of sales, excluding depreciation expense	(2,028)	(564)	—	(652)	20	(3,224)

Gross margin	1,842	417	—	569	24	2,852
Operating and maintenance expense	(839)	(118)	—	(135)	(19)	(1,111)
Depreciation expense	(587)	(120)	—	(229)	65	(871)
Impairments	(99)	—	—	(576)	—	(675)
Mark-to-market income (loss), net	—	—	—	4	(4)	—
Gain (loss) on sale of assets	(1)	4	—	(11)	—	(8)
General and administrative expense	(128)	(9)	—	—	(51)	(188)
Acquisition and integration costs	(124)	—	—	—	86	(38)
Personnel costs	—	—	—	(50)	50	—

Operating income (loss)	64	174	—	(428)	151	(39)
Earnings from unconsolidated investments	1	2	—	46	—	49
Interest expense	(546)	(1)	(201)	(58)	58	(748)
Other income and expense, net	54	1	—	—	—	55

Income (loss) before income taxes	(427)	176	(201)	(440)	209	(683)
Income tax benefit (expense)	474	—	—	(53)	43	464

Net income (loss)	47	176	(201)	(493)	252	(219)
Less: Net loss attributable to noncontrolling interest	(3)	—	—	—	—	(3)

Net income (loss) attributable to Dynegy Inc.	50	176	(201)	(493)	252	(216)
Less: Dividends on preferred stock	22	—	—	—	—	22

Net income (loss) attributable to Dynegy Inc. common shareholders	$28	$176	$(201)	$(493)	$252	$(238)

Basic earnings per share attributable to Dynegy Inc. to common shareholders	$0.22					$(1.52)
Diluted earnings per share attributable to Dynegy Inc. to common shareholders	$0.22					$(1.52)
Basic shares outstanding	125					157
Diluted shares outstanding	126					157

RISK FACTORS

        An investment in the Units involves risk. You should carefully consider the following factors, together with the other information included or incorporated by reference in this prospectus supplement before making an investment in the Units. In addition, you should carefully consider, among other things, the matters discussed under "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in other documents that we subsequently filed or may file with the SEC, all of which are incorporated by reference into this prospectus supplement. We expect that the risks described herein and therein also will be the types of risks that we will face with respect to the operation of the Combined Company. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in this prospectus supplement will not occur. If they do, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our securities, including the Units, could decline, and you might lose all or part of your investment.

Risks Related to the Acquisition

We may be unable to obtain the regulatory approvals required to complete the Acquisition or, in order to do so, we may be required to comply with material restrictions on our conduct or satisfy other material conditions required by regulatory authorities.

        Consummation of the Acquisition is subject to conditions and governmental approvals, including approval from the FERC and the PUCT, and the expiration or termination of the waiting period applicable to the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). While the waiting period applicable to the Acquisition under the HSR Act has been terminated, we can provide no assurance that all other required regulatory approvals will be obtained. On June 8, 2016, we received a letter from the FERC requesting additional information with respect to the Acquisition. We are currently responding to the requests. The closing of the Acquisition is also subject to the condition that there be no injunction or order issued by a governmental authority that restrains, enjoins, or otherwise prohibits the consummation of the transactions contemplated by the Acquisition Agreement. There can also be no assurance as to the cost, scope, or impact of the actions that may be required to obtain the required regulatory approvals. Furthermore, these actions could have the effect of delaying or preventing completion of the Acquisition or imposing additional costs, conditions, or restrictions on our business and operations, some of which could be material and adversely affect our revenues and profitability following the consummation of the transaction. The deadline in the Acquisition Agreement for consummation of the Acquisition is February 24, 2017. The Acquisition Agreement may be terminated by either party, subject to certain conditions, if the Acquisition is not closed by that date.

        Furthermore, the FERC, the PUCT, the Department of Justice, or other governmental authorities could seek to block or challenge the Acquisition, or in the case of FERC, could condition approval upon compliance with material restrictions, as they deem necessary or desirable in the public interest at any time, including after completion of the transaction. In addition, in some circumstances, a competitor, customer, or other third party could initiate a private action under antitrust laws challenging or seeking to enjoin the Acquisition, before or after it is consummated. We may not prevail and may incur significant costs in defending or settling any action under the antitrust laws.

We may be unable to successfully integrate the GSENA Thermal Assets with our existing operations or to realize targeted cost savings, revenues and other anticipated benefits of the Acquisition.

        The success of the Acquisition will depend, in part, on our ability to realize the anticipated benefits and synergies from integrating the GSENA Thermal Assets with our existing operations. We may encounter unforeseen difficulties with the integration and cannot be sure that we will realize these anticipated benefits and synergies at the times and in the amounts expected, or at all. For example, we may be required to implement or improve the internal controls, procedures, and policies of the GSENA Thermal Assets to meet standards applicable to U.S. public companies, which may be time-consuming and more expensive than anticipated. It is also possible that the integration process could result in the loss of key employees, the disruption of business or inefficiencies or inconsistencies in standards, controls, information technology systems, procedures, and policies. In addition, we do not currently have operations in the ERCOT market. Our ability to integrate the GSENA Thermal Assets located in ERCOT into a new commercial platform will depend, in part, on successful coordination with the respective ISOs to establish telemetry. Further, to create new marketing entities is a complicated and time consuming process that is highly dependent on the ISO and its adherence to projected timelines. It is possible that the integration process could be encumbered with unanticipated costs or delays that are outside of management's control, requiring us to utilize transition services, which may have an adverse effect on our anticipated synergy targets and cash flows.

        In addition, we may be required to make unanticipated capital expenditures or investments in order to maintain, integrate or improve the GSENA Thermal Assets' operations, or take unexpected write-offs or impairment charges resulting from the Acquisition. Further, we may be subject to unanticipated or unknown liabilities relating to the GSENA Thermal Assets.

        If any of these factors occur or limit our ability to integrate the business successfully or on a timely basis, we may not realize the anticipated benefits of the Acquisition, which could have an adverse effect on our financial condition, results of operations and cash flows.

The Acquisition may not be consummated at all, on the time frame, or on the terms or in the manner contemplated, which could have a negative impact on our business.

        The Acquisition may not be consummated, or may not be consummated in the time frame, on the terms or in the manner currently anticipated, as a result of a number of factors, including, among other things, the delay or failure of one or more of the conditions to closing to be satisfied. There can be no assurance that the conditions to closing of the Acquisition will be satisfied or waived or that other events will not intervene to delay or result in the failure to close the Acquisition. Likewise, the Transactions may be completed on terms that differ, perhaps substantially, from those described in this prospectus supplement.

This offering is not contingent upon the consummation of the Acquisition. If the Acquisition is not consummated and we decide not to redeem the Units upon such occurrence, we will have broad discretion to use the net proceeds of this offering for general corporate purposes.

        This offering is not contingent upon the consummation of the Acquisition. Accordingly, your purchase of our Units in this offering may be an investment in Dynegy on a stand-alone basis without any of the assets of the GSENA Thermal Assets, or anticipated benefits of the Acquisition. We will have broad discretion to use the net proceeds of this offering if the Acquisition does not occur. General corporate purposes may include strategic investments, acquisitions and capital projects.

We will incur significant transaction and acquisition-related costs in connection with the Acquisition.

        We expect to incur significant costs associated with the Acquisition and combining the operations of our company with the GSENA Thermal Assets, including costs to achieve targeted cost-savings. The majority of the expenses resulting from the Acquisition will be composed of transaction costs, systems consolidation costs, and business integration and employment-related costs, including costs for severance, retention, and other restructuring. We may also incur transaction fees and costs related to formulating integration plans. Additional unanticipated costs may be incurred in the integration of our and the GSENA Thermal Assets. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

        In addition, if this offering and the Debt Financing are consummated on or prior to July 1, 2016, and the Acquisition subsequently closes (or the Acquisition Agreement is terminated under certain circumstances), Dynegy shall pay ECP an aggregate amount in cash equal to (1) $375.0 million on the First Payment Date, (2) $400.0 million if payment is made after the First Payment Date but on or prior to Second Payment Date, (3) $425.0 million if payment is made after the Second Payment Date but on or prior to the Third Payment Date, (4) $450.0 million if payment is made after the Third Payment Date but on or before the Fourth Payment Date and (5) if full payment is not made in full on or prior to the Fourth Payment Date, $468.5 million on or prior to the Final Payment Date. We may make partial payments of the purchase price for ECP's interests. If we make a partial payment at any time, we will pay a proportionate amount of the increase in price between the Payment Dates based on the unpaid amounts.

The announcement and pendency of the Acquisition could impact or cause disruptions in our and GSENA's operations.

        The announcement and pendency of the Acquisition could impact or cause disruptions in our and GSENA's operations, including without limitation:

  •
  our and GSENA's current and prospective customers and suppliers may experience uncertainty associated with the Acquisition, including with respect to current or future business relationships with us, GSENA or the Combined Company business and may attempt to negotiate changes in existing business; and

  •
  our and GSENA's employees may experience uncertainty about their future roles with us, which may adversely affect our and GSENA's ability to retain and hire key employees.

        Any such disruptions could have an adverse effect on our business, results of operations and financial condition.

The unaudited pro forma condensed combined financial information included and incorporated by reference into this prospectus supplement is presented for illustrative purposes only and does not represent what the financial position or results of operations of the Combined Company would have been had the Acquisition been consummated on the dates assumed for purposes of that pro forma information nor does it represent the actual financial position or results of operations of the Combined Company following the Acquisition.

        The unaudited pro forma condensed combined financial information included and incorporated by reference into this prospectus supplement is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates, is subject to numerous other uncertainties and does not reflect what the Combined Company's financial position, results of operations or cash flows would have been had the Acquisition been consummated as of the dates assumed for purposes of that pro forma financial information nor does it reflect the financial position, results of operations or cash flows of the Combined Company following the Acquisition. The pro forma adjustments are based on the preliminary information available on the date hereof. For purposes of the unaudited pro forma condensed combined financial information, the estimated Acquisition consideration has been preliminarily allocated to the assets acquired and liabilities assumed based on limited information presently available to us to estimate fair values. The Acquisition consideration will be allocated among the relative fair values of the assets acquired and liabilities assumed based on their estimated fair values as of the date of the Acquisition. The final allocation is dependent upon certain valuations and other analyses that cannot be completed prior to the Acquisition and are required to make a definitive allocation. The actual amounts recorded may differ materially from the information presented in the unaudited pro forma condensed combined financial information.

        Additionally, the unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or benefits from synergies that may be derived from any integration activities nor does it include any other items not expected to have a continuing impact on the consolidated results of operations. The unaudited pro forma condensed combined financial information has also been prepared on the assumption that the Transactions will be completed on the terms and in accordance with the assumptions set forth under "Summary Unaudited Pro Forma Condensed Combined Financial Information." It is possible that this offering or the Debt Financing will not generate the anticipated amount of net proceeds, which may require us to obtain additional financing or utilize cash on hand in order to effect the Acquisition. See "Summary Unaudited Pro Forma Condensed Combined Financial Information" in this prospectus supplement and our and the GSENA Thermal Assets' consolidated financial statements incorporated by reference in this prospectus supplement.

Risks Related to the Units, the Amortizing Notes, the Purchase Contracts and our Common Stock

If the Acquisition Agreement is terminated, we may redeem the purchase contracts for an amount of cash and/or a number of shares of common stock (depending on the price of our common stock at the time of redemption) with a value that may not adequately compensate you for any lost option value.

        If the Acquisition Agreement is terminated on or prior to June 1, 2017, we may redeem all, but not less than all, of the outstanding purchase contracts by delivering notice within the five business days immediately following the date of such termination. We will pay a redemption amount to be determined based on the common stock price at that time in cash or in shares of common stock in accordance with the terms of the purchase contracts (as described under "Description of the Purchase Contracts—Acquisition Termination Redemption"). If we elect to redeem the purchase contracts, we may be required by the holders thereof to repurchase the amortizing notes at the repurchase price set forth under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder." The redemption amount that you receive upon acquisition termination redemption may not adequately compensate you for any lost option value of the purchase contracts. If the Acquisition is not consummated, we will have broad discretion to use the net proceeds of this offering for general corporate purposes, which may include strategic investments and acquisitions.

        Upon redemption of the purchase contracts included in Units or separate purchase contracts in connection with an acquisition termination redemption, our common stock may incur immediate net tangible book value dilution on a per share basis.

The market price and trading volume of our shares of common stock may be volatile, which may make it difficult for you to resell your shares of common stock when you want or at prices you find attractive.

        The market price of our shares of common stock has fluctuated substantially and may continue to fluctuate in response to multiple factors, some of which are beyond our control, as described under "Special Note on Forward-Looking Statements" in the base prospectus to which this prospectus supplement forms a part and documents incorporated herein by reference.

        The stock markets in general have experienced extreme volatility that has at times been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock, make it difficult to predict the market price of our common stock in the future and cause the value of your investment to decline.

        The purchase contracts, pursuant to which we will deliver shares of our common stock, are components of the Units. The number of shares of common stock that you will receive upon settlement of a purchase contract, whether as a component of a Unit or a separate purchase contract, will depend upon the daily VWAPs of our common stock for each of the 20 consecutive trading days in the observation period. Because the price of our common stock fluctuates, there can be no assurance that the market value of our common stock received by you per purchase contract will be equal to or greater than the initial reference price of $16.13. You will realize a loss on any decline in the market value of our common stock below the reference price. Furthermore, because we will in no event deliver more than 6.1996 shares of our common stock (subject to adjustment) upon settlement of a purchase contract, the market value of our common stock delivered upon settlement may be less than the effective price per share paid by you for such common stock on the date of the issuance of the Units. Therefore, you assume the entire risk that the market value of our common stock may decline before the mandatory settlement date or any early settlement date or acquisition redemption date. Any decline in the market value of our common stock may be substantial.

The trading prices for the Units, the purchase contracts and the amortizing notes will be directly affected by the trading prices for our common stock, the general level of interest rates and our credit quality, each of which is impossible to predict.

        It is impossible to predict whether the prices of our common stock, prevailing interest rates or our credit quality will rise or fall. The market price of our common stock will be influenced by general stock market conditions and our operating results and business prospects and other factors described elsewhere in these "Risk Factors" and in risk factors contained in documents incorporated herein by reference. In addition, sales by us or our stockholders of substantial amounts of common stock in the market after the offering of the Units or the perception that those sales could occur can affect the price of our common stock. The market for our common stock likely will influence, and be influenced by, a market that develops for the Units, if any, or the separate purchase contracts. For example, investors' anticipation of the distribution into the market of the additional shares of common stock issuable upon settlement of the purchase contracts could depress the price of our common stock and increase the volatility with respect to our common stock, which could in turn depress the price of the Units and the separate purchase contracts. The price of our common stock also could be affected by possible sales of such common stock by investors who view the Units as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that is likely to develop involving the Units, separate purchase contracts and our common stock. The arbitrage activity could, in turn, affect the trading prices of the Units, the separate purchase contracts and our common stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of the shares of our common stock and/or dilute the value of shares of our common stock but without triggering an anti-dilution adjustment under the terms of the purchase contracts.

        We are not restricted from issuing, and stockholder approval is not required in order to issue, additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock, except any stockholder approval required by the NYSE. The terms of the Units will not contain any such restrictions. Issuances of a substantial number of shares of our common stock or other equity or equity-linked securities could depress the market price of our shares of common stock or dilute our common stock. We cannot predict the effect that future issuances of our common stock or other equity-related securities would have on the market price of the Units, the purchase contracts or our shares of common stock.

        In addition, the number of shares of common stock issuable upon settlement of the purchase contracts is subject to adjustment only for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers. The number of shares of common stock deliverable upon settlement is not subject to adjustment for other events that may adversely affect the value of our common stock, such as employee stock grants, offerings of our common stock for cash, certain exchanges of our common stock for other securities or in connection with acquisitions and other transactions. Accordingly, we may issue equity or equity-linked securities without triggering anti-dilution adjustments under the purchase contracts.

Shares of our common stock are equity securities and are subordinated to our existing and future indebtedness and structurally subordinated to all the indebtedness claims against our subsidiaries.

        Shares of our common stock are equity interests and do not constitute indebtedness. As such, shares of our common stock will rank junior in right of payment to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including claims in a bankruptcy, liquidation or similar proceeding.

        In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary's liquidation, reorganization or otherwise, and thus your ability as a holder of shares of common stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, our common stock structurally is subordinated to all existing and future liabilities and obligations of our subsidiaries.

You will receive only a portion of any appreciation in the market price of our common stock.

        The aggregate market value of our common stock delivered to you upon settlement of a purchase contract on the mandatory settlement date (unless earlier settled and subject to postponement in certain limited circumstances set forth herein) generally will exceed the $100.00 stated amount of each Unit only if the daily VWAPs per share of our common stock over the observation period generally exceed the threshold appreciation price per share. Therefore, during the period prior to the mandatory settlement date, an investment in a Unit affords less opportunity for equity appreciation than a direct investment in our common stock at the initial reference price. If, for the applicable observation period, the daily VWAP remains constant and is less than the threshold appreciation price but greater than the reference price, the purchase contracts will settle at the money, and you would not receive the benefit of any appreciation in the market value of our common stock. Furthermore, if, for the applicable observation period, the daily VWAP remains constant and is greater than or equal to the threshold appreciation price, you would receive only a portion of the appreciation in the market value of our common stock that you would have received had you purchased $100.00 worth of shares of our common stock at the initial reference price instead of a Unit. See "Description of the Purchase Contracts—Delivery of Common Stock" for a table showing the number of shares of our common stock that you would receive at various daily VWAPs based on the assumptions set forth therein.

We may not be able to generate sufficient cash flow to service all of our indebtedness, including the notes offered hereby, and be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        As of March 31, 2016, on a pro forma basis after giving effect to this offering (assuming no exercise of the underwriters' over-allotment option to purchase additional Units) and an aggregate of $2.450 billion of indebtedness we intend to incur in connection with the Acquisition, we would have had $10.142 billion of total consolidated indebtedness, $3.228 billion of which would have been secured indebtedness. $825 million of such unsecured indebtedness was incurred by Genco, a subsidiary of IPH, and is non-recourse to Dynegy. Our ability to make scheduled payments or to refinance these or future debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. In addition, we and our subsidiaries may be able to incur substantial additional indebtedness in the future.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the amortizing notes constituting a component of the Units offered hereby. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including the Units offered hereby. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations.

  •
  If we cannot make scheduled payments on our debt, we will be in default and, as a result:

  •
  our debt holders could declare all outstanding principal and interest to be due and payable and we may not be able to make payments on the amortizing notes or our other indebtedness;

  •
  the lenders under our credit facility could terminate their commitments to lend us money and foreclose against the assets securing their borrowings; and

  •
  we could be forced into bankruptcy or liquidation, which could result in you losing your investment in the Units.

Our existing and future secured creditors will have a prior claim on our assets to the extent of the value of the collateral securing their indebtedness.

        The amortizing notes will be our general senior unsecured obligations and will be effectively subordinated to all of our existing and future secured debt, to the extent of the lesser of the value of the assets securing such debt and the obligations secured thereby, including our obligations under the credit facility. As of March 31, 2016, on a pro forma basis after giving effect to this offering (assuming no exercise of the underwriters' over-allotment option to purchase additional Units) and an aggregate of $2.450 billion of indebtedness we intend to incur in connection with the Acquisition, we would have had approximately $10.142 billion of total consolidated indebtedness, $3.228 billion of which would have been secured indebtedness. $825 million of such unsecured indebtedness was incurred by Genco, a subsidiary of IPH, and is non-recourse to Dynegy. The provisions of the indenture governing the amortizing notes will not prohibit us from incurring additional secured indebtedness in the future.

        Holders of our secured indebtedness will have claims that are prior to the claims of holders of the amortizing notes to the extent of the value of the assets securing that other indebtedness. Notably, we and certain of our subsidiaries are parties to the credit facility. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the amortizing notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the amortizing notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the amortizing notes. As a result, holders of amortizing notes may receive less, ratably, than holders of secured indebtedness.

The amortizing notes will be structurally subordinated to all indebtedness of our existing or future subsidiaries.

        You will not have any claim as a creditor against any of our current or future subsidiaries. In the event of a bankruptcy, liquidation, reorganization or other winding up of any of our subsidiaries, such subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us (except to the extent we have a claim as a creditor of such subsidiary). As of March 31, 2016, on a pro forma basis after giving effect to this offering (assuming no exercise of the underwriters' over-allotment option to purchase additional Units) and an aggregate of $2.450 billion of indebtedness we intend to incur in connection with the Acquisition, our consolidated subsidiaries had approximately $10.142 billion of total indebtedness, $3.228 billion of which would have been secured indebtedness. $825 million of such unsecured indebtedness was incurred by Genco, a subsidiary of IPH, and is non-recourse to Dynegy.

We may not be able to settle your purchase contracts and deliver shares of our common stock, or make payments on the amortizing notes, in the event that we file for bankruptcy.

        Upon the recurrence of specified events of bankruptcy, insolvency or reorganization with respect to Dynegy, the mandatory settlement date for each purchase contract, whether held separately or as part of a Unit, will automatically accelerate. If we file for bankruptcy protection prior to settlement of the purchase contracts, we may be unable to deliver our common stock to you and, in such circumstances, we expect that your claim will be relegated to a claim in bankruptcy that ranks equally with the claims of our common stockholders, in which case you will only be able to recover damages to the extent holders of our common stock receive any recovery. Indeed, to the extent that the purchase contracts are "executory contracts" as defined in the Bankruptcy Code, under the Bankruptcy Code we would be prohibited from assuming the purchase contracts and delivering our common stock to you. See "Description of the Purchase Contracts—Consequences of Bankruptcy." In addition, bankruptcy law generally prohibits the payment of pre-bankruptcy debt by a company that has commenced a bankruptcy case while the case is pending. If we become a debtor in a bankruptcy case, so long as the case was pending you would likely not receive payments of principal or interest due under the amortizing note component of the Units.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the Units and purchase contracts.

        We expect that many investors in, and potential purchasers of, the Units and purchase contracts will employ, or seek to employ, an equity-linked arbitrage strategy with respect to the Units and purchase contracts. Investors would typically implement such a strategy by selling short the common stock underlying the Units and dynamically adjusting their short position while continuing to hold the Units and purchase contracts. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. The SEC and other regulatory and self-regulatory authorities have implemented rules and may adopt additional rules or take other actions (including as a result of the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010) that may impact those engaging in short selling activity involving equity securities (including our common stock). In particular, current Rule 201 of SEC Regulation SHO generally restricts the price at which a short sale may be impacted when the price of a "covered security" (including our common stock) triggers a "circuit breaker" by falling 10% or more from the security's closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, then for the remainder of the day and the following day, short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the Units to effect short sales of our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the Units and purchase contracts.

        In addition, if investors and potential purchasers seeking to employ an equity-linked arbitrage strategy are unable to borrow or enter into swaps on our common stock, in each case, on commercially reasonable terms, the trading price and liquidity of the Units and purchase contracts may be adversely affected.

You may receive shares of common stock upon settlement of the purchase contracts that are lower in value than the price of our common stock just prior to the mandatory settlement date or acquisition redemption settlement date, as the case may be.

        Because the daily settlement amounts are determined based on the daily VWAP of our common stock for each of the 20 consecutive trading days during the observation period and the applicable market value of our common stock is determined over the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding the scheduled acquisition redemption settlement date, as the case may be, the number of shares of common stock delivered for each purchase contract on the mandatory settlement date (subject to postponement in certain limited circumstances) or the acquisition redemption settlement date, as the case may be, may be greater than or less than the number that would have been delivered based on the closing price of our common stock on the last trading day of the observation period. In addition, you will bear the risk of fluctuations in the market price of the shares of common stock deliverable upon settlement of the purchase contracts between the end of such period and the date such shares are delivered.

If you elect to settle your purchase contracts prior to the mandatory settlement date, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date.

        Holders of the Units or separate purchase contracts have the option to settle their purchase contracts early during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third business day immediately preceding the mandatory settlement date. However, if you elect to settle your purchase contracts early, you will receive for each purchase contract a number of shares of common stock equal to the applicable minimum settlement rate, regardless of the current market value of our common stock, unless you elect to settle your purchase contracts early in connection with a fundamental change, in which case you will be entitled to settle your purchase contracts at the applicable fundamental change early settlement rate, which may be greater than the applicable minimum settlement rate. In either case, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date (subject to postponement in certain limited circumstances).

Upon issuance of the Units, our common stock will incur immediate dilution.

        Upon issuance of the Units, which includes a purchase contract component, our common stock will incur immediate and substantial net tangible book value dilution on a per share basis.

The secondary market for the Units, the purchase contracts and the amortizing notes may be illiquid.

        The Units will be new securities for which there is no established trading market. We intend to apply for a listing of the Units on the NYSE under the symbol "DYNC". However, we can give no assurance that the Units will be so listed. If approved for listing, we expect that the Units will begin trading on the NYSE within 30 days after the Units are first issued. Although the representatives of the underwriters have advised us that they intend to make a market in the Units, they are not obligated to do so. The representatives of the underwriters may discontinue market making at any time in their sole discretion without notice. Accordingly we cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that you will be able to sell Units at a particular time or that the prices you receive when you sell will be favorable.

        Beginning on the business day immediately succeeding the date of initial issuance of the Units, purchasers of Units will be able to separate each Unit into a purchase contract and an amortizing note. We are unable to predict how the separate purchase contracts or the separate amortizing notes will trade in the secondary market, or whether that market will be liquid or illiquid. Initially, we will not apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system, but we might apply to list such separate purchase contracts and separate amortizing notes in the future as described herein. If (i) a sufficient number of Units are separated into separate purchase contracts and separate amortizing notes and traded separately such that applicable listing requirements are met and (ii) a sufficient number of holders of such separate purchase contracts and separate amortizing notes request that we list such separate purchase contracts and separate amortizing notes, we might endeavor to list such separate purchase contracts and separate amortizing notes on an exchange of our choosing (which may or may not be the NYSE) subject to applicable listing requirements.

The purchase contract agreement will not be qualified under the Trust Indenture Act, and the obligations of the purchase contract agent are limited.

        The purchase contract agreement between us and the purchase contract agent will not be qualified as an indenture under the Trust Indenture Act of 1939, and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract agreement or the purchase contract agent. The amortizing notes constituting a part of the Units will be issued pursuant to an indenture, which has been qualified under the Trust Indenture Act. Accordingly, if you hold Units, you will have the benefit of the protections of the Trust Indenture Act only to the extent applicable to the amortizing notes. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

  •
  disqualification of the indenture trustee for "conflicting interests," as defined under the Trust Indenture Act;

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  provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

  •
  the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

The fundamental change early settlement rate or the amount of cash and/or number shares of our common stock paid or delivered, as the case may be, upon an acquisition termination redemption, may not adequately compensate you for the lost value of your purchase contracts.

        If a "fundamental change" occurs and you elect to exercise your fundamental change early settlement right, you will be entitled to settle your purchase contracts at the applicable fundamental change early settlement rate. In addition, in connection with any acquisition termination redemption, upon redemption of the purchase contracts, you will be paid an amount of cash equal to the redemption amount (or, in certain circumstances, a number of shares of our common stock or any combination of cash and shares of our common stock). Although the fundamental change early settlement rate or the redemption amount is designed to compensate you for the lost value of your purchase contracts as a result of the early settlement of the purchase contracts, this feature may not adequately compensate you for such loss. In addition, if the stock price in the fundamental change is greater than $50.00 per share (subject to adjustment), this feature of the purchase contracts will not compensate you for any additional loss suffered in connection with a fundamental change. See

"Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change" and "Description of the Purchase Contracts—Acquisition Termination Redemption."

        Our obligation to settle the purchase contracts at the fundamental change early settlement rate or to redeem the purchase contracts pursuant to an acquisition termination redemption could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The minimum settlement rate, maximum settlement rate, reference price and threshold appreciation price of the purchase contracts may not be adjusted for all dilutive events.

        The minimum settlement rate, maximum settlement rate, reference price and threshold appreciation price of the purchase contracts are subject to adjustment for certain events, including, but not limited to, certain dividends on our common stock, the issuance of certain rights, options or warrants to holders of our common stock, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain tender offers or exchange offers, as described under "Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates" in this prospectus supplement. The minimum settlement rate, maximum settlement rate, reference price and threshold appreciation price will not be adjusted for other events, such as an issuance of our common stock for cash, that may adversely affect the trading price of the purchase contracts or the Units and the market price of our common stock. There can be no assurance that an event will not occur that is adverse to the interests of the holders of the purchase contracts or the Units and their value, but that does not result in an adjustment to the minimum settlement rate, maximum settlement rate, reference price and threshold appreciation price.

We may not have the ability to raise the funds necessary to repurchase the amortizing notes following a fundamental change, the exercise of our early mandatory settlement right or in connection with an acquisition termination redemption, and our debt outstanding at that time may contain limitations on our ability to repurchase the amortizing notes.

        If a fundamental change occurs, or if we elect to exercise our early mandatory settlement right or effect an acquisition termination redemption, holders of the amortizing notes will have the right to require us to repurchase the amortizing notes on the repurchase date at the repurchase price described under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder." However, we may not have enough available cash or be able to obtain financing at the time it is required to make repurchases of amortizing notes surrendered for repurchase, particularly as the exercise of such right, or the events giving rise to our exercise of such right, may trigger a similar repurchase requirement for a portion of our other indebtedness. In addition, our ability to repurchase the amortizing notes may be limited by agreements governing our current and future indebtedness. Our failure to repurchase amortizing notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture could also lead to a default under agreements governing our other indebtedness outstanding at that time. If the repayment of the other indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the amortizing notes.

Until you have the rights of a record holder with respect to shares of our common stock deliverable under the purchase contracts, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

        Until you have the rights of a record holder with respect to shares of our common stock deliverable under the purchase contracts, you are not entitled to any rights with respect to our common stock, including voting rights and rights to receive any dividends or other distributions on our common stock, but you are subject to all changes affecting our common stock. The purchase contracts do not confer on you any rights with respect to our common stock except at the times, and subject to the conditions, described herein. For example, in the event that an amendment to our amended and restated articles of incorporation (our "articles of incorporation") or our amended and restated bylaws (our "bylaws") requiring stockholder approval is proposed and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed the owner of the shares of our common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock once you become a stockholder.

Some significant restructuring transactions may not constitute fundamental changes, in which case we would not be obligated to early settle the purchase contracts or repurchase the amortizing notes.

        Upon the occurrence of specified fundamental changes, you will have the right to require us to settle the purchase contracts or repurchase the amortizing notes. However, the definition of "fundamental change" herein is limited to specified corporate events and may not include other events that might adversely affect our financial condition or the value of the purchase contracts or amortizing notes. For example, events such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to settle the purchase contracts at the applicable fundamental change early settlement rate or to repurchase the amortizing notes. In the event of any such events, the holders of the purchase contracts and amortizing notes would not have the right to require us to settle the purchase contracts at the applicable fundamental change early settlement rate or repurchase their amortizing notes, as applicable, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the trading price of the purchase contracts or amortizing notes.

The liquidity of any trading market that develops for the Units may be adversely affected by future repurchases by us of Units through exchange offers, open market repurchases, privately negotiated transactions or otherwise.

        We may in the future repurchase the Units, through exchange offers, open market repurchases, privately negotiated transactions or otherwise. If a significant percentage of the Units were repurchased or exchanged in any such transaction, the liquidity of the trading market for the Units, if any, may be substantially reduced. Any Units repurchased or exchanged will reduce the amount of Units outstanding. As a result, the Units may trade at a discount to the price at which they would trade if the applicable transaction was not consummated due to such decreased liquidity, subject to prevailing interest rates, the market for similar securities and other factors. A smaller outstanding amount of the Units may also make the trading prices of the Units more volatile. If a portion of the Units were repurchased or exchanged in the future, there might not be an active market in the Units and the absence of an active market could adversely affect your ability to trade the Units and the prices at which the Units may be traded.

The U.S. federal income tax consequences relating to the Units are uncertain.

        No statutory, judicial or administrative authority directly addresses the characterization of the Units or instruments similar to the Units for U.S. federal income tax purposes. As a result, some aspects of the U.S. federal income tax consequences of an investment in the Units are not certain. Specifically, the amortizing notes and the purchase contracts could potentially be recharacterized as a single instrument for U.S. federal income tax purposes, in which case (i) holders could be required to recognize as income the entire amount of each payment on the amortizing notes (rather than treating a portion as a tax-free return of principal) and (ii) payments made to non-U.S. Holders (as defined below under "Material U.S. Federal Income Tax Considerations") on the amortizing notes, including payments denominated as principal, could potentially be subject to U.S. federal withholding tax. No ruling is being requested from the IRS with respect to the Units, and no assurance can be given that the IRS will agree with the conclusions expressed below under "Material U.S. Federal Income Tax Considerations." Prospective investors should consult their tax advisors regarding the tax considerations discussed thereunder and the potential alternative tax characterizations of the Units.

You may be subject to tax upon an adjustment to the settlement rate of the purchase contracts even though you do not receive a corresponding cash distribution.

        The fixed settlement rates of the purchase contracts are subject to adjustment in certain circumstances, including, without limitation, the payment of certain cash dividends and upon a fundamental change. If the fixed settlement rates are adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash. If you are a Non-U.S. Holder (as defined in "Material U.S. Federal Income Tax Considerations"), such deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty), which may be withheld from shares of common stock or sales proceeds subsequently paid or credited to you. See "Material U.S. Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Constructive Dividends."

Non-U.S. holders may be subject to U.S. federal income tax.

        We have not determined whether we are a "United States real property holding corporation" for U.S. federal income tax purposes. If we are a United States real property holding corporation, Non-U.S. Holders (as defined in "Material U.S. Federal Income Tax Considerations") of the Units, the purchase contracts or our common stock may be subject to U.S. federal income or withholding tax, or both, in respect of payments in connection with a sale, a transfer or other taxable disposition of the Units, the purchase contracts and/or our common stock if they exceed certain ownership levels. Prospective Non-U.S. Holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of acquiring, owning, settling and disposing of the Units, the purchase contracts and our common stock. See "Material U.S. Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders."

USE OF PROCEEDS

        We estimate that the net proceeds of this offering, after deducting underwriting discounts, commissions and before estimated offering expenses, will be approximately $385.5 million (or approximately $443.7 million if the underwriters exercise their over-allotment option to purchase additional Units in full), in each case based on the assumed public offering price per Unit set forth below. We intend to use the net proceeds of this offering, together with the Debt Financing, the ECP Stock Purchase and cash-on-hand to finance the Acquisition and to pay related fees and expenses. If the Acquisition is not consummated and we decide not to redeem the Units upon such occurrence, we will use all of the net proceeds from this offering for general corporate purposes, which may include strategic investments and acquisitions.

        The following table outlines the sources and uses of funds for the Transactions. The table assumes that we complete the Acquisition and the Financing Transactions simultaneously, although the Financing Transactions are expected to occur before the consummation of the Acquisition. The table also assumes that we complete the Transactions on the terms and in accordance with the assumptions set forth under "Summary—Summary Unaudited Pro Forma Condensed Combined Financial Information" and in the Financial Information 8-K, which is incorporated by reference into this prospectus supplement. All of the amounts in the following table are estimated. The actual amount of net proceeds from this offering will likely be different from the amount reflected in the following table, and other actual amounts may vary from the estimated amounts set forth below. If the Transactions are not completed or the aggregate net proceeds from the Financing Transactions are less than the amount we have assumed for purposes of the above table, we may be required to obtain additional financing in order to effect the Acquisition.

Source of Funds		Use of Funds
(dollars in millions)
Debt Financing:
Revolving credit facility	$450.0	Acquisition consideration	$3,300.0
Incremental term loan facility	2,000.0	Adjustment(1)	(79.6)
ECP Stock Purchase	150.0	Fees and expenses	119.6

Units offered hereby	400.0
Cash-on-hand	340.0

Total sources of funds	$3,340.0	Total uses of funds	$3,340.0

(1)
Pursuant to the Acquisition Agreement, the acquisition consideration will be adjusted based on a schedule of the parties' estimates of GSENA's cumulative cash flow (as calculated) from and including the month in which the Acquisition is consummated (with the cash flow for such month prorated based on the number of days remaining in such month) to December 31, 2016. If the Acquisition is consummated after December 31, 2016, the adjustment will be $0. The chart below sets forth the parties' estimates of GSENA's monthly cash flow for the months indicated. For the purposes of the sources and uses above, we have assumed the Acquisition will close on October 1, 2016, which would entitle us to a reduction of the acquisition consideration of $79.6 million (which comprises the aggregate amount of the remaining monthly cash flows shown in the table below). Any change in the adjustment from our assumption will result in a corresponding increase or decrease, which we intend to finance through cash-on-hand, debt or equity level financing or capacity revenue monetization.

Month During Which Closing Occurs	Cash Flow Amount
July 2016	$51.0
August 2016	70.5
September 2016	11.1
October 2016	(11.5)
November 2016	(45.3)
December 2016	(22.8)

        For more information, see "Summary—Summary Unaudited Pro Forma Condensed Combined Financial Information" included in this prospectus supplement and in the Unaudited Pro Forma Condensed Consolidated Financial Information filed as an exhibit to the Pro Forma Form 8-K, which is incorporated by reference into this prospectus supplement.

 CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of March 31, 2016:

  •
  on an actual basis;

  •
  on an as adjusted basis, after giving effect to this offering (but not the use of proceeds therefrom for purposes of financing a portion of the Acquisition);

  •
  on an as further adjusted basis to also give effect to the Financing Transactions and use of cash-on-hand (but not the use of proceeds therefrom for purposes of financing a portion of the Acquisition); and

  •
  on an as further adjusted basis to also give effect to the Acquisition, the payment of related fees and expenses and the application of a portion of the net proceeds of the Financing Transactions and available cash for those purposes.

        The as adjusted data in the following table assumes that the applicable transactions had been completed as of March 31, 2016, on the terms and in accordance with the assumptions set forth under "Summary—Summary Unaudited Pro Forma Condensed Combined Financial Information" included in this prospectus supplement and in the Unaudited Pro Forma Condensed Combined Financial Information filed as an exhibit to the Financial Information 8-K, which is incorporated by reference into this prospectus supplement. You should read the following information in conjunction with the sections entitled "Risk Factors" and "Summary—Summary Unaudited Pro Forma Condensed Combined Financial Information," each included in this prospectus supplement, the Unaudited Pro Forma Condensed Combined Financial Information filed as an exhibit to the Financial Information 8-K and the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Annual Report on Form 10-K for the year ended December 31, 2015, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, each incorporated by reference in this prospectus supplement, and (i) the financial statements of Duke Midwest and the EquiPower Assets and the related notes incorporated by reference into this prospectus supplement and (ii) the financial statements of the GSENA Thermal Assets and the related notes incorporated by reference into this prospectus supplement. The data presented in the following table is for illustrative purposes only, does not purport to reflect what our actual financial position would have been had this offering (and the use of proceeds contemplated hereby) actually taken place on such date and is not necessarily indicative of our financial position as of the specified date or in the future.

	As of March 31, 2016
			As Further Adjusted
	Actual	Adjusted for this Offering	Other Equity and Debt Transactions	For the Acquisition	Total, as Adjusted
	(in millions)
Cash and cash equivalents	$821	$388	$2,528	$(3,343)	$394

Long-term debt (including current portion):
Revolving Credit Facility(1)(2)	$—	$—	$450	$—	$450
Term Loan Agreement(1)	778	—	2,000	—	2,778
5.875% Senior Notes due 2023	500	—	—	—	500
7.95% Senior Notes due 2032—Genco(3)	275	—	—	—	275
7.00% Senior Notes due 2018—Genco(3)	300	—	—	—	300
6.30% Senior Notes due 2020—Genco(3)	250	—	—	—	250
6.75% Senior Notes due 2019	2,100	—	—	—	2,100
7.375% Senior Notes due 2022	1,750	—	—	—	1,750
7.625% Senior Notes due 2024	1,250	—	—	—	1,250
Amortizing notes that are components of the Units offered hereby(4)	—	60	—	—	60
Forward capacity agreement	219	—	—	—	219
Inventory Financing Agreements	134	—	—	—	134
Equipment Financing Agreements	76	—	—	—	76
Unamortized debt discounts and issuance costs(5)	(220)	(2)	(72)	—	(294)

Total long-term debt (including current portion)	$7,412	$58	$2,378	$—	$9,848
Stockholders' equity
Preferred stock, $0.01 par value, 20,000,000 shares authorized:
Series A 5.375% mandatory convertible preferred stock, $0.01 par value; 4,000,000 shares issued and outstanding, respectively	400	—	—	—	400
Common stock, $0.01 par value, 420,000,000; 128,566,819 shares issued and 117,240,697 shares outstanding at March 31,2016; 128,228,477 share issued and 116,902,355 shares outstanding at December 31, 2015	1	—	—	—	1
Additional paid-in capital(6)	3,186	330	150	—	3,666
Accumulated other comprehensive income, net of tax	18	—	—	—	18
Accumulated deficit	(696)	—	—	319	(377)

Total Dynegy stockholders' equity	$2,909	$330	$150	$319	$3,708
Noncontrolling interest	(2)	—	—	—	(2)

Total equity	2,907	330	150	319	3,706

Total capitalization	$10,319	$388	$2,528	$319	$13,554

(1)
As of March 31, 2016, Dynegy had a $2.225 billion credit agreement, as amended, that consisted of (i) an $778 million seven-year senior secured term loan B facility (the "Tranche B-2 Term Loan") and (ii) $1.425 billion in senior secured revolving credit facilities (the "Revolving Facility," and collectively with the Tranche B-2 Term Loan, the "Credit Agreement"). The Revolving Facility includes three tranches of revolving commitments consisting of: (i) a $475 million tranche which will mature on April 23, 2018, (ii) a $350 million tranche which will mature April 1, 2020, and (iii) a $600 million tranche which will mature on April 2, 2020.

(2)
At March 31, 2016, there were no amounts drawn on the Revolving Facility; however, we had outstanding letters of credit of approximately $441 million, which reduces the amount available under the Revolving Facility.

(3)
The $825.0 million of Genco senior notes are non-recourse to Dynegy.

(4)
Each Unit will include an amortizing note, as described in "Description of the Amortizing Notes." The amount reflected is based on an assumed principal amount of $15.00 per amortizing note.

(5)
Includes $80 million related to the reclassification of unamortized debt issuance costs as of December 31, 2015. See Note 2—Accounting Policies to our unaudited consolidated financial statements included in our Form 10-Q for the three months ended March 31, 2016, incorporated by reference in this prospectus supplement, for further discussion.

(6)
Additional paid-in capital as adjusted for this offering includes as additional paid-in capital the initial fair value of the purchase contracts (assumed to be $85.00 per purchase contract), net of the underwriting discounts and commissions, included in each Unit.

 PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        Our common stock is listed on the NYSE under the symbol "DYN" and has been trading since October 3, 2012. No prior established public trading market existed for our common stock prior to that date. The following table sets forth the per share high and low closing prices for our common stock as reported on the NYSE for the periods presented.

	High	Low
2016:
Second Quarter (through June 15, 2016)	$21.51	$14.16
First Quarter	14.37	7.43
2015:
Fourth Quarter	23.70	10.02
Third Quarter	30.07	19.68
Second Quarter	34.16	29.25
First Quarter	31.43	26.06
2014:
Fourth Quarter	34.76	27.13
Third Quarter	34.28	26.55
Second Quarter	36.14	24.80
First Quarter	24.94	19.57

        The closing price of our common stock on the NYSE on June 15, 2016 was $16.13 per share.

        As of June 10, 2016 we had approximately 2,496 holders of record of our common stock, based on information provided by our transfer agent.

 DIVIDEND POLICY

        We have paid no cash dividends on our common stock and have no current intention of doing so. Any future determination to pay cash dividends will be at the discretion of our Board, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our Board.

THE TRANSACTIONS

        The following is a description of some of the terms of the Transactions. For information concerning our existing indebtedness, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Activities" in our Annual Report on Form 10-K for the year ended December 31, 2015, incorporated by reference in this prospectus supplement and Note 13 to our consolidated financial statements included in such Form 10-K.

        On February 24, 2016, the Purchaser, which is a wholly owned subsidiary of the Atlas JV, 65% indirectly owned by Dynegy and 35% owned by an affiliated investment fund of ECP, entered into the Acquisition Agreement with GSENA and the Seller, an indirect subsidiary of ENGIE, pursuant to which the Purchaser will, subject to the terms and conditions in the Acquisition Agreement, purchase GSENA from the Seller for a purchase price of $3.3 billion, subject to certain adjustments. Pursuant to the Acquisition Agreement, prior to the consummation of the Acquisition, ENGIE will cause GSENA to transfer certain assets to other subsidiaries of ENGIE so that, at the closing of the Acquisition, GSENA's assets will consist solely of the GSENA Thermal Assets. In addition, we entered into the Interim Sponsors Agreement with the Atlas JV and ECP, pursuant to which the parties agreed, among other things, upon certain terms and conditions that would govern certain aspects of their relationship with respect to the Acquisition, and provided Dynegy a call right to purchase ECP's interests in the Atlas JV at any time for 2.25 times ECP's net investment in the joint venture.

        On June 14, 2016, we entered the A&R Interim Sponsors Agreement with the Atlas JV, ECP and Terawatt Holdings, LP, an affiliate of ECP, which amends and restates the Interim Sponsors Agreement in its entirety. Among other things, the A&R Interim Sponsors Agreement provides that if this offering and the Debt Financing are consummated on or prior to July 1, 2016, ECP shall transfer all of the ownership interests they hold in the Atlas JV to a wholly owned subsidiary of Dynegy. Consequently, upon closing of the Acquisition, we will own 100% of the GSENA Thermal Assets. In addition, if this offering and the Debt Financing are consummated on or prior to July 1, 2016, and the Acquisition subsequently closes (or the Acquisition Agreement is terminated under certain circumstances), Dynegy shall pay ECP an aggregate amount in cash equal to (1) $375.0 million on the First Payment Date, (2) $400.0 million if payment is made after the First Payment Date but on or prior to Second Payment Date, (3) $425.0 million if payment is made after the Second Payment Date but on or prior to the Third Payment Date, (4) $450.0 million if payment is made after the Third Payment Date but on or before the Fourth Payment Date and (5) if payment is not made in full on or prior to the Fourth Payment Date, $468.5 million on or prior to the Final Payment Date. We may make partial payments of the purchase price for ECP's interests. If we make a partial payment at any time, we will pay a proportionate amount of the increase in price between the Payment Dates based on the unpaid amounts. The purchase price for ECP's interests is intended to approximate the amount that Dynegy would owe ECP upon exercise of Dynegy's call right under the Amended and Restated Limited Liability Company Agreement of the Atlas JV, which will be entered into by a wholly owned subsidiary of Dynegy and ECP if this offering and the Debt Financing are not consummated on or prior to July 1, 2016. In addition, if this offering and the Debt Financing are consummated on or prior to July 1, 2016, Dynegy, Purchaser, Atlas JV, ECP and its affiliated investment funds, Seller and GSENA have agreed to amend and restate the Acquisition Agreement and certain related agreements, to reflect this offering, the Debt Financing and the transactions contemplated by the A&R Interim Sponsors Agreement. If this offering and the Debt Financing are not consummated on or prior to July 1, 2016, the Acquisition Agreement and the joint venture transactions contemplated by the Interim Sponsors Agreement will remain in effect.

        We intend to finance the payments to ECP through free cash flow generation, asset sale proceeds, non-recourse project level financing, capacity revenue monetization or capital markets financing. The total cost resulting from the purchase of ECP's interests will be approximately $400 per Kw prior to accounting for synergies. After acquiring ECP's interests, we expect approximately $40.0 million of annual cash interest savings, which should in turn lower financing costs, and at least $90.0 million of synergies.

        We expect the structure described herein will result in a meaningful increase in free cash flow accretion to us compared to the joint venture structure with ECP. If we pursued the Acquisition through the joint venture structure, we would have been entitled to only 65% of the cash generated by the joint venture and there may have been restrictions on the ability to transfer some or all of that cash to us.

        We currently expect the closing of the Acquisition to occur during the fourth quarter of 2016. Pursuant to the Acquisition Agreement, the deadline for the closing of the Acquisition is February 24, 2017. Closing of the Acquisition is subject to certain conditions, including the receipt of regulatory approvals. We cannot assure you that the Acquisition will be consummated or, if consummated, that it will be consummated at the price, within the time period or on the terms and with the anticipated benefits contemplated by this prospectus supplement. See "Risk Factors—Risks Related to the Acquisition," included in this prospectus supplement.

        The Acquisition Agreement includes customary representations, warranties and covenants by the parties, and is subject to various closing conditions, including (i) obtaining prior approval from the FERC under Section 203 of the Federal Power Act, and other required governmental consents and approvals; (ii) no order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated under the Acquisition Agreement; (iii) the effectuation of an internal reorganization of GSENA in accordance in all material respects with the Acquisition Agreement; (iv) the continuing accuracy of each party's representations and warranties; and (v) the satisfaction of other customary conditions. On June 8, 2016, we received a letter from FERC requesting additional information with respect to the Acquisition. We are currently responding to the requests.

        The foregoing description of the Acquisition Agreement and the transactions contemplated thereby is subject to and qualified in its entirety by reference to the full text of the Acquisition Agreement, a copy of which is attached as Exhibit 2.1 to our Current Report on Form 8-K, filed on March 1, 2016, which is incorporated herein by reference. The Acquisition Agreement has been incorporated by reference into this prospectus supplement to provide investors with information regarding the terms of the Acquisition and is not intended to provide any factual information about us or any of our subsidiaries or affiliates. The Acquisition Agreement contains representations and warranties that the parties made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contracts between the parties to the Acquisition Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Acquisition Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to noteholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, investors should not rely on the representations and warranties as statements of factual information. The representations and warranties in the Acquisition Agreement and the description of them in this prospectus supplement should not be read alone but instead should be read in conjunction with the other information contained in our reports, statements and filings incorporated by reference herein. Such information can be found as described in the sections entitled "Where You Can Find More Information" and "Incorporation by Reference," included in this prospectus supplement.

The GSENA Thermal Assets

        The GSENA Thermal Assets are comprised of a diversified fleet of modern, clean and highly efficient merchant power plants, consisting of 9,058 MW of generating capacity across the ERCOT

(52% of capacity), PJM (32% of capacity), and ISO-NE (16% of capacity) markets. The facilities are predominantly gas (92% of capacity), with one coal facility (7% of capacity) and one waste coal facility (<1% of capacity), and have an average age of 16 years. The facilities offer geographic diversification and exposure to attractive capacity payments from PJM and ISO-NE, which provide cash flow predictability in the near term while retaining significant long term upside from improving market fundamentals.

        The GSENA Thermal Assets are well-positioned in the competitive electric markets of ERCOT, PJM, and ISO-NE. The ERCOT assets consist of 4,696 MW of generating capacity across six facilities that are located near load centers and provide critical energy and ancillary services to the system. The CCGTs, in particular, are well-positioned to support ERCOT's transition toward more solar/wind resources by stabilizing the system from the uncertain dispatch of these asset types. The PJM assets consist of 2,924 MW of generating capacity across seven facilities characterized by a very low fixed cost operating profile and strong ramp rates, allowing us to take advantage of market volatility. The dual fuel capability at most of the plants and exceptional fleet wide reliability when coupled with ready access to shale gas from the Marcellus and Utica basins mitigates operational concerns under PJM's new capacity performance rules and protects the strong capacity revenues from this market. The ISO-NE assets consist of 1,438 MW of generating capacity across four facilities, which use efficient CCGT, making them one of the cleanest portfolios in New England. As the ISO-NE market continues its transition toward energy efficiency and renewable technologies, these efficient, dispatchable units provide critical stability to a system that struggles to develop new generation facilities as evidenced by several years of strong capacity prices with limited new entrants.

 RATIO OF EARNINGS TO FIXED CHARGES

        As a result of the application of fresh-start accounting as of the October 1, 2012, following our reorganization, the financial statements on or prior to October 1, 2012 are not comparable with the financial statements after October 1, 2012. References to "Successor" refer to Dynegy after October 1, 2012, after giving effect to the application of fresh-start accounting. References to "Predecessor" refer to Dynegy on or prior to October 1, 2012.

        The following table presents our ratio of earnings to fixed charges for the periods indicated:

	Successor
										Predecessor
		Year Ended December 31,
	Three Months Ended March 31, 2016							October 2 Through December 31, 2012		January 1 Through October 1, 2012
											Year Ended December 31, 2011
		2015		2014		2013
Statement of Operations Data:
Ratio of earnings to fixed charges(1)	1.06	—	(2)	—	(2)	—	(2)	—	(2)	2.13	—	(2)

(1)
For purposes of computing the ratio of earnings to fixed charges, "earnings" are defined as pre-tax income from continuing operations before adjustment for earnings from equity investments plus fixed charges. "Fixed charges" consist of interest, whether capitalized or expensed, amortization of debt expense and the estimated interest component of rent expense.

(2)
For the years ended December 31, 2015, 2014 and 2013, the period from October 2 through December 31, 2012 and the year ended December 31, 2011 earnings were insufficient to cover fixed charges by $426 million, $283 million, $419 million, $113 million and $587 million, respectively.

DESCRIPTION OF THE UNITS

        We are offering 4,000,000 Units (or 4,600,000 Units if the underwriters exercise their over-allotment option to purchase additional Units in full), each with a stated amount of $100.00. Each Unit is comprised of a prepaid stock purchase contract (a "purchase contract") and a senior amortizing note (an "amortizing note") issued by Dynegy. The following summary of the terms of the Units, the summary of the terms of the purchase contracts set forth under the caption "Description of the Purchase Contracts" and the summary of the terms of the amortizing notes set forth under the caption "Description of the Amortizing Notes" in this prospectus supplement contain a description of all of the material terms of the Units and their components but are not complete. We refer you to:

  •
  the purchase contract agreement (the "purchase contract agreement") to be entered into between us and Wilmington Trust, National Association, as purchase contract agent and as trustee under the indenture to be dated as of June 21, 2016 (the "base indenture"), under which the purchase contracts and Units will be issued; and

  •
  the base indenture and a related supplemental indenture for the amortizing notes, to be dated the date of issuance of such amortizing notes, between us, as issuer, and Wilmington Trust, National Association, as trustee, under which the amortizing notes will be issued.

        The base indenture has been and the related supplemental indenture for the amortizing notes and the purchase contract agreement will be filed as exhibits to the registration statement of which this prospectus supplement forms a part or be incorporated by reference therein. Whenever particular sections or defined terms are referred to, such sections or defined terms are incorporated herein by reference.

        As used in this section, the terms "Dynegy," "we," "us" and "our" mean Dynegy Inc. and do not include any of its existing or future subsidiaries.

Components of the Units

        Each Unit offered is comprised of:

  •
  a purchase contract pursuant to which we will deliver to the holder, on July 1, 2019 (the "mandatory settlement date") (or, if later, the third business day immediately following the last trading day of the observation period), a number of shares of our common stock, par value $0.01 per share (the "common stock") equal to the settlement amount (as defined below) described under "Description of the Purchase Contracts—Delivery of Common Stock" below, subject to adjustment; and

  •
  a senior amortizing note issued by Dynegy with an initial principal amount of $18.94911 that pays equal quarterly installments of $1.7500 per amortizing note (or, in the case of the installment payment due on October 1, 2016, $1.94444 per amortizing note), which in the aggregate would be equivalent to a 7.00% cash distribution per year on the $100.00 stated amount per Unit.

        Unless previously settled early at your or our election or redeemed at our option, for each purchase contract we will deliver to you on the third business day immediately following the last trading day of the observation period a number of shares of our common stock determined as described herein (a "mandatory settlement"). The "observation period" will be the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding the mandatory settlement date. The number of shares of our common stock issuable upon mandatory settlement of each purchase contract (the "settlement amount") will be equal to the sum of the "daily settlement amounts" (as defined below) for each of the 20 consecutive trading days during the relevant observation period.

        Each amortizing note will have an initial principal amount of $18.94911. On each January 1, April 1, July 1 and October 1, commencing on October 1, 2016, we will pay equal installments of $1.7500 on each amortizing note (or, in the case of the installment payment due on October 1, 2016, $1.94444 per amortizing note). Each installment will constitute a payment of interest (at a rate of 7.00% per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under "Description of the Amortizing Notes—Amortization Schedule."

Separating and Recreating Units

        Upon the conditions and under the circumstances described below, a holder of a Unit will have the right to separate a Unit into its component parts, and a holder of a separate purchase contract and a separate amortizing note will have the right to combine the two components to recreate a Unit. Holders electing to separate or recreate Units will be responsible for any fees or expenses payable in connection with such separation or recreation, and we will not be responsible for any such fees or expenses.

Separating Units

        At initial issuance, the purchase contracts and amortizing notes may be purchased and transferred only as Units and will trade under the CUSIP number for the Units.

        On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third business day immediately preceding the mandatory settlement date or any early mandatory settlement date (as defined below) or acquisition redemption settlement date (as defined below), you will have the right to separate your Unit into its constituent purchase contract and amortizing note (which we refer to as a "separate purchase contract" and a "separate amortizing note," respectively, and which will thereafter trade under their respective CUSIP numbers), in which case that Unit will cease to exist.

        Your Unit, purchase contract and amortizing note will be represented by global securities registered in the name of a nominee of The Depository Trust Company ("DTC"). Beneficial interests in a Unit and, after separation, the separate purchase contract and the separate amortizing note will be shown on, and transfers will be effected through, direct or indirect participants in DTC. In order to separate your Unit into its component parts, you must deliver written instructions to the purchase contract agent, the trustee and the broker or other direct or indirect participant through which you hold an interest in your Unit (your "participant") to notify DTC through DTC's Deposit/Withdrawal at Custodian ("DWAC") System of your election to separate the Unit.

        Separate purchase contracts and separate amortizing notes will be transferable independently from each other.

Recreating Units

        On any business day before the third business day immediately preceding the mandatory settlement date or any early mandatory settlement date, or before the third scheduled trading day immediately preceding the acquisition redemption settlement date, as the case may be, if you beneficially own a separate purchase contract and a separate amortizing note, you may combine the two components to recreate a Unit by delivering written instructions to the purchase contract agent, the trustee and your participant to notify DTC through its DWAC System of your desire to recreate the Unit.

Listing

        The Units will be new securities for which there is no established trading market. We intend to apply for a listing of the Units on the NYSE under the symbol "DYNC"; however, we can give no assurance that the Units will be so listed. If approved for listing, we expect that the Units will begin trading on the NYSE within 30 days after the Units are first issued. Although the underwriters have advised us that they intend to make a market in the Units, they are not obligated to do so. The underwriters may discontinue market making at any time in their sole discretion without notice. Accordingly we cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that you will be able to sell Units at a particular time or that the prices you receive when you sell will be favorable.

        Initially, we will not apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system. If (i) a sufficient number of Units are separated into separate purchase contracts and separate amortizing notes and traded separately such that applicable listing requirements are met and (ii) a sufficient number of holders of such separate purchase contracts and separate amortizing notes request that we list such separate purchase contracts and separate amortizing notes, we might endeavor to list such separate purchase contracts and separate amortizing notes on an exchange of our choosing (which may or may not be the NYSE) subject to applicable listing requirements.

        Our common stock is listed on the NYSE under the symbol "DYN."

Title

        Dynegy, the purchase contract agent and the trustee, as applicable, will treat the registered owner of any Unit or separate purchase contract or amortizing note as the absolute owner of the Unit or separate purchase contract or amortizing note for the purpose of settling the related purchase contracts or amortizing note and for all other purposes.

Deemed Actions by Holders by Acceptance

        Each holder of Units or separate purchase contracts, by acceptance of such securities, will be deemed to have:

  •
  irrevocably authorized and directed the purchase contract agent to execute and deliver on its behalf and perform the purchase contract agreement on its behalf, and appointed the purchase contract agent as its attorney-in-fact for any and all such purposes;

  •
  in the case of a purchase contract that is a component of a Unit, or that is evidenced by a separate purchase contract, irrevocably authorized and directed the purchase contract agent to execute, deliver and hold on its behalf the separate purchase contract or the component purchase contract evidencing such purchase contract, and appointed the purchase contract agent as its attorney-in-fact for any and all purposes;

  •
  consented to, and agreed to be bound by, the provisions of the purchase contract agreement;

  •
  represented that either (i) no portion of the assets used by such purchaser or subsequent transferee to acquire or hold the Units or any interest therein constitutes assets of any (a) "employee benefit plan" (as defined under Section 3(3) that is subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is subject to Title I of ERISA, (b) plan, individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws") or (c) entity whose underlying assets are considered to include "plan assets" of such plan, account or arrangement by reason of any such plan's, account's or arrangement's investment in such entity or (ii) the purchase and holding of the Units and the acquisition of shares of our common stock by such purchaser or subsequent transferee upon settlement of the purchase contract component of the Units will not constitute or result in (a) a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or (b) a similar violation under any applicable Similar Laws; and

  •
  in the case of a holder of a Unit, agreed, for all purposes, including U.S. federal income tax purposes, to treat:

  •
  a Unit as an investment unit composed of two separate instruments, in accordance with its form;

  •
  the amortizing notes as indebtedness of Dynegy; and

  •
  the allocation of the $100.00 stated amount per Unit between the purchase contract and the amortizing note so that such holder's initial tax basis in each purchase contract will be $81.05089 and such holder's initial tax basis in each amortizing note will be $18.94911.

Accounting for the Units

        We expect to record the issuance of the purchase contract portion of the Units, net of issuance costs of the purchase contracts, as a component of equity in our financial statements. We expect to record the amortizing notes portion of the Units as debt and to record the issuance costs of the amortizing notes as a direct deduction from the carrying amount of that debt liability, which will be amortized over the term of the amortizing notes. We will allocate the proceeds from the issuance of the Units to the purchase contracts and amortizing notes based on the relative fair values of the respective components, determined as of the date of issuance of the Units.

        Subsequent changes in fair value of the purchase contracts will not be recognized as long as those contracts continue to be classified as equity. The notes will be subsequently recorded at amortized cost and will not be re-measured to fair value at each reporting period. However, the fair value of the notes will be included in the debt fair value disclosure at the end of each reporting period.

        We expect that earnings per share of our common stock will be diluted by this offering. The basic earnings per share calculation will include an adjustment related to the minimum number of Units expected to be delivered. The diluted earnings per share calculation will include an adjustment related to the number of Units that would have been delivered if the purchase contract was settled as of the reporting date.

Miscellaneous

        The purchase contract agreement and the indenture will provide that we will pay all fees and expenses related to the offering of the Units and all reasonable fees and expenses related to the enforcement by the purchase contract agent and the indenture trustee of the respective rights of the holders of the Units and the separate purchase contracts or separate amortizing notes, other than expenses (including legal fees) of the underwriters.

        Should you elect to separate or recreate Units, you will be responsible for any fees or expenses payable in connection with that separation or recreation and we will have no liability for such fees or expenses.

        The term "business day" means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

DESCRIPTION OF THE PURCHASE CONTRACTS

        Each purchase contract, which initially forms a part of a Unit and which, at the holder's option after the date of initial issuance of the Units, can be separated and transferred separately from the amortizing note also forming a part of a Unit, will be issued pursuant to the terms and provisions of the purchase contract agreement. The following summary of the terms of the purchase contracts contains a description of all of the material terms of the purchase contracts but is not complete and is subject to, and is qualified in its entirety reference to, all of the provisions of the purchase contract agreement, including the definitions in the purchase contract agreement of certain terms. We refer you to the purchase contract agreement to be filed as an exhibit to the registration statement of which this prospectus supplement forms a part or incorporated by reference therein.

        As used in this section, the terms "Dynegy," "we," "us" and "our" mean Dynegy Inc. and do not include any of its existing or future subsidiaries.

Delivery of Common Stock

        Unless previously settled early at your or our election or redeemed by us, for each purchase contract we will deliver to you on the third business day immediately following the last trading day of the observation period a number of shares of our common stock determined as described herein (a "mandatory settlement"). The "observation period" will be the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding July 1, 2019 (the "mandatory settlement date"). The number of shares of our common stock issuable upon mandatory settlement of each purchase contract (the "settlement amount") will be equal to the sum of the "daily settlement amounts" (as defined below) for each of the 20 consecutive trading days during the relevant observation period.

        The "daily settlement amount" for each purchase contract and for each of the 20 consecutive trading days during the observation period will consist of:

  •
  if the daily VWAP of our common stock is equal to or greater than $19.92 per share, subject to adjustment (the "threshold appreciation price"), a number of shares of our common stock equal to (i) 5.0201 shares of common stock, subject to adjustment (the "minimum settlement rate") divided by (ii) 20:

  •
  if the daily VWAP of our common stock is less than the threshold appreciation price but greater than $16.13 per share, subject to adjustment (the "reference price"), a number of shares of our common stock equal to (i) the Unit stated amount of $100.00 divided by the daily VWAP, divided by (ii) 20; and

  •
  if the daily VWAP of our common stock is less than or equal to the reference price, a number of shares of our common stock equal to (i) 6.1996 shares of common stock, subject to adjustment (the "maximum settlement rate") divided by (ii) 20.

        The initial minimum settlement rate is equal to the Unit stated amount of $100.00 divided by the initial threshold appreciation price of $19.92 per share. The initial maximum settlement rate is equal to the Unit stated amount of $100.00 divided by the initial reference price of $16.13 per share.

        The maximum settlement rate, minimum settlement rate, threshold appreciation price and reference price are subject to adjustment as described under "—Adjustments to the Fixed Settlement Rates" below. Each of the minimum settlement rate and the maximum settlement rate is referred to as a "fixed settlement rate."

        For illustrative purposes only, the following table shows the number of shares of common stock issuable upon settlement of a purchase contract upon mandatory settlement at the assumed daily VWAPs, based on a reference price of $16.13 per share and a threshold appreciation price of

$19.92 per share. The initial threshold appreciation price represents an appreciation of approximately 23.5% above the initial reference price of $16.13 per share. The table assumes that there will be no adjustments to the fixed settlement rates as described under "—Adjustments to the Fixed Settlement Rates," that neither Dynegy nor the holders elect to settle early as described under "—Early Settlement," "—Early Settlement Upon a Fundamental Change" or "—Early Settlement at Our Election" and that the purchase contracts have not been redeemed as described under "—Acquisition Termination Redemption" below. In addition, the table assumes that the daily VWAP price will remain constant for each trading day during the applicable observation period. We cannot assure you that the actual daily VWAP will be within the assumed range set forth below.

        A holder of a Unit or a separate purchase contract, as applicable, will receive upon mandatory settlement the following numbers of shares of common stock at the following assumed constant daily VWAPs:

Assumed Constant Daily VWAP	Number of Shares of Common Stock
$15.00	6.1996
$16.13	6.1996
$18.00	5.5556
$19.92	5.0201
$21.00	5.0201

        As the above table illustrates, if, for the applicable observation period, the daily VWAP remains constant and is greater than or equal to the threshold appreciation price of $19.92 per share, we would be obligated to deliver upon settlement of the purchase contract 5.0201 shares of common stock for each purchase contract. As a result, you would receive only approximately 81.0% of the appreciation in market value of our common stock that you would have received had you purchased $100.00 worth of shares of our common stock at the reference price instead of a Unit.

        If, for the applicable observation period, the daily VWAP remains constant and is less than the threshold appreciation price of $19.92 per share but greater than the reference price of 16.13 per share, we would be obligated to deliver a number of shares of our common stock upon mandatory settlement equal to $100.00, divided by such constant daily VWAP. As a result, the purchase contracts will settle at the money, and you would not receive the benefit of any appreciation in the market value of our common stock.

        If, for the applicable observation period, the daily VWAP remains constant and is less than or equal to the reference price of $16.13 per share, we would be obligated to deliver upon settlement of the purchase contract 6.1996 shares of common stock for each purchase contract. As a result, the holder would realize a loss on the decline in market value of our common stock below the reference price.

        Because the daily settlement amount for each of the 20 trading days during the observation period is determined based on the daily VWAP for such trading day, the number of shares of common stock delivered for each purchase contract may be greater than or less than the number that would have been delivered based on the daily VWAP of our common stock on the last trading day in such period. In addition, you will bear the risk of fluctuations in the market price of the shares of common stock deliverable upon settlement of the purchase contracts between the end of such period and the date such shares are delivered.

        The term "daily VWAP" means, for any trading day, the per share volume-weighted average price as displayed under the heading "Bloomberg VWAP" on Bloomberg page "DYN <equity> AQR" (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day, determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us, which may include one or more of the underwriters). The "daily VWAP" will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

        Subject to the immediately following paragraph, a "trading day" means a scheduled trading day on which (a) (i) trading in our common stock generally occurs on the NYSE or, if our common stock is not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common stock is then listed and (ii) there is no market disruption event, or (b) if our common stock is not then listed on a U.S. national or regional securities exchange, trading in our common stock generally occurs on the principal other market on which our common stock is then traded. If our common stock is not so listed or traded, "trading day" means a "business day."

        Solely for purposes of determining the observation period and the daily settlement amounts, "trading day" means a day on which (i) there is no "VWAP market disruption event" (as defined below) and (ii) trading in our common stock generally occurs on the NYSE or, if our common stock is not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, "trading day" means, for the purposes set forth in this paragraph, a "business day."

        The term "market disruption event" means, if our common stock is listed for trading on the NYSE or listed on another U.S. national or regional securities exchange, the occurrence or existence during the one half hour period ending on the scheduled close of trading on any trading day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or futures contracts relating to our common stock.

        The term "VWAP market disruption event" means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or futures contracts relating to our common stock.

        A "scheduled trading day" means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, "scheduled trading day" means a "business day."

        In case of a mandatory settlement, on the third business day immediately following the last trading day of the observation period, our common stock will be issued and delivered to you or your designee, upon (i) surrender of certificates representing the purchase contracts, if such purchase contracts are held in certificated form, and (ii) payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you.

        Prior to the settlement of any purchase contract, the shares of common stock underlying each purchase contract will not be outstanding, and prior to the relevant time set forth in the immediately following sentence for an early settlement, early mandatory settlement or a mandatory settlement, as the case may be, the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stock shall be issuable upon settlement of a purchase contract will be deemed to become the holder of record of such shares at 5:00 p.m., New York City time, which we refer to herein as the "close of business," on (i) in the case of an early settlement, the early settlement exercise date (as defined below), (ii) in the case of an early mandatory settlement, the early mandatory relevant date (as defined below) or (iii) in the case of a mandatory settlement, the last trading day of the observation period.

Early Settlement

        On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third business day immediately preceding the mandatory settlement date, you, as a holder of Units or a holder of a separate purchase contract, as applicable, may elect to settle your purchase contracts early, in whole or in part, and receive shares of common stock, at the "early settlement rate," subject to adjustment as described below under "—Adjustments to the Fixed Settlement Rates." The early settlement rate is equal to the minimum settlement rate in effect immediately prior to the close of business on the early settlement exercise date, unless you elect to settle your purchase contracts early in connection with a fundamental change, in which case you will receive upon settlement of your purchase contracts a number of shares of our common stock (or, if applicable, reference property) based on the "fundamental change early settlement rate" in effect immediately prior to the close of business on the early settlement exercise date as described under "—Early Settlement Upon a Fundamental Change."

        Your right to receive common stock upon early settlement of your purchase contract is subject to (i) delivery of a written and signed notice of election (an "early settlement notice") to the purchase contract agent electing early settlement of your purchase contract, (ii) surrendering the certificates representing the purchase contract, if such purchase contract or the Unit that includes such purchase contract, as applicable, is held in certificated form and (iii) payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you. We refer to the first business day on which you comply with the relevant procedures for exercising the early settlement right described above and any other procedures therefor set forth in the purchase contract agreement by the close of business on such business day as the "early settlement exercise date." Upon surrender of the purchase contract or the related Unit, you will receive the applicable number of shares of common stock (and any cash payable for fractional shares) on or prior to the third business day following the early settlement date. Upon early settlement of the purchase contract component of a Unit, the corresponding amortizing note will remain outstanding and beneficially owned by, or registered in the name of, the holder who elected to settle the related purchase contract early, as appropriate.

        In the event you elect to settle your purchase contracts early, and not in connection with a fundamental change as described under "—Early Settlement Upon a Fundamental Change" below, you will not have the right to require us to repurchase your amortizing notes.

Early Settlement Upon A Fundamental Change

        If a "fundamental change" occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our common stock (or reference property, as applicable as described below) based on the "fundamental change early settlement rate," as described below. An early settlement will be deemed for these purposes to be "in connection with" such fundamental change if you deliver your early settlement notice to the purchase contract agent, and otherwise satisfy the requirements for effecting early settlement of your purchase contracts, during the period beginning on, and including, the effective date of the fundamental change and ending on, and including, the 45th business day thereafter. We refer to this right as the "fundamental change early settlement right."

        In the event of a fundamental change, you will have the right to require us to repurchase your amortizing notes (whether as components of Units or separate amortizing notes), as described under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder." If a fundamental change occurs, and the holder of any Unit or separate amortizing note does not require us to repurchase such amortizing note, such amortizing note will remain outstanding.

        We will provide the purchase contract agent and the holders of Units and separate purchase contracts with a notice of a fundamental change within five business days after its occurrence, issue a press release announcing such effective date and post such press release on our website. The notice will also set forth, among other things:

  •
  the applicable fundamental change early settlement rate;

  •
  the kind and amount of the cash, securities and other consideration receivable by the holder upon settlement;

  •
  the deadline by which each holder's fundamental change early settlement right must be exercised;

  •
  that holders of Units and separate amortizing notes will have the right to require us to repurchase their amortizing notes that are a component of the Units or their separate amortizing notes, as the case may be, as described under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder;"

  •
  the "repurchase price" and "repurchase date" applicable to the amortizing notes, each as defined below under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder;"

  •
  the last date on which holders may exercise their repurchase right; and

  •
  the procedures that holders must follow to require us to repurchase their amortizing notes.

        A "fundamental change" will be deemed to have occurred at the time after the Units are originally issued when any of the following occurs:

  (1)
  a "person" or "group" (as those terms are used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than us, our subsidiaries, any employee benefit plan of us or any of our subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of our capital stock that is at the time entitled to vote in the election of our Board;

  (2)
  the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of related transactions, of all or substantially all of the property and assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2); or

  (3)
  our common stock (or other common stock deliverable upon settlement of your purchase contract) ceases to be listed or quoted on any of the NYSE, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors).

Notwithstanding the foregoing, a transaction or series of transactions described in clause (2) above will not constitute a fundamental change if at least 90% of the consideration received or to be received by the holders of our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on the NYSE, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors), or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions, such consideration will constitute "reference property" as described above under "—Recapitalizations, Reclassifications and Changes of Our Common Stock". In addition, a transaction or event that constitutes a fundamental change under both clause (1) and clause (2) above will be deemed to constitute a fundamental change solely under clause (2) of this definition of "fundamental change."

        The "fundamental change early settlement rate" will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the "effective date") and the "stock price" in the fundamental change, which will be:

  •
  in the case of a fundamental change described in clauses (2)(A) or (2)(B) of the definition of "fundamental change" in which holders of shares of our common stock receive only cash in the fundamental change, the stock price will be the cash amount paid per share of our common stock; and

  •
  otherwise, the stock price will be the average of the closing prices per share of our common stock over the 10 consecutive trading day period ending on, and including, the trading day preceding the effective date.

        The "closing price" of our common stock on any trading day means the closing sale price per share (or if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that trading day as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant trading day, the "closing price" will be the last quoted bid price for our common stock in the over the counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the "closing price" will be the average of the midpoint of the last bid and last ask prices for our common stock on the relevant trading day from each of at least three nationally recognized independent investment banking firms selected by us for this purpose, which may include one or more of the underwriters. Any such determination will be conclusive absent manifest error.

        The stock prices set forth in the column headers of the table below will be adjusted as of the time at which any fixed settlement rate is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable fixed settlement rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is such fixed settlement rate as so adjusted. The number of shares in the table below will be adjusted in the same manner as the fixed settlement rates are adjusted as set forth under "—Adjustments to the Fixed Settlement Rates."

        The following table sets forth the fundamental change early settlement rate per purchase contract for each stock price and effective date set forth below:

	Stock Price
Effective Date	$4.00	$8.00	$12.00	$14.00	$16.13	$18.00	$19.92	$25.00	$30.00	$35.00	$40.00	$50.00
June 21, 2016	6.0505	5.7605	5.5109	5.4160	5.3341	5.2758	5.2268	5.1359	5.0821	5.0488	5.0277	5.0201
October 1, 2016	6.0762	5.7992	5.5416	5.4412	5.3540	5.2917	5.2393	5.1425	5.0858	5.0512	5.0296	5.0201
January 1, 2017	6.0982	5.8362	5.5716	5.4657	5.3731	5.3067	5.2509	5.1480	5.0884	5.0527	5.0307	5.0201
April 1, 2017	6.1182	5.8746	5.6036	5.4919	5.3931	5.3222	5.2624	5.1529	5.0903	5.0535	5.0313	5.0201
July 1, 2017	6.1364	5.9157	5.6392	5.5208	5.4151	5.3387	5.2744	5.1571	5.0913	5.0534	5.0312	5.0201
October 1, 2017	6.1525	5.9596	5.6794	5.5535	5.4393	5.3564	5.2865	5.1602	5.0909	5.0522	5.0303	5.0201
January 1, 2018	6.1657	6.0057	5.7249	5.5905	5.4663	5.3754	5.2988	5.1616	5.0887	5.0496	5.0286	5.0201
April 1 2018	6.1756	6.0524	5.7763	5.6325	5.4963	5.3955	5.3105	5.1606	5.0842	5.0456	5.0260	5.0201
July 1, 2018	6.1828	6.0998	5.8377	5.6835	5.5318	5.4179	5.3217	5.1557	5.0764	5.0396	5.0227	5.0201
October 1, 2018	6.1879	6.1445	5.9134	5.7487	5.5761	5.4431	5.3308	5.1439	5.0637	5.0315	5.0201	5.0201
January 1, 2019	6.1920	6.1793	6.0095	5.8385	5.6363	5.4725	5.3340	5.1197	5.0452	5.0227	5.0201	5.0201
April 1, 2019	6.1958	6.1953	6.1277	5.9784	5.7342	5.5082	5.3166	5.0717	5.0242	5.0201	5.0201	5.0201
July 1, 2019	6.1996	6.1996	6.1996	6.1996	6.1996	5.5556	5.0201	5.0201	5.0201	5.0201	5.0201	5.0201

        The exact stock prices and effective dates may not be set forth in the table above, in which case:

  •
  if the applicable stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by straight-line interpolation between the fundamental change early settlement rates set forth for the higher and lower stock prices and the two effective dates, as applicable, based on a 365-day year;

  •
  if the applicable stock price is in excess of $50.00 per share (subject to adjustment in the same manner as the stock prices are adjusted in the table above), then the fundamental change early settlement rate will be the minimum settlement rate; or

  •
  if the applicable stock price is less than $4.00 per share (subject to adjustment in the same manner as the stock prices are adjusted in the table above), the "minimum stock price," the fundamental change early settlement rate will be determined as if the stock price equaled the minimum stock price, and using straight line interpolation, as described in the first bullet of this paragraph, if the effective date is between two dates in the table.

        The maximum number of shares of our common stock deliverable under a purchase contract is 6.1996, subject to adjustment in the same manner as the fixed settlement rates as set forth under "—Adjustments to the Fixed Settlement Rates."

        We will deliver the shares of our common stock or reference property, as applicable, deliverable as a result of your exercise of the fundamental change early settlement right on the applicable early settlement date.

        If you do not elect to exercise your fundamental change early settlement right, your purchase contracts will remain outstanding and will be subject to normal settlement on any subsequent early settlement date or the early mandatory settlement date or upon mandatory settlement or redemption on any subsequent acquisition redemption settlement date, including, if applicable, the provisions set forth under "—Adjustments to the Fixed Settlement Rates" regarding the occurrence of a merger event (as defined below).

Early Settlement at Our Election

        We have the right to settle the purchase contracts early, whether as components of the Units or separate purchase contracts, in whole but not in part, on a date fixed by us as described below at the "early mandatory settlement rate" described below. We refer to this right as our "early mandatory settlement right." The "early mandatory settlement rate" will be the maximum settlement rate in effect immediately prior to the close of business on the third business day immediately preceding the date on which we provide the early mandatory settlement notice (as defined below) to the purchase contract agent, the trustee and the holders of Units, separate purchase contracts and separate amortizing notes (such business day, the "early mandatory relevant date"), provided that, for the avoidance of doubt, the early mandatory settlement rate will continue to be subject to adjustment as provided in "—Adjustments to the Fixed Settlement Rates" for any events described therein that occur prior to the early mandatory settlement date.

        If we elect to exercise our early mandatory settlement right, we will provide the purchase contract agent, the trustee and the holders of Units, separate purchase contracts and separate amortizing notes with a notice of our election (the "early mandatory settlement notice"), issue a press release announcing our election and post such press release on our website. The early mandatory settlement notice will specify, among other things:

  •
  the applicable early mandatory settlement rate;

  •
  the early mandatory settlement date, which will be at least 20 but not more than 35 business days following the date of our notice (the "notice date") (and which will be required to fall on the "repurchase date" as described under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder");

  •
  that holders of Units and separate amortizing notes will have the right to require us to repurchase their amortizing notes that are a component of the Units or their separate amortizing notes, as the case may be, as described below under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder";

  •
  the repurchase price and repurchase date (each as defined below under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder");

  •
  the last date on which holders may exercise their repurchase right; and

  •
  the procedures that holders must follow to require us to repurchase their amortizing notes.

        We will deliver the shares of our common stock and any cash payable for fractional shares to you on the early mandatory settlement date.

        In the event we elect to settle the purchase contracts early, you will have the right to require us to repurchase your amortizing notes, as described under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder."

Acquisition Termination Redemption

        If the Acquisition Agreement has been terminated on or prior to June 1, 2017, we may elect to redeem all, but not less than all, of the outstanding purchase contracts, whether as components of the Units or separate purchase contracts on the terms described below (an "acquisition termination redemption"), by delivering notice during the five business day period immediately following the date of such termination (such notice, the "acquisition redemption notice") to the purchase contract agent, the trustee and all holders of Units, separate purchase contracts and separate amortizing notes, issuing a press release announcing our election and posting such press release on our website.

        In the event of an acquisition termination redemption, you will have the right to require us to repurchase your amortizing notes (whether as components of Units or separate amortizing notes), as described under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder." If we exercise our right to cause an acquisition termination redemption and the holder of any Unit or separate amortizing note does not require us to repurchase such amortizing note, such amortizing note will remain outstanding.

        The acquisition redemption notice will specify, among other things:

  •
  the acquisition termination stock price;

  •
  the scheduled acquisition redemption settlement date;

  •
  if the redemption amount is determined pursuant to the first bullet point in the definition thereof, the redemption amount;

  •
  if the redemption amount is determined pursuant to the second bullet point in the definition thereof, the acquisition redemption rate, and, if applicable, the number of shares of our common stock that would otherwise be included in the applicable redemption amount that will be replaced with cash;

  •
  that holders of Units and separate amortizing notes will have the right to require us to repurchase their amortizing notes that are a component of the Units or their separate amortizing notes, as the case may be, as described under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder;"

  •
  the "repurchase price" and "repurchase date" applicable to the amortizing notes, each as defined below under "Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder;"

  •
  the last date on which holders may exercise their repurchase right; and

  •
  the procedures that holders must follow to require us to repurchase their amortizing notes.

        If we do not specify a number of shares of our common stock that will be replaced with cash in the acquisition redemption notice, we will be deemed to have elected to settle the redemption amount solely in shares of our common stock.

        In the event of an acquisition termination redemption, we will deliver the applicable redemption amount on the acquisition redemption settlement date.

        "Redemption amount" per purchase contract means:

  •
  if the acquisition termination stock price is equal to or less than the reference price, an amount of cash equal to (x) $100.00 less (y) the applicable repurchase price for the amortizing notes; or

  •
  if the acquisition termination stock price is greater than the reference price, a number of shares of our common stock equal to the acquisition redemption rate determined by reference to the table set forth below; provided that we may elect to pay cash in lieu of any or all of the shares of our common stock in an amount equal to such number of shares multiplied by the redemption market value; provided further, that, if we so elect to pay cash, we will specify in the acquisition redemption notice the number of shares of our common stock that will be replaced with cash.

        "Acquisition termination stock price" means the average of the closing prices of our common stock over the 20 consecutive trading day period ending on, and including, the date on which we provide notice of acquisition termination redemption.

        "Redemption market value" means the average of the closing prices of our common stock for the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding the scheduled acquisition redemption settlement date.

        The table below sets forth the acquisition redemption rate per purchase contract for each acquisition termination stock price and termination date. The acquisition termination stock prices set forth in the table below will be adjusted as of any date on which any fixed settlement rates are otherwise adjusted. The adjusted acquisition termination stock prices will equal the acquisition termination stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable fixed settlement rate immediately prior to the adjustment giving rise to the acquisition termination stock price adjustment and the denominator of which is such fixed settlement rate as so adjusted. The acquisition redemption rates per purchase contract in the table below will be adjusted at the same time and in the same manner as the fixed settlement rates as set forth under "—Adjustments to the Fixed Settlement Rates."

        The following table sets forth the acquisition redemption rate per purchase contract for each acquisition termination stock price and termination date set forth below; provided, that if the applicable acquisition termination stock price is equal to or less than the reference price, the acquisition redemption rate will be determined pursuant to the first bullet of the definition of "redemption amount" above:

	Acquisition termination stock price
Termination date	$16.13	$18.00	$19.92	$25.00	$30.00	$35.00	$40.00	$50.00
June 21, 2016	5.3341	5.2758	5.2268	5.1359	5.0821	5.0488	5.0277	5.0201
October 1, 2016	5.3540	5.2917	5.2393	5.1425	5.0858	5.0512	5.0296	5.0201
January 1, 2017	5.3731	5.3067	5.2509	5.1480	5.0884	5.0527	5.0307	5.0201
April 1, 2017	5.3931	5.3222	5.2624	5.1529	5.0903	5.0535	5.0313	5.0201
July 1, 2017	5.4151	5.3387	5.2744	5.1571	5.0913	5.0534	5.0312	5.0201

        The exact acquisition termination stock prices and termination date may not be set forth in the table above, in which case:

  •
  if the applicable acquisition termination stock price is between two acquisition termination stock prices in the table or the termination date is between two termination dates in the table, the acquisition redemption rate will be determined by straight-line interpolation between the acquisition redemption rates set forth for the higher and lower acquisition termination stock prices and the two termination dates, as applicable, based on a 365-day year; or

  •
  if the applicable acquisition termination stock price is in excess of $50.00 per share (subject to adjustment in the same manner as the acquisition termination stock prices are adjusted in the table above), then the acquisition redemption rate will be the minimum settlement rate.

        "Acquisition redemption settlement date" means:

  •
  if (x) the acquisition termination stock price is greater than the reference price and (y) we elect to pay cash in lieu of any or all of the shares of our common stock that would otherwise be included in the redemption amount, the third business day following the last trading day of the 20 consecutive trading day period used to determine the redemption market value; or

  •
  otherwise, the scheduled acquisition redemption settlement date specified in the acquisition redemption notice.

        "Scheduled acquisition redemption settlement date" means:

  •
  if (x) the acquisition termination stock price is greater than the reference price and (y) we elect to pay cash in lieu of any or all of the shares of our common stock that would otherwise be included in the redemption amount, a date that is least 45 and no more than 60 calendar days after the date of the acquisition redemption notice; or

  •
  otherwise, a date that is at least 5 and no more than 30 calendar days after the date of the acquisition redemption notice.

        The person in whose name any shares of our common stock shall be issuable will become the holder of record of such shares as of the close of business:

  •
  on the date of the acquisition redemption notice, if we have elected (or are deemed to have elected) to settle the redemption amount solely in shares of our common stock; or

  •
  on the last trading day of the 20 consecutive trading day period used to determine the redemption market value, if the acquisition termination stock price is greater than the reference price and we elect to pay cash in lieu of any but not all shares of our common stock.

Adjustments to the Fixed Settlement Rates

        Each fixed settlement rate will be adjusted as described below, except that we will not make any adjustments to any fixed settlement rate if holders of the Units and holders of separate purchase contracts, as applicable, participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and as a result of holding the Units or separate purchase contracts, as applicable, in any of the transactions described below without having to settle their purchase contracts as if they held a number of shares of our common stock equal to the maximum settlement rate multiplied by the number of Units and separate purchase contracts held by such holder.

        In addition, each of the threshold appreciation price and the reference price will be adjusted at any time any fixed settlement rate is adjusted as described in this section. The adjusted threshold appreciation price and reference price will equal the threshold appreciation price or reference price, as applicable, in effect immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable fixed settlement rate immediately prior to the adjustment and the denominator of which is such fixed settlement rate as so adjusted.

        (1)   If we exclusively issue shares of our common stock as a dividend or distribution on all or substantially all shares of our common stock, or if we effect a share split or share combination, each fixed settlement rate will be adjusted based on the following formula:

        where,

        FR0 = the applicable fixed settlement rate in effect immediately prior to 9:00 a.m., New York City Time, which we refer to herein as the "open of business," on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;

        FR1 = the applicable fixed settlement rate in effect immediately after the open of business on such ex-dividend date or effective date, as applicable;

        OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date, as applicable; and

        OS1 = the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as applicable.

        Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, each fixed settlement rate shall be immediately readjusted, effective as of the date our Board, or a committee thereof, determines not to pay such dividend or distribution, to the applicable fixed settlement rate that would then be in effect if such dividend or distribution had not been declared.

        (2)   If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 60 days after the date of such issuance, to subscribe for or purchase shares of our common stock, at a price per share less than the average of the closing prices of our common stock for the ten consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, each fixed settlement rate will be increased based on the following formula:

        where,

        FR0 = the applicable fixed settlement rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

        FR1 = the applicable fixed settlement rate in effect immediately after the open of business on such ex-dividend date;

        OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

        X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

        Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the closing prices of our common stock over the ten consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

        Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of common stock are not delivered upon the expiration of such rights, options or warrants, each fixed settlement rate shall be readjusted to the applicable fixed settlement rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, or if no such rights, options or warrants are exercised prior to their expiration, each fixed settlement rate shall be decreased to be the applicable fixed settlement rate that would then be in effect if such issuance had not occurred.

        For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of common stock at a price per share less than such average of the closing prices of our common stock for the ten consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of our common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise thereof, the value of such consideration, if other than cash, to be determined by our Board, or a committee thereof.

        (3)   If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

  •
  dividends, distributions, rights, options or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above;

  •
  dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and

  •
  spin-offs as to which the provisions set forth below in this clause (3) shall apply; then each fixed settlement rate will be increased based on the following formula:

        where,

        FR0 = the applicable fixed settlement rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

        FR1 = the applicable fixed settlement rate in effect immediately after the open of business on such ex-dividend date;

        SP0 = the average of the closing prices of our common stock over the ten consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

        FMV = the fair market value (as determined by our Board, or a committee thereof) of the shares of capital stock, evidences of indebtedness, other assets, or property of ours or rights, options or warrants to acquire our capital stock or other securities distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.

        If "FMV" (as defined above) is equal to or greater than the "SP0" (as defined above), in lieu of the foregoing increase, each holder of a Unit and separate purchase contract shall receive, in respect of each Unit or separate purchase contract, as applicable, it holds, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received as if such holder owned a number of shares of common stock equal to the maximum settlement rate in effect immediately prior to the record date for the distribution.

        Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution (including a spin-off below) is not so paid or made, each fixed settlement rate shall be decreased to be the applicable fixed settlement rate that would then be in effect if such dividend or distribution had not been declared. In the case of rights, options or warrants to acquire our capital stock or other securities, to the extent that such rights, options or warrants are not exercised prior to their expiration or capital stock or other securities are not delivered upon the expiration of such rights, options or warrants, each fixed settlement rate shall be readjusted to the applicable fixed settlement rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the capital stock or other securities actually delivered. If such rights, options or warrants are not so issued, or if no such rights, options or warrants are exercised prior to their expiration, each fixed settlement rate shall be decreased to be the applicable fixed settlement rate that would then be in effect if such issuance had not occurred.

        With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to any of our subsidiaries or business units, and such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon the consummation of the distribution) on a U.S. national securities exchange or a reasonably comparable non-U.S. equivalent, which we refer to as a "spin-off," each fixed settlement rate will be increased based on the following formula:

        where,

        FR0 = the applicable fixed settlement rate in effect immediately prior to the open of business on the ex-dividend date for such spin-off;

        FR1 = the applicable fixed settlement rate in effect immediately after the open of business on the ex-dividend date for such spin-off;

        FMV0 = the average of the closing prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first ten consecutive trading-day period after, but excluding, the effective date of the spin-off (the "valuation period"); and

        MP0 = the average of the closing prices of our common stock over the valuation period.

        If the first trading day of the observation period occurs after the first trading day of the valuation period for a spin-off, but on or before the last trading day of the valuation period for such spin-off, the reference in the above definition of "FMV0" to ten trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the first trading day of the valuation period for such spin-off to, but excluding, the first trading day of the observation period. If one or more trading days of the observation period occur on or after the ex-dividend date for a spin-off but on or prior to the first trading day of the valuation period for such spin-off, such observation period will be suspended from, and including, the first such trading day to, and including, the first trading day of the valuation period for such spin-off and will resume immediately after the first trading day of the valuation period for such spin-off, with the reference in the above definition of "FMV0" to ten consecutive trading days deemed replaced with a reference to one (1) trading day.

        In addition, if an early settlement exercise date or early mandatory relevant date occurs during the period from, but excluding, the first trading day of the valuation period for a spin-off to, and including, the last trading day of the valuation period for such spin-off, the reference in the above definition of "FMV0" to ten consecutive trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the first trading day of the valuation period for such spin-off to, but excluding, the applicable early settlement exercise date or early mandatory relevant date, as applicable. If an early settlement exercise date or early mandatory relevant date occurs during the period from, and including, the ex-dividend date for a spin-off to, and including, the first trading day of the valuation period for such spin-off, (i) the reference in the above definition of "FMV0" to ten consecutive trading days shall be deemed replaced with a reference to one (1) trading day, (ii) we will deliver the consideration due to such holder in respect of the applicable early settlement or early mandatory settlement, as applicable, on the third business day after the first trading day of the valuation period for such spin-off, (iii) the relevant fixed settlement rates, early mandatory settlement rate and fundamental change early settlement rate, as the case may be, applicable to such early settlement or early mandatory settlement, as applicable, will be such respective rates in effect immediately prior to the close of business on the first trading day of the valuation period for such spin-off and (iv) the person in whose name any shares of our common stock shall be issuable in respect of the applicable early settlement or early mandatory settlement, as applicable, will be deemed to become the holder of record of such shares as of the close of business on the first trading day of the valuation period for such spin-off.

        (4)   If any cash dividend or distribution is made to all or substantially all holders of our common stock, each fixed settlement rate will be adjusted based on the following formula:

        where,

        FR0 = the applicable fixed settlement rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

        FR1 = the applicable fixed settlement rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

        SP0 = the closing price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

        C = the amount in cash per share that we distribute to holders of our common stock.

        If "C" (as defined above) is equal to or greater than "SP0" (as defined above), in lieu of the foregoing increase, each holder of a Unit or separate purchase contract shall receive, for each such Unit or separate purchase contract it holds, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received as if such holder owned a number of shares of our common stock equal to the maximum settlement rate in effect immediately prior to the close of business on the record date for such cash dividend or distribution.

        Such increase shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, each fixed settlement rate shall be decreased to be the applicable fixed settlement rate that would then be in effect if such dividend or distribution had not been declared.

        (5)   If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer made by us or any of our subsidiaries for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the "expiration date"), each fixed settlement rate will be increased based on the following formula:

        where,

        FR0 = the applicable fixed settlement rate in effect immediately prior to the close of business on the expiration date;

        FR1 = the applicable fixed settlement rate in effect immediately after the close of business on the expiration date;

        AC = the aggregate value of all cash and any other consideration (as determined by our Board, or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

        OS0 = the number of shares of our common stock outstanding immediately prior to the expiration time of the tender or exchange offer on the expiration date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer);

        OS1 = the number of shares of our common stock outstanding immediately after the expiration time of the tender or exchange offer on the expiration date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

        SP1 = the average of the closing prices of our common stock over the ten consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date (the "averaging period").

        If the first trading day of the observation period occurs after the first trading day of the averaging period for a tender or exchange offer, but on or before the last trading day of the averaging period for such tender or exchange offer, the reference in the above definition of "SP1" to "ten" shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the first trading day of the averaging period for such tender or exchange offer to, but excluding, the first trading day of such observation period. If one or more trading days of the observation period occur on or after the expiration date for a tender or exchange offer, but on or prior to the first trading day in the averaging period for such tender or exchange offer, such observation period will be suspended from, and including, the first such trading day to, and including, the first trading day of the averaging period for such tender or exchange offer and will resume immediately after the first trading day of the averaging period for such tender or exchange offer and the reference in the above definition of "SP1" to "ten" shall be deemed replaced with a reference to "one".

        In addition, if an early settlement exercise date or early mandatory relevant date occurs during the period from, but excluding, the first trading day of the averaging period for a tender or exchange offer to, and including, the last trading day of the averaging period for such tender or exchange offer, the reference in the above definition of "SP1" to "ten" shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the first trading day of the averaging period for such tender or exchange offer to, but excluding, the applicable early settlement exercise date or early mandatory relevant date, as applicable. If an early settlement exercise date or early mandatory relevant date occurs during the period from, but excluding, the expiration date for a tender offer or exchange offer to, and including, the first trading day of the averaging period for such tender or exchange offer, (i) the reference in the above definition of "SP1" to "ten" shall be deemed replaced with a reference to "one (1)," (ii) we will deliver the consideration due to such holder in respect of the applicable early settlement or early mandatory settlement, as applicable, on the third business day after the first trading day of the averaging period for such tender or exchange offer, (iii) the relevant fixed settlement rates, early mandatory settlement rate and fundamental change early settlement rate, as the case may be, applicable to such early settlement or early mandatory settlement, as applicable, will be such respective rates in effect immediately prior to the close of business on the first trading day of the averaging period for such tender or exchange offer and (iv) the person in whose name any shares of our common stock shall be issuable in respect of the applicable early settlement or early mandatory settlement, as applicable, will be deemed to become the holder of record of such shares as of the close of business on the first trading day of the averaging period for such tender or exchange offer.

        In addition, notwithstanding anything to the contrary herein, if a fixed settlement rate adjustment becomes effective on any ex-dividend date as described above, and (x) a holder of a Unit or separate purchase contract that has elected early settlement of such Unit or separate purchase contract, as applicable, for which the applicable early settlement exercise date occurs or (y) a holder of a Unit or a separate purchase contract to which an early mandatory settlement applies and for which the applicable early mandatory relevant date occurs, in either case of clauses (x) or (y), on or after such ex-dividend date and on or prior to the related record date would be (i) treated as the record holder of shares of our common stock as of the related early settlement exercise date or early mandatory relevant date, as applicable, as described under "—Delivery of Common Stock" above based on a fixed settlement rate that would otherwise be adjusted for such ex-dividend date in respect of such dividend, distribution or other event giving rise to such adjustment and (ii) entitled to participate in the related dividend, distribution or other event giving rise to such adjustment with respect to all such shares of our common stock, then, notwithstanding the foregoing fixed settlement rate adjustment provisions, the fixed settlement rate adjustment relating to such ex-dividend date will not be made for such holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

        In addition, if:

  •
  the record date, effective date or expiration date for any event that requires an adjustment to the fixed settlement rates under any of clauses (1) through (5) above occurs:

  •
  on or after the first trading day of the observation period; and

  •
  on or prior to the last trading day of the observation period; and

  •
  the daily settlement amount for any trading day in such observation period that occurs on or prior to such record date, effective date or expiration date:

  •
  includes shares of our common stock that do not entitle their holder to participate in such event; and

  •
  is calculated based on a fixed settlement rate that is not adjusted on account of such event;

then, we will treat each holder of a Unit and separate purchase contract as though it were the record holder on such record date, effective date or expiration date, as applicable, of a number of shares of common stock per Unit or separate purchase contract, as applicable, equal to the total number of shares of common stock that:

  •
  are deliverable as part of the daily settlement amount:

  •
  for a trading day in such observation period that occurs on or prior to such record date, effective date or expiration date; and

  •
  is calculated based on fixed settlement rates that are not adjusted for such event; and

  •
  if not for this provision, would not entitle such holder to participate in such event.

        Except as stated herein, we will not adjust the fixed settlement rates for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the fixed settlement rates, except to the extent of any readjustment to the fixed settlement rates, no adjustment to the fixed settlement rates will be made (other than as a result of a reverse share split or share combination).

        "Ex-dividend date" means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

        "Record date" means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our Board or a duly authorized committee thereof, statute, contract or otherwise).

        We may (but are not required to) increase the fixed settlement rates to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed settlement rate.

        A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a dividend subject to U.S. federal income or withholding tax as a result of an adjustment or the nonoccurrence of an adjustment to the fixed settlement rates. For a discussion of the U.S. federal income tax treatment of an adjustment to the fixed settlement rates, see "Material U.S. Federal Income Tax Considerations."

        We do not currently have a preferred stock rights plan in effect. Upon settlement of a Unit or separate purchase contract, to the extent that we then have a rights plan in effect, if (i) early settlement applies to such Unit or separate purchase contract, on the applicable early settlement exercise date, (ii) early mandatory settlement applies to such Unit or separate purchase contract, on the applicable early mandatory relevant date or (iii) mandatory settlement applies to such Unit or separate purchase contract, on any trading day in the observation period, in each case, you will receive, in addition to any shares of common stock received in connection with such early settlement or early mandatory settlement or in respect of such trading day, as the case may be, the rights under the rights plan, unless prior to such early settlement exercise date, early mandatory relevant date or trading day, as the case may be, the rights have separated from our common stock, in which case, and only in such case, each fixed settlement rate will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

        Notwithstanding any of the foregoing, the fixed settlement rates will not be adjusted:

  •
  on account of stock repurchases that are not tender offers referred to in clause (5) above, including structured or derivative transactions, or transactions pursuant to a stock repurchase program approved by our Board, or a committee thereof, or otherwise;

  •
  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

  •
  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, program or agreement of or assumed by us or any of our subsidiaries;

  •
  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Units were first issued; or

  •
  for a change in the par value of our common stock.

        Adjustments to the fixed settlement rates will be calculated to the nearest 1/10,000th of a share. Adjustments to the reference price and threshold appreciation price will be calculated to the nearest $0.0001.

        If we adjust the fixed settlement rates pursuant to the above provisions, we will deliver to the purchase contract agent an officer's certificate setting forth each fixed settlement rate, detailing the calculation of each fixed settlement rate and describing the facts upon which the adjustment is based, upon which certificate the purchase contract agent may conclusively rely. In addition, we will issue a press release containing the relevant information (and make the press release available on our website). The purchase contract agent shall not be responsible for, and shall not make any representation as to the validity or value of, any common stock, securities or assets issued upon settlement of the Units or separate purchase contracts, or as to the accuracy of any calculation made hereunder. The purchase contract agent will have no duty or obligation to calculate a fixed settlement rate or any adjustment thereto or verify any calculation thereof.

Recapitalizations, Reclassifications and Changes of Our Common Stock

        In the case of:

  •
  any recapitalization, reclassification or change of our common stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination for which an adjustment is made pursuant to (1) above under "—Adjustments to the Fixed Settlement Rates");

  •
  any consolidation, merger or combination involving us;

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  any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety; or

  •
  any binding share exchange;

and, in each case, as a result of which our common stock would be converted into, or exchanged for, common stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a "merger event"), then, at the effective time of the transaction, the right to settlement of each Unit or separate purchase contract into shares of our common stock will be changed into a right to settlement of such Unit or separate purchase contract based on the kind and amount of shares of common stock, other securities or other property or assets (including cash or any combination thereof), which common stock, other securities or other property or assets we refer to as the reference property, that a holder of shares of our common stock would have owned or been entitled to receive upon such transaction. However, at and after the effective time of the transaction, (i) any shares of our common stock that we would have been required to deliver upon settlement or redemption of the Units and separate purchase contracts as set forth above will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction, (ii) the daily VWAP and closing price will be calculated based on the value of the amount and kind of reference property that a holder of one share of our common stock would have received in such transaction and (iii) the consideration due upon settlement of the Units and separate purchase contracts will be determined as if relevant references to shares of our common stock or any number thereof (including for purposes of any adjustment to the fixed settlement rates) were deemed replaced with references to the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the amount and type of reference property that a holder of one or more shares would have been entitled to receive in such transaction (and that will be deliverable upon settlement of the Units and separate purchase contracts) will be deemed to be based on the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders of the weighted average as soon as practicable after such determination is made.

We will agree in the purchase contract agreement to not become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

        Whenever any provision of the purchase contract agreement requires us to calculate the closing prices, the daily VWAPs or any function thereof over a span of multiple days (including during an observation period), we will make appropriate adjustments to each to account for any adjustment to the fixed settlement rates that becomes effective, or any event requiring an adjustment to the fixed settlement rates where the effective date, ex-dividend date or expiration date of the event occurs, at any time during the period when the closing prices, the daily VWAPs or functions thereof are to be calculated.

        For the avoidance of doubt, the adjustments made pursuant to the foregoing paragraph will be made, to the extent any such adjustment is necessary, without duplication of any adjustment made pursuant to the paragraph above that begins with the phrase, "In addition, if: the record date, effective date or expiration date for any event that requires an adjustment to the fixed settlement rates under any of clauses (1) through (5) above occurs."

Fractional Shares

        We will deliver cash in lieu of any fractional share of common stock issuable upon settlement of the Units or separate purchase contracts based on the (i) closing price on the relevant acquisition redemption settlement date, early settlement exercise date or early mandatory relevant date, as applicable, or, if such date is not a trading day, the immediately preceding trading day (in the case of an early settlement or an early mandatory settlement, as applicable) or (ii) daily VWAP on the last trading day of the observation period (in the case of a mandatory settlement). We will calculate the whole number of shares and the amount of any fractional share due upon settlement of a Unit or separate purchase contract based on the aggregate number of Units or separate purchase contracts being settled by each holder with the same early settlement exercise date, early mandatory relevant date or observation period, as applicable or based on such other aggregate number of Units or separate purchase contracts being settled in respect of the same early settlement exercise date, early mandatory relevant date or observation period, as applicable, as DTC may otherwise request.

Consequences of Bankruptcy

        Upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to Dynegy, the mandatory settlement date for each purchase contract, whether held separately or as part of a Unit, will automatically accelerate. Upon acceleration, holders will be entitled to receive a number of shares of our common stock per purchase contract equal to the maximum settlement rate in effect immediately prior to such acceleration (regardless of the market value of our common stock at that time). If we file for bankruptcy court protection prior to the settlement of the purchase contracts, however, we may be unable to deliver our common stock in settlement of the accelerated purchase contracts after such filing. Instead, a holder would have a damage claim against us for the value of our common stock that we would have otherwise been required to deliver upon settlement of the purchase contracts. We expect that this claim for damages will be subordinated to rank equally with the claims by holders of our common stock in the bankruptcy proceeding, in which case you will only be able to recover damages to the extent holders of our common stock receive any recovery.

        Please refer to "Risk Factors—We may not be able to settle your purchase contracts and deliver shares of our common stock, or make payments on the amortizing notes, in the event that we file for bankruptcy."

Modification

        The purchase contract agreement will contain provisions permitting us and the purchase contract agent to modify the purchase contract agreement without the consent of the holders of purchase contracts (whether held separately or as a component of Units) for any of the following purposes:

  •
  to evidence the succession by a successor corporation and to provide for the assumption by a successor corporation of our obligations under the purchase contract agreement;

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  to provide additional rights or benefits to the holders or to surrender any right or power conferred upon us;

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  to evidence and provide for the acceptance of appointment of a successor purchase contract agent;

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  in the case of a merger event, to provide for the settlement of the purchase contracts into the reference property as required under the provisions described under "—Recapitalizations, Reclassifications and Changes of Our Common Stock" above;

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  to cure any ambiguity, omission, defect or inconsistency in the purchase contract agreement; and

  •
  to make any change that does not adversely affect the rights of any holder; provided that any modification to conform the terms of the purchase contract agreement to the description thereof in the preliminary prospectus supplement, as supplemented by the pricing term sheet related to the offering of the Units will not be deemed to be adverse to any holder.

        Subject to certain exceptions, the purchase contract agreement may be amended with the consent of the holders of a majority of the purchase contracts (whether or not part of a Unit) then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Units and/or separate purchase contracts) and, subject to certain exceptions, compliance with any provisions may be waived with the consent of the holders of a majority of the purchase contracts (whether or not part of a Unit) then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender offer or exchange offer for, Units and/or separate purchase contracts). However, without the consent of each holder of a then outstanding purchase contract (whether or not part of a Unit) affected, no amendment may, among other things:

  •
  make any change that impairs or adversely affects the settlement rights of any purchase contract;

  •
  change the right to settle purchase contracts early or the fundamental change early settlement right, in either case, whether through an amendment or waiver of the provisions in the covenants, definitions or otherwise;

  •
  impair the right of any holder to receive delivery of the number of shares of our common stock, cash in lieu of any fractional share and/or reference property due upon settlement of any purchase contract on the due dates therefor;

  •
  reduce the redemption amount or impair the right of any holder to receive such amount if we elect to redeem the purchase contracts in connection with an acquisition termination redemption;

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  impair the right to institute suit for the enforcement of the purchase contracts; or

  •
  make any change in the percentage of holders required to consent to any amendment, modification or waiver of any provision of the purchase contract agreement, or make any change to the purchase contract agreement provision described in this sentence.

Consolidation, Merger, Sale or Conveyance

        We will covenant in the purchase contract agreement that we will not (1) consolidate or merge with or into another person or (2) sell, assign, transfer, lease or otherwise dispose of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to another person, unless:

  •
  the successor entity, if not us, is (and, if we remain a party to the purchase contracts and the purchase contract agreement after giving effect to such transaction and the requirements in respect thereof under the purchase contract agreement) a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and that entity, if not us, expressly assumes our obligations under the purchase contracts and the purchase contract agreement pursuant to agreements reasonably satisfactory to the purchase contract agent; and

  •
  the obligor under the purchase contracts will not, immediately after the relevant transaction, be in default in the performance of its covenants and conditions under the Units, the purchase contracts or the purchase contract agreement.

        This "Consolidation, Merger, Sale or Conveyance" covenant will not apply to any sale, assignment, transfer, lease or other disposition of assets between or among us and our subsidiaries.

Miscellaneous

        We will at all times reserve and keep available out of our authorized and unissued common stock, solely for issuance upon settlement or redemption of the purchase contracts, that number of shares of common stock as shall from time to time be issuable upon the settlement of all purchase contracts then outstanding, assuming settlement at the maximum number of shares set forth above under "—Early Settlement Upon a Fundamental Change," subject to adjustment as set forth therein.

Calculations in Respect of Purchase Contracts

        We will be responsible for making all calculations called for under the purchase contracts. These calculations include, but are not limited to, determinations of the daily VWAPs, the daily settlement amounts and the number of shares of our common stock deliverable upon settlement of the purchase contracts. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of purchase contracts. We will provide a schedule of our calculations to the purchase contract agent and the trustee, and each of the purchase contract agent and the trustee is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The purchase contract agent will forward our calculations to any holder of purchase contracts upon the written request of that holder.

Governing Law

        The purchase contract agreement, the purchase contracts and any claim, controversy or dispute arising under or related to the purchase contract agreement or the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Purchase Contract Agent

        Wilmington Trust, National Association (or its successor) will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of purchase contracts, whether part of Units or separate purchase contracts from time to time. The purchase contract agent will not be obligated to take any discretionary actions in connection with a default under the terms of the purchase contracts or the purchase contract agreement.

        We will pay the purchase contract agent reasonable fees for its services, subject to any written agreement between us and the purchase contract agent. We will reimburse the purchase contract agent for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of the purchase contract agent's counsel).

        The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor except as required by law or court order.

DESCRIPTION OF THE AMORTIZING NOTES

        The amortizing notes will be issued under the base indenture between Dynegy and Wilmington Trust, National Association, as trustee, and a related supplemental indenture for such amortizing notes, to be dated the date of issuance of such amortizing notes (the "supplemental indenture"), between Dynegy and Wilmington Trust, National Association, as trustee, collectively referred to in this section as the "indenture." The following summary of the terms of the amortizing notes contains a description of all of the material terms of the amortizing notes but is not complete and is subject to, and is qualified in its entirety reference to, all of the provisions of the indenture, including the definitions in the indenture of certain terms. We refer you to the base indenture and the supplemental indenture, which will be filed as exhibits to the registration statement of which this prospectus supplement forms a part or be incorporated by reference therein. A copy of the base indenture is, and a copy of the supplemental indenture will be, available for inspection at the office of the trustee. In addition, the base indenture, the supplemental indenture for the amortizing notes, the Units and the amortizing notes include those terms incorporated therein by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.

        As used in this section, the terms "Dynegy," "we," "us" and "our" mean Dynegy Inc. and do not include any of its existing or future subsidiaries.

General

        The amortizing notes will be issued as a separate series of senior debt securities under the indenture. The amortizing notes will be issued in an aggregate principal amount of $75,796,400 (or $87,165,860 aggregate principal amount if the underwriters exercise their over-allotment option to purchase additional Units in full). The scheduled final installment payment date (as defined below) will be July 1, 2019, subject to extension as described below. We may not redeem the amortizing notes prior to maturity.

        Payments on amortizing notes issued as a global security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a paying agent for the amortizing notes. As described below under "Book-Entry and Settlement Procedures," in certain circumstances amortizing notes may be issued in certificated form in exchange for a global security. In the event amortizing notes are issued in certificated form, installments will be payable, the transfer of the amortizing notes will be registrable and amortizing notes will be exchangeable for amortizing notes of other denominations of a like aggregate principal amount at the corporate trust office of the trustee. Installment payments on certificated amortizing notes may be made at our option by check mailed to the address of the persons entitled thereto. See "Book-Entry Procedures and Settlement."

        Other than the limited restrictions described below under "Consolidation, Merger, Sale or Conveyance," there are no covenants or provisions in the indenture that would afford the holders of the amortizing notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Dynegy that may adversely affect such holders.

Ranking

        The amortizing notes will be senior unsecured obligations of Dynegy and will rank (i) senior in right of payment to all existing and future indebtedness of Dynegy that is, by its terms, expressly subordinated in right of payment to the amortizing notes (or to all senior indebtedness), (ii) pari passu in right of payment with all existing and future unsecured indebtedness of Dynegy that is not so subordinated and (iii) effectively subordinated to all secured indebtedness of Dynegy to the extent of the value of the assets securing such obligations. In addition, the amortizing notes will be structurally subordinated to all existing and future liabilities of our subsidiaries.

        As of March 31, 2016, our total consolidated indebtedness was $7,632 million, $778 million of which was our secured senior indebtedness. After giving effect to the offering of the Units and the transactions contemplated under "Use of Proceeds," we expect our total consolidated indebtedness will be $10.142 billion, of which $3.228 billion will be senior secured indebtedness (assuming no exercise of the underwriters' over-allotment option to purchase additional Units). $825 million of such unsecured indebtedness was incurred by Genco, a subsidiary of IPH, and is non-recourse to Dynegy. See "Capitalization."

Installment Payments

        Each amortizing note will have an initial principal amount of $18.94911. On each January 1, April 1, July 1 and October 1, commencing on October 1, 2016 (each, an "installment payment date"), we will pay, in cash, equal installments of $1.7500 on each amortizing note (or, in the case of the installment payment due on October 1, 2016, $1.94444 per amortizing note). Each installment will constitute a payment of interest (at a rate of 7.00% per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under "—Amortization Schedule." Installments will be paid to the person in whose name an amortizing note is registered as of the close of business on the March 15, June 15, September 15 or December 15, as applicable, immediately preceding the relevant installment payment date.

        Each installment payment for any period will be computed on the basis of a 360-day year of twelve 30-day months. The installment payable for any period shorter than a full installment payment period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which an installment is payable is not a business day, then payment of the installment on such date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay. However, if such business day is in the next succeeding calendar year, then such installment payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

        Notwithstanding anything to the contrary herein, the amount of any installment payment will be increased by the amount of additional interest, if any, payable for the relevant period at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under "—Events of Default."

Amortization Schedule

        The total installments of principal on the amortizing notes for each scheduled installment payment date are set forth below:

Scheduled Installment Payment Date	Amount of Principal	Amount of Interest
October 1, 2016	$1.57599	$0.36845
January 1, 2017	$1.44597	$0.30403
April 1, 2017	$1.47128	$0.27872
July 1, 2017	$1.49702	$0.25298
October 1, 2017	$1.52322	$0.22678
January 1, 2018	$1.54988	$0.20012
April 1 2018	$1.57700	$0.17300
July 1, 2018	$1.60460	$0.14540
October 1, 2018	$1.63268	$0.11732
January 1, 2019	$1.66125	$0.08875
April 1, 2019	$1.69032	$0.05968
July 1, 2019	$1.71990	$0.03010

Repurchase of Amortizing Notes at the Option of the Holder

        If a fundamental change occurs (as described under "Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change"), or if we elect to exercise our early mandatory settlement right (as described under "Description of the Purchase Contracts—Early Settlement at Our Election" above) or our right to redeem the purchase contracts (as described under "Description of the Purchase Contracts—Acquisition Termination Redemption" above), then holders will have the right (the "repurchase right") to require us to repurchase some or all of their amortizing notes, whether as components of the Units or separate amortizing notes, for cash at the repurchase price per amortizing note to be repurchased on the repurchase date, as described below. Holders may not require us to repurchase a portion of an amortizing note. In addition, holders will not have the right to require us to repurchase any or all of such holder's amortizing notes in connection with any early settlement of such holder's purchase contracts at the holder's election at the early settlement rate as described above under "Description of the Purchase Contracts—Early Settlement."

        The "repurchase date" will be (i) for a repurchase in connection with a fundamental change, the date specified by us in the notice of a fundamental change, which will be at least 20 but not more than 45 business days following the effective date of a fundamental change as described under "Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change," (ii) for a repurchase in connection with our early mandatory settlement, the date specified in our early mandatory settlement notice, which will be at least 20 but not more than 45 business days following the date of such notice as described under "Description of the Purchase Contracts—Early Settlement at Our Election" (and which will be required to fall on the early mandatory settlement date) and (iii) for a repurchase in connection with our redemption of the purchase contracts in connection with an acquisition termination redemption, the date specified by us in the acquisition redemption notice, which will be at least 20 but not more than 45 business days following the date of such notice as described under "Description of the Purchase Contracts—Acquisition Termination Redemption."

        The "repurchase price" per amortizing note to be repurchased will be equal to the principal amount of such amortizing note as of the repurchase date, plus accrued and unpaid interest (to, but excluding, the repurchase date) on such principal amount at a rate of 7.00% per annum (as increased by any additional interest). However, if the repurchase date falls after a regular record date and on or prior to the immediately succeeding installment payment date, the installment payment payable on such installment payment date will be paid on such installment payment date to the holder as of such regular record date and will not be deducted from the repurchase price per amortizing note.

        To exercise your repurchase right, you must deliver, on or before the close of business on the business day immediately preceding the repurchase date, the amortizing notes to be repurchased (or the Units, if you have not separated your Units into their constituent components), together with a duly completed written repurchase notice in the form entitled "Form of Repurchase Notice" on the reverse side of the amortizing notes (a "repurchase notice"), in each case in accordance with appropriate DTC procedures, unless you hold certificated amortizing notes (or Units), in which case you must deliver the amortizing notes to be repurchased (or Units), duly endorsed for transfer, together with a repurchase notice, to the paying agent. Your repurchase notice must state:

  •
  if certificated amortizing notes (or Units) have been issued, the certificate numbers of the amortizing notes (or Units), or if not certificated, your repurchase notice must comply with appropriate DTC procedures;

  •
  the number of amortizing notes to be repurchased; and

  •
  that the amortizing notes are to be repurchased by us pursuant to the applicable provisions of the amortizing notes and the indenture.

        You may withdraw any repurchase notice (in whole or in part) by a written, irrevocable notice of withdrawal delivered to the trustee prior to the close of business on the business day immediately preceding the repurchase date and by complying with the appropriate DTC procedures in the case of global amortizing notes (or Units). The notice of withdrawal must state:

  •
  the number of the withdrawn amortizing notes;

  •
  if certificated amortizing notes (or Units) have been issued, the certificate numbers of the withdrawn amortizing notes (or Units), or if not certificated, your notice must comply with appropriate DTC procedures; and

  •
  the number of amortizing notes, if any, that remain subject to the repurchase notice.

        We will be required to repurchase, on the repurchase date, the amortizing notes subject to any repurchase notice that has not been validly withdrawn. Holders who have exercised their repurchase right will receive payment of the repurchase price on the later of (i) the repurchase date and (ii) the time of book-entry transfer or the delivery of the amortizing notes (or Units). If the trustee holds money sufficient to pay the repurchase price of the amortizing notes on the repurchase date, then:

  •
  the amortizing notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the amortizing notes is made or whether or not the amortizing notes are delivered to the trustee); and

  •
  all other rights of the holder will terminate (other than the right to receive the repurchase price).

        In connection with any repurchase offer pursuant to an early mandatory settlement notice or acquisition redemption notice, we will, if required:

  •
  comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

  •
  file a Schedule TO or any other required schedule under the Exchange Act.

        No amortizing notes may be repurchased at the option of holders if the principal amount thereof has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date (except in the case of a default by us of the payment of the repurchase price with respect to such amortizing notes).

Events of Default

        The following are "Events of Default" under the indenture:

          (a)   (i) our failure to pay any installment payment on any amortizing note when such is due, which failure to pay is not cured within 30 days or (ii) our failure to pay the repurchase price of any amortizing note when such is due;

          (b)   our failure to give notice of a fundamental change as described under "Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change" when due;

          (c)   our failure to comply with any of our agreements or covenants in, or provisions of, the amortizing notes or the indenture and such failure continues for the period and after the notice specified below;

          (d)   default by us or any Material Subsidiary under any document evidencing any indebtedness for borrowed money by us or any Material Subsidiary, whether such indebtedness exists on the date of the indenture or is created thereafter, if that default:

              (i)  is caused by a failure to pay principal when due at final (and not any interim) maturity on or prior to the expiration of any grace period provided in such indebtedness (a "Payment Default"); or

             (ii)  results in the acceleration of such indebtedness prior to its express maturity (without acceleration having been rescinded, annulled or otherwise cured),

    and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated (without such acceleration having been rescinded, annulled or otherwise cured), aggregates $100.0 million or more; provided that this clause (d) shall not apply to (A) secured indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such indebtedness and (B) any indebtedness that is required to be converted into Qualifying Equity Interests upon the occurrence of certain designated events so long as no payments in cash or otherwise are required to be made in accordance with such conversion; and

          (e)   certain events of bankruptcy, insolvency or reorganization of us or any Material Subsidiary.

For purposes of the indenture, (a) "Material Subsidiary" shall mean any of our wholly-owned domestic subsidiaries that is, on the date of determination of any event specified in clause (d) or (e) above, a borrower under the Credit Agreement (as defined in the Indenture dated as of October 27, 2014, between us (as successor to Dynegy Finance II, Inc.) and Wilmington Trust, National Association, as trustee, as supplemented prior to the date of the indenture (the "2014 Indenture")) or guarantees any indebtedness under the Credit Agreement and (b) "Qualifying Equity Interests" shall have the meaning set forth in the 2014 Indenture.

        A default as described in clause (c) above will not be deemed an Event of Default until the trustee notifies us, or the holders of at least 25% in principal amount of the then outstanding amortizing notes notify us and the trustee, of the default and we do not cure the default within 60 days after receipt of the notice. The notice must specify the default, demand that it be remedied and state that the notice is a "Notice of Default." If such a default is cured within such time period, it ceases.

        If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% of the principal amount of the outstanding amortizing notes by notice to us and the trustee, may declare 100% of the principal of and accrued and unpaid interest on all the amortizing notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. However, upon an event of default pursuant to clause (e) above (except with respect to any significant subsidiary), the aggregate principal amount and accrued and unpaid interest will be due and payable immediately.

        Notwithstanding the foregoing, the indenture will provide that, if we so elect, the sole remedy of holders for an event of default relating to our failure to file reports as described under "—Reports" below will, (i) for the first 90 days after the occurrence of such event of default (which will be the 61st day after written notice is provided to us of the default pursuant to clause (c) above), consist exclusively of the right to receive additional interest at an annual rate equal to 0.25% per annum on the principal amount of the amortizing notes then outstanding, and (ii) for the 90 days immediately following such 90-day period, consist exclusively of the right to receive additional interest at an annual rate equal to 0.50% per annum on the principal amount of the amortizing notes then outstanding. If we make such election, such additional interest will be payable in arrears on each interest payment date following the date on which such event of default first occurs. On the 181st day after such event of default (if such violation is not cured or waived prior to such 181st day), the amortizing notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders in the event of the occurrence of any other event of default. If we do not elect to pay additional interest upon an event of default in accordance with this paragraph, the amortizing notes will be subject to acceleration as provided above.

        In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to our failure to comply with the reporting obligations described above in the immediately preceding paragraph and below in "—Reports", we must notify the trustee, the paying agent and all of the holders of the amortizing notes, in writing, of such election on or before the close of business on the fifth business day immediately following the date on which such event of default otherwise would occur, provided that the amortizing notes may not be accelerated during such five business day period. Upon our failure to timely give such notice or pay additional interest, the amortizing notes will be immediately subject to acceleration as provided above.

        The holders may not enforce the provisions of the indenture or the amortizing notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the amortizing notes then outstanding may direct the trustee in its exercise of any trust or power; provided, however, that such direction does not conflict with the terms of the indenture. The trustee may withhold from the holders notice of any continuing default or Event of Default if the trustee determines that withholding such notice is in the holders' interest.

        The holders of a majority in aggregate principal amount of the amortizing notes then outstanding, by notice to the trustee, may waive all defaults with respect to the amortizing notes (other than a default or an Event of Default resulting from a failure to pay interest on, or the principal of, the amortizing notes) and rescind and annul such declaration of acceleration resulting from such defaults (other than a default or an Event of Default resulting from a failure to pay interest on, or the principal of, the amortizing notes) and their consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, other than the nonpayment of interest on, or the principal of, the amortizing notes that have become due solely by such declaration of acceleration, have been cured or waived.

        Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest.

        We are required to deliver, within 120 calendar days after the end of each fiscal year, to the trustee an annual statement regarding compliance with the indenture, and include in such statement, if any officer is aware of any default or Event of Default, a statement specifying such default or Event of Default and what action we are taking or propose to take with respect thereto. In addition, we are required to deliver to the trustee prompt written notice of the occurrence of any default or Event of Default and of what action we are taking or propose to take with respect thereto.

Reports

        The indenture requires Dynegy to deliver to the trustee, within 15 days after Dynegy is required to file the same with the SEC (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Dynegy may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. For purposes of this section, documents filed by Dynegy with the SEC via the EDGAR system will be deemed to be delivered to the trustee as of the time such documents are filed via EDGAR; provided, however, that the trustee shall have no obligation whatsoever to determine if such filing has occurred.

        Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee's receipt of such reports, information or documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Dynegy's compliance with any of its covenants under the indenture (as to which the trustee is entitled to conclusively rely exclusively on an officer's certificate).

Legal Defeasance and Covenant Defeasance

        Dynegy may, at its option and at any time, elect to have all of its obligations under the indenture discharged with respect to the amortizing notes ("legal defeasance") except for the obligations to, or rights of, the holders listed below.

        In addition, Dynegy may, at its option and at any time, elect to have its obligations released with respect to certain covenants described under "—Reports" above and "—Consolidation, Merger, Sale or Conveyance" below (other than clause (y) of the first bullet thereunder) and the events of default described under clauses (b) through (e) under "—Events of Default" above, in each case subject to the exceptions specified in the indenture ("covenant defeasance") and thereafter any omission to comply with those covenants shall not constitute a default or an event of default with respect to the amortizing notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and notice of fundamental change) described under "—Events of Default" will no longer constitute an event of default with respect to the amortizing notes.

        In order to exercise either legal defeasance or covenant defeasance:

          (1)   Dynegy must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the amortizing notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank or firm of independent public accountants delivered to the Trustee, to pay principal of, and interest, on, the outstanding amortizing notes to their maturity;

          (2)   in the case of legal defeasance, Dynegy shall have delivered to the trustee an opinion of independent U.S. tax counsel of recognized standing (subject to customary assumptions and exceptions) confirming that (a) Dynegy has received from, or there has been published by, the IRS a ruling or (b) since the date of issuance, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding amortizing notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

          (3)   in the case of covenant defeasance, Dynegy shall have delivered to the trustee an opinion of independent U.S. tax counsel of recognized standing (subject to customary assumptions and exceptions) confirming that the holders of the outstanding amortizing notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (4)   no default or event of default shall have occurred and be continuing on the date of such deposit;

          (5)   such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under the indenture or any material agreement or instrument to which Dynegy or any of its subsidiaries is a party or by which Dynegy or any of its subsidiaries is bound;

          (6)   Dynegy must deliver to the trustee an officers' certificate stating that the deposit was not made by Dynegy with the intent of preferring the holders of amortizing notes over the other creditors of Dynegy with the intent of defeating, hindering, delaying or defrauding creditors of Dynegy or others; and

          (7)   Dynegy must deliver to the trustee an officers' certificate and an opinion of counsel (subject to customary assumptions and exceptions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

        Notwithstanding the foregoing and the provisions under "—Satisfaction and Discharge" below, no discharge, legal defeasance or covenant defeasance described above will affect the following obligations to, or rights of, the holders of the amortizing notes:

  •
  rights of registration of transfer and exchange of amortizing notes;

  •
  rights of substitution of mutilated, defaced, destroyed, lost or stolen amortizing notes;

  •
  rights of holders of the amortizing notes to receive payments of principal thereof and interest thereon, upon the original due dates therefor, but not upon acceleration;

  •
  rights, obligations, duties and immunities of the trustee and our obligations with respect thereto;

  •
  rights of holders of amortizing notes that are beneficiaries with respect to property so deposited with the trustee payable to all or any of them;

  •
  obligations of Dynegy to maintain an office or agency in respect of the amortizing notes;

  •
  rights and obligations described under "—Repurchase of Amortizing Notes at the Option of the Holder" above; and

  •
  the legal defeasance provisions under the indenture.

Satisfaction and Discharge

        Subject to certain exceptions, the indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the amortizing notes, as expressly provided for in the indenture) as to all outstanding amortizing notes when:

          (1)   either:

            (a)   all the amortizing notes theretofore authenticated and delivered (except lost, stolen or destroyed amortizing notes which have been replaced or paid and amortizing notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Dynegy and thereafter repaid to Dynegy or discharged from their trust as provided in the indenture) have been delivered to the trustee for cancellation, or

            (b)   all the amortizing notes that have not been delivered to the trustee for cancellation will mature within one year and Dynegy has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of amortizing notes, cash in U.S. dollars, non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank or firm of independent public accountants delivered to the trustee to pay the principal of, and interest on, the outstanding amortizing notes to their maturity;

          (2)   no default or event of default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of or default under any other instrument to which Dynegy is a party or by which Dynegy is bound;

          (3)   Dynegy has paid or caused to be paid all other sums payable under the indenture; and

          (4)   Dynegy has delivered irrevocable instructions to the trustee to apply such funds to the payment of principal of, and interest on, the outstanding amortizing notes to their maturity.

        In addition, Dynegy must deliver to the trustee an officers' certificate and an opinion of counsel (subject to customary assumptions and exceptions) stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification

        The indenture governing the amortizing notes will contain provisions permitting us and the trustee to modify the indenture governing the amortizing notes without the consent of the holders (whether held separately or as a component of Units) for any of the following purposes:

  •
  to evidence the succession by a successor corporation and to provide for the assumption by a successor corporation of our obligations under the indenture governing the amortizing notes;

  •
  to provide additional rights or benefits to the holders or to surrender any right or power conferred upon us;

  •
  comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

  •
  secure the amortizing notes;

  •
  add guarantees with respect to the amortizing notes;

  •
  to evidence and provide for the acceptance of appointment of a successor trustee;

  •
  to cure any ambiguity, omission, defect or inconsistency in the indenture governing the amortizing notes; and

  •
  make any change that does not adversely affect the rights of any holder in any material respect; provided that any amendment to conform the terms of the indenture governing the amortizing notes to the description thereof in the preliminary prospectus supplement, as supplemented by the pricing term sheet related to the offering of the Units will not be deemed to be adverse to any holder.

        Subject to certain exceptions, the indenture governing the amortizing notes may be amended with the consent of the holders of a majority of the amortizing notes (whether or not part of a Unit) then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Units and/or separate amortizing notes) and, subject to certain exceptions, compliance with any provisions may be waived with the consent of the holders of a majority of the amortizing notes (whether or not part of a Unit) then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender offer or exchange offer for, Units and/or separate amortizing notes). However, without the consent of each holder of a then outstanding amortizing note (whether or not part of a Unit) affected, no amendment may, among other things:

  •
  change any installment payment date or the amount owed on any installment payment date;

  •
  reduce the principal amount of the amortizing notes or the rate of interest thereon;

  •
  reduce the percentage in principal amount of outstanding amortizing notes the consent of whose holders is required for any supplemental indenture or for any waiver of compliance with certain provisions of the indenture or certain events of default and their consequences provided for in the indenture;

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  change the ranking of the amortizing notes;

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  make the amortizing notes payable in a currency other than that stated in the amortizing notes;

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  reduce the repurchase price for the amortizing notes or amend or modify in any manner adverse to holders of the amortizing notes Dynegy's obligation to make such payment or give notices in respect thereof;

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  impair the right to institute suit for the enforcement of the amortizing notes; or

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  make any change in the percentage of holders required to consent to any amendment, modification or waiver of any provision of the indenture, or make any change to the indenture provision described in this sentence.

Consolidation, Merger, Sale or Conveyance

        We will covenant in the indenture that we will not (1) consolidate or merge with or into another person or (2) sell, assign, transfer, lease or otherwise dispose of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to another person, unless:

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  the successor entity, if not us, is (and, if we remain a party to the amortizing notes and the indenture after giving effect to such transaction and the requirements in respect thereof under the indenture) a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and that entity, if not us, expressly assumes our obligations under the purchase contracts and the purchase contract agreement and our obligations under the indenture and the amortizing notes pursuant to agreements reasonably satisfactory to the trustee; and

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  the obligor under the indenture will not, immediately after the relevant transaction, be in default in the performance of its covenants and conditions under the Units or the amortizing notes.

        This "Consolidation, Merger, Sale or Conveyance" covenant will not apply to any sale, assignment, transfer, lease or other disposition of assets between or among us and our subsidiaries.

Calculations in Respect of Amortizing Notes

        We will be responsible for making all calculations called for under the amortizing notes. These calculations include, but are not limited to, determinations of installment payments, the repurchase price, if applicable, and accrued interest payable on the amortizing notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of amortizing notes. We will provide a schedule of our calculations to each of the trustee and the purchase contract agent, and each of the trustee and the purchase contract agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of amortizing notes upon the written request of that holder.

Governing Law

        The indenture and the amortizing notes, and any claim, controversy or dispute arising under or related to the indenture or amortizing notes, for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

Unclaimed Funds

        Any monies deposited with the trustee or any paying agent or then held by us in trust for the payment of installment payments on the amortizing notes that remains unclaimed for two years after the date the payments became due and payable, shall, at our request, be repaid to us or released from trust, as applicable, and the holder of the amortizing note shall thereafter look, as a general unsecured creditor, only to us for payment thereof.

Information Concerning the Trustee

        Wilmington Trust, National Association will be the trustee on behalf of the holders of the amortizing notes. The indenture will contain provisions limiting the liability of the trustee, and we will indemnify the trustee, its officers, directors, employees and agents against any loss, liability or expenses incurred or made in connection with the trustee's duties under the indenture.

        We will pay the trustee reasonable fees for its services, subject to any written agreement between us and the trustee. We will reimburse the trustee for all reasonable and out-of-pocket expenses (including the reasonable compensation and expenses of the trustee's counsel).

        The indenture will contain provisions under which the trustee may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

DESCRIPTION OF COMMON STOCK

        The following summary of the terms of our capital stock is not meant to be complete and is qualified in its entirety by reference to our third amended and restated certificate of incorporation, our sixth amended and restated bylaws and the provisions of applicable law. For additional information, see "Risk Factors—Risks Related to the Units, the Amortizing Notes, the Purchase Contracts and our Common Stock." You should read the following description of our common stock in light of this information and the other information under "Risk Factors" in this prospectus supplement.

Authorized Capital Stock

        We have the authority to issue a total of 440,000,000 shares of capital stock, consisting of:

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  420,000,000 shares of common stock; and

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  20,000,000 shares of preferred stock.

Common Stock

        The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which we may designate and issue in the future.

        Dividend Rights.    Subject to the rights of holders of preferred stock of any series that may be issued from time to time, and as otherwise provided by the third amended and restated certificate of incorporation, holders of common stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or of our property as may be declared by the Board from time to time out of our assets or funds legally available for dividends and other distributions, and shall share equally on a per share basis in all such dividends and other distributions.

        Liquidation Rights.    In the event of any liquidation, dissolution or winding up of us, the holders of our common stock will be entitled to share in our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding class of our preferred stock.

        Preemptive Rights.    Pursuant to our third amended and restated certificate of incorporation, the holders of our common stock have no preemptive rights.

        Conversion Rights.    Shares of our common stock are not convertible.

        Voting Rights.    Subject to the rights of the holders of any series of our preferred stock, each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders.

        Board of Directors.    Holders of common stock do not have cumulative voting rights with respect to the election of directors. At any meeting to elect directors by holders of our common stock, the presence, in person or by proxy, of the holders of a majority of the voting power of shares of capital stock then outstanding shall constitute a quorum for such election. Directors shall be elected by a plurality of the votes of the shares present and entitled to vote on the election of directors, except for directors whom the holders of preferred stock have the right to elect, if any.

Warrants to Purchase Common Stock

        Pursuant to the Plan, Dynegy issued warrants to purchase shares of new common stock to holders of shares of its old common stock, which were cancelled pursuant to the Plan. The warrants became exercisable at any time after the date of issuance and have an exercise price of $40.00 per share. Each of the warrants expires on October 2, 2017. The warrants provide for a cashless exercise by the warrant holder. The exercise price of the warrants and the number of shares issuable upon exercise of the warrants are subject to adjustment upon certain events including: stock subdivisions, combinations, splits, stock dividends, capital reorganizations, or capital reclassifications of common stock and in connection with certain distributions of cash, assets or securities. The warrants are not redeemable.

Preferred Stock

        Under the terms of our third amended and restated certificate of incorporation, the Board is authorized to issue from time to time up to an aggregate of 20,000,000 shares of preferred stock and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. If the Board decides to issue shares of preferred stock to persons supportive of current management, this could render it more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares of preferred stock also could be used to dilute the stock ownership of persons seeking to obtain control of us. To the extent required by 11 U.S.C. § 1123(a)(6), we are prohibited from issuing shares of nonvoting equity securities (within the meaning of such statute).

Certain Anti-Takeover Effects

        Provisions of Delaware Law.    We are a Delaware corporation. In our third amended and restated certificate of incorporation, we elected not to be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits Delaware corporations, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

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  the transaction is approved by the Board before the date the interested stockholder attained that status;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

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  on or after such time the business combination is approved by the Board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. However, Section 203 is not applicable to us.

        Advance Notice Procedures.    Our sixth amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our corporate secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the bylaws will not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

        Action by Written Consent; Special Meetings of Stockholders.    Our sixth amended and restated bylaws provide that stockholder action can be taken at an annual or special meeting of stockholders or by written consent in lieu of a meeting. Our third amended and restated certificate of incorporation and the bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of the Board, the chief executive officer, the president, a majority of the Board, or the holders of at least 20% of all the outstanding shares entitled to vote on the matter for which the meeting is being held. The Board may postpone or reschedule any meeting previous scheduled by the chairman of the Board, the Board, chief executive officer, or president.

        Authorized but Unissued Shares.    Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to the rules and regulations of the NYSE or any applicable exchange. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

        Computershare Shareholder Services LLC is the transfer agent and registrar for our common stock.

Listing of Our Common Stock

        Currently, our common stock is listed on the NYSE under the trading symbol "DYN."

 BOOK-ENTRY AND SETTLEMENT PROCEDURES

        The Units, the separate purchase contracts and the separate amortizing notes will initially be issued under a book-entry system in the form of global securities. We will register the global securities in the name of The Depository Trust Company, New York, New York, or DTC, or its nominee and will deposit the global securities with that depositary.

        Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the Units, the separate purchase contracts and the separate amortizing notes, as the case may be, upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

        So long as the depositary or its nominee is the registered owner of a global security, we, the purchase contract agent and the trustee will treat the depositary as the sole owner or holder of the Units, the separate purchase contracts and the separate amortizing notes, as the case may be. Therefore, except as set forth below, you will not be entitled to have Units, separate purchase contracts or separate amortizing notes registered in your name or to receive physical delivery of certificates representing the Units, the separate purchase contracts or the separate amortizing notes. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture or the purchase contract agreement, as the case may be. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

        You may elect to hold interests in the global securities either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme ("Clearstream") or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, ("Euroclear") if you are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC's books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants' customers' securities accounts.

        As long as the separate amortizing notes are represented by the global securities, we will pay installments on those separate amortizing notes to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date. Neither we, the purchase contract agent nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

Settlement

        Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

        Because of time-zone differences, credits of securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in Units, separate purchase contracts or separate amortizing notes, as the case may be, that are settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Units, separate purchase contracts or separate amortizing notes, as the case may be, by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Units, separate purchase contracts and separate amortizing notes, as the case may be, among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Definitive Securities and Paying Agents

        A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities in registered form only if:

          (a)   the depositary is unwilling or unable to continue as depositary for such global security and we are unable to find a qualified replacement for the depositary within 90 days;

          (b)   at any time the depositary ceases to be a clearing agency registered under the Exchange Act; or

          (c)   we in our sole discretion decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

        The global security will be exchangeable, upon the events described above, in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, will be registered in the name or names of the person or persons specified by the depositary in a written instruction to the registrar of the securities. The depositary may base its written instruction upon directions it receives from its participants.

        If any of the events described above occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive securities are available and notice will be published as described below under "—Notices." Beneficial owners of book-entry Units, separate purchase contracts or separate amortizing notes, as the case may be, will then be entitled (1) to receive physical delivery in certificated form of definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, equal in aggregate amount of Units, separate purchase contracts or separate amortizing notes, as the case may be, to their beneficial interest and (2) to have the definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, registered in their names. Thereafter, the holders of the definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, will be recognized as the "holders" of the Units, separate purchase contracts or separate amortizing notes, as the case may be, for purposes of the purchase contract agreement and indenture, respectively.

        Each of the purchase contract agreement and indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive separate purchase contracts or separate amortizing notes, as the case may be, so long as the applicant furnishes to us and the purchase contract agent and the trustee, as applicable, such security or indemnity and such evidence of ownership as the purchase contract agent and the trustee, as applicable, and we may require.

        In the event definitive separate notes are issued, the holders thereof will be able to receive installment payments at the office of our paying agent. The final installment payment of a definitive separate amortizing note may be made only against surrender of the separate amortizing note to one of our paying agents. We also have the option of making installment payments by mailing checks to the registered holders of the separate certificated amortizing notes. The office of our paying agent, which will be in the continental United States, will initially be located in Dallas, Texas as set forth in the Indenture.

        In the event definitive Units, separate purchase contracts or separate amortizing notes are issued, the holders thereof will be able to transfer their securities, in whole or in part, by surrendering such securities for registration of transfer at the office of Wilmington Trust, National Association set forth in the purchase contract or indenture as applicable. A form of such instrument of transfer will be obtainable at the relevant office of Wilmington Trust, National Association. Upon surrender, we will execute, and the purchase contract agent and the trustee will authenticate and deliver, new Units, separate purchase contracts or separate amortizing notes, as the case may be, to the designated transferee in the amount being transferred, and a new security for any amount not being transferred will be issued to the transferor. Such new securities will be delivered free of charge at the relevant office of Wilmington Trust, National Association, as requested by the owner of such new Units, separate purchase contracts or separate amortizing notes. We will not charge any fee for the registration of transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Notices

        So long as the global securities are held on behalf of DTC or any other clearing system, notices to holders of securities represented by a beneficial interest in the global securities may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of material U.S. federal income tax considerations of the purchase, ownership and disposition of the Units, the purchase contracts and amortizing notes that are components of Units and shares of our common stock acquired under a purchase contract. This discussion applies only to holders who acquire Units upon original issuance at the $100.00 offering price and who hold the Units, the components of the Units and shares of our common stock acquired under a purchase contract as capital assets.

        This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder's particular circumstances, including holders subject to special rules, such as:

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  certain financial institutions;

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  insurance companies;

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  dealers or traders subject to a mark-to-market method of tax accounting with respect to Units, purchase contracts, amortizing notes or shares of our common stock;

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  persons holding Units, purchase contracts, amortizing notes or shares of our common stock as part of a hedge, "straddle," equity-linked arbitrage strategy, integrated transaction or similar transaction;

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  U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

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  certain former citizens and residents of the United States;

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  tax-exempt entities;

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  persons subject to the alternative minimum tax; or

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  persons that receive the Units, purchase contracts, amortizing notes or shares of our common stock as compensation or in connection with the performance of services.

        If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds Units, purchase contracts, amortizing notes or common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding Units, purchase contracts, amortizing notes or common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Units, purchase contracts, amortizing notes or the common stock. This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of Units are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Characterization of Units and Amortizing Notes

        Although there is no authority directly on point and therefore the issue is not free from doubt, we will take the position that each Unit will be treated as an investment unit composed of two separate instruments for U.S. federal income tax purposes: (i) a purchase contract and (ii) an amortizing note, with respect to which we will take the position that it will be treated as indebtedness for U.S. federal income tax purposes. Under this treatment, a holder of Units will be treated as if it held each component of Units for U.S. federal income tax purposes. By acquiring a Unit, you will agree to treat (i) a Unit as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes as indebtedness for U.S. federal income tax purposes. If, however, the components of a Unit were treated as a single instrument, the U.S. federal income tax consequences could differ from the consequences described below. Specifically, if you are a U.S. Holder (as defined below) you could be required to recognize the entire amount of each installment payment on the amortizing notes, rather than merely the portion of such payment denominated as interest, as income. In addition, if you are a "non-U.S. Holder" (as defined below under "Tax Consequences to Non-U.S. Holders"), payments of principal and interest made to you on the amortizing notes could be subject to U.S. withholding tax. Even if the components of a Unit are respected as separate instruments for U.S. federal income tax purposes, the purchase contracts could be treated as our stock, in which case the tax consequences of the purchase, ownership and disposition thereof would be substantially the same as the tax consequences described herein, except that a holder's holding period for the common stock received under a purchase contract would include the period during which the holder held the purchase contract.

        The Units are complex financial instruments and no statutory, judicial or administrative authority directly addresses all aspects of the treatment of the Units or instruments similar to the Units for U.S. federal income tax purposes, and no assurance can be given that the Internal Revenue Service ("IRS") will agree with the tax consequences described herein. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of the Units are unclear. No ruling has been or will be sought concerning the treatment of the Units, and the tax consequences described herein are not binding on the IRS or the courts, either of which could disagree with the explanations or conclusions contained in this summary. Accordingly, you should consult your tax advisor regarding the tax consequences to you of the possible recharacterization of the components of a Unit as a single instrument. Unless stated otherwise, the remainder of this discussion assumes the characterization of the Units as two separate instruments, the characterization of the amortizing notes as indebtedness, and the characterization of the purchase contracts as contracts to acquire our common stock will be respected for U.S. federal income tax purposes.

Certain Contingent Payments

        In certain circumstances (see "Description of the Amortizing Notes" and "—Events of Default"), we may be obligated to pay amounts on the amortizing notes that are in excess of stated interest and principal. These potential payments may implicate the provisions of the Treasury Regulations relating to "contingent payment debt instruments." We intend to take the position that the possibility of paying such additional amounts is remote and does not result in the amortizing notes being treated as contingent payment debt instruments. However, additional income will be recognized to a holder of notes if any such additional payment is made. It is possible that the IRS may take a different position, in which case a holder might be required to accrue interest income at a higher rate than the stated interest rate and to treat as ordinary interest income any gain realized on the taxable disposition of the amortizing note. The remainder of this discussion assumes that the amortizing notes will not be treated as contingent payment debt instruments.

Allocation of the Issue Price and Purchase Price

        The $100.00 offering price of each Unit will be allocated between the purchase contract and the amortizing note that constitute the Unit in proportion to their relative fair market values at the time of issuance. That allocation of the offering price will establish a holder's initial tax basis in the purchase contract and amortizing note. We have determined that the offering price allocated to each purchase contract and amortizing note is $81.05089 and $18.94911, respectively. That allocation will be binding on you (but not the IRS), unless you explicitly disclose a contrary position on a statement attached to your timely filed U.S. federal income tax return for the taxable year in which you acquire Units pursuant to this offering. The remainder of this discussion assumes that this allocation of offering price to each purchase contract and amortizing note will be respected for U.S. federal income tax purposes.

Separation and Recreation of Units.

        You will generally not recognize gain or loss by (i) separating a Unit into its component purchase contract and amortizing note or (ii) recreating a Unit, as both procedures are described under "Description of the Units—Separating and Recreating Units." Upon the sale, exchange or other taxable disposition of a Unit, you should be treated as having sold or disposed of the separate components of the Unit, which are the purchase contract and amortizing note. The proceeds realized on a disposition of a Unit will be allocated between the purchase contract and amortizing note in proportion to their relative fair market values at the time of such disposition. As a result, you should calculate its gain or loss on the purchase contract separately from the gain or loss on the amortizing notes, each as described below. You may recognize a gain with respect to the disposition of one component of a Unit buy a loss with respect to the disposition of the other component of the Unit, and you may not be able to offset such gain with such loss.

Tax Consequences to U.S. Holders

        As used herein, the term "U.S. Holder" means a beneficial owner of Units, purchase contracts, amortizing notes or our common stock acquired under a purchase contract that is, for U.S. federal income tax purposes:

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  an individual who is a citizen or resident of the United States;

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  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        Payments on the Amortizing Notes.    The portion of the installment payment on an amortizing note that is treated as interest will be includible in the gross income of a U.S. Holder as ordinary interest income at the time it is paid or accrued in accordance with such U.S. Holder's method of tax accounting. The portion of the installment payment on an amortizing note that is not treated as interest will be treated as a tax-free return of principal and reduce a U.S. Holder's tax basis in such note.

        Settlement of a Purchase Contract.    U.S. Holders will generally not recognize gain or loss on the acquisition of our common stock upon the mandatory or early settlement of a purchase contract except with respect to cash paid in lieu of a fractional share of our common stock. A U.S. Holder's tax basis in the common stock received under a purchase contract will be equal to its tax basis in the purchase contract less the portion of such tax basis allocable to the fractional share. A U.S. Holder's holding period for the common stock received under a purchase contract will begin the day after that stock is received.

        Constructive Dividends.    The settlement rate of the purchase contracts will be adjusted in certain circumstances. Under the Code and applicable Treasury Regulations, adjustments that have the effect of increasing a U.S. Holder's proportionate interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to the holder of a purchase contract. If we were to make a distribution of cash or property (for example, distributions of evidences of indebtedness or assets) to stockholders and the settlement rate of the purchase contracts were increased pursuant to the applicable anti-dilution provisions, such increase may be deemed to be a distribution to U.S. Holders.

In addition, any other increase in the settlement rate of the purchase contracts (including an adjustment to the settlement rate in connection with a fundamental change) may, depending on the circumstances, be deemed to be a distribution to U.S. Holders. In certain circumstances, the failure to make an adjustment of the settlement rate may result in a taxable distribution to U.S. Holders, if as a result of such failure the proportionate interest of the U.S. Holders in our assets or earnings and profits is increased. Any deemed distribution will generally be subject to tax in the same manner as an actual distribution. See "—Taxation of Distributions on Common Stock Acquired under the Purchase Contracts" below.

        We are currently required to report the amount of any deemed distributions on our website or to the IRS and holders of notes not exempt from reporting. On April 12, 2016, the IRS proposed regulations addressing the amount and timing of deemed distributions, obligations of withholding agents and filing and notice obligations of issuers. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the right to acquire common stock immediately after the conversion adjustment over the fair market value of the right to acquire common stock without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the Unit and the date of the actual distribution of cash or property that results in the deemed distribution, (iii) subject to certain limited exceptions, a withholding agent is required to impose any applicable withholding tax on deemed distributions to a non-U.S. Holder (as defined below) and, if there is no associated cash payment, may set off its withholding obligations against payments on the notes (or, in some circumstances, any payments on our common stock) or sales proceeds received by or other funds or assets of such non-U.S. Holder and (iv) we are required to report the amount of any deemed distributions on our website or to the IRS and all holders of notes (including holders of notes that would otherwise be exempt from reporting). The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders of notes and withholding agents may rely on them prior to that date under certain circumstances.

        However, deemed distributions may not be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate U.S. Holders or for the dividends-received deduction applicable to certain dividends paid to corporate U.S. Holders. Because a deemed distribution would not result in the payment of any cash to a U.S. Holder from which any applicable backup withholding could be satisfied, if backup withholding is paid on the U.S. Holder's behalf (because the U.S. Holder failed to establish an exemption from backup withholding), such backup withholding may be set off against payments of any cash or common stock payable on the sale or settlement of a purchase contract (or, possibly, against any payments on our shares of common stock). Holders should consult their tax advisors as to the tax consequences of receiving constructive dividends.

        Taxation of Distributions on Common Stock Acquired under the Purchase Contracts.    Distributions paid on shares of common stock acquired under the purchase contracts generally will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be includible in income when received by a U.S. Holder. In the case of a non-corporate U.S. Holder, dividends are subject to tax at reduced rates if certain holding period and other requirements are met. Dividends received by a corporate U.S. Holder should be eligible for the dividends received deduction if such holder meets certain holding period and other applicable requirements. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder's investment, up to the U.S. Holder's tax basis in the common stock. Any remaining excess will be treated as a capital gain.

        Sale or Other Taxable Disposition of Units, Purchase Contracts, Amortizing Notes or Common Stock.    Upon the sale, exchange or other taxable disposition of a purchase contract (including the portion of the purchase contract that is deemed to be sold as a result of the receipt of cash in lieu of a fractional share upon the settlement of the purchase contract), amortizing note or share of our common stock, a

U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder's adjusted tax basis in the purchase contract (or portion thereof), amortizing note or share of stock, as the case may be. Gain or loss realized on the sale, exchange or other taxable disposition of a purchase contract, amortizing note or share of common stock will generally be capital gain or loss (excluding amounts received with respect to accrued interest to the extent not previously included in income, which generally will be taxable as ordinary income, as described above under "Payments on the Amortizing Notes") and will be long-term capital gain or loss if at the time of sale, exchange or other taxable disposition, the purchase contract, amortizing note or share of stock, as the case may be, has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders are subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

        Upon the sale, exchange or other taxable disposition of a Unit, a U.S. Holder will be treated as having sold or disposed of the purchase contract and amortizing note that constitute the Unit. The proceeds realized on a disposition of a Unit will be allocated between the purchase contract and amortizing note of the Unit in proportion to their relative fair market values. As a result, a U.S. Holder will calculate its gain or loss on the purchase contract separately from the gain or loss on the amortizing note. It is thus possible that a U.S. Holder could recognize a capital gain on one component of a Unit but a capital loss on the other component of the Unit.

        Separation and Recreation of Units.    U.S. Holders will not recognize gain or loss by (i) separating a Unit into its component purchase contract and amortizing note or (ii) recreating a Unit, as both procedures are described under "Description of the Units—Separating and Recreating Units."

        Net Investment Income Tax.    Certain U.S. Holders who are individuals, estates or trusts will be subject to a net investment income tax of 3.8% on the lesser of (1) their "net investment income" for the relevant taxable year and (2) the excess of their modified adjusted gross income for the taxable year over a certain threshold (which, in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A U.S. Shareholder's net investment income will generally include its dividend income and its gains from the disposition of our Units, purchase contracts, amortizing notes or shares unless such income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate, or trust, you are urged to consult your own tax advisors regarding the applicability of the net investment income tax to your income and gains in respect of your investment in our Units, purchase contracts, amortizing notes or shares.

        Backup Withholding and Information Reporting.    Generally, interest paid on the amortizing notes, dividends on the common stock and any proceeds of a sale, exchange or other taxable disposition of Units, purchase contracts, amortizing notes or shares of our common stock will be subject to information reporting unless the U.S. Holder is a corporation or other exempt recipient, and, when required, demonstrates this fact, or such U.S. Holder provides a taxpayer identification number and satisfies certain certification requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder's U.S. federal income tax liability, provided that such holder furnishes certain required information to the IRS in a timely fashion.

Tax Consequences to Non-U.S. Holders

        As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Unit, purchase contract, amortizing note or share of common stock acquired under a purchase contract that is, for U.S. federal income tax purposes (as defined in Section 7701 of the Code):

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  a nonresident alien individual;

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  a foreign corporation; or

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  a foreign estate or trust.

        Settlement of a Purchase Contract.    Non-U.S. Holders will generally not recognize gain or loss on the acquisition of our common stock upon the mandatory or early settlement of a purchase contract. A Non-U.S. Holder's tax basis in the common stock received under a purchase contract will be equal to its tax basis in the purchase contract less the portion of such tax basis allocable to the fractional share. A Non-U.S. Holder's holding period for the common stock received under a purchase contract will begin the day after that stock is received.

        Payments on the Amortizing Notes.    Subject to the discussion below of "Backup Withholding and Information Reporting" and "FATCA", under the characterization of each Unit as an investment unit consisting of an amortizing note and a purchase contract for U.S. federal income tax purposes, payments of principal and interest on the amortizing notes by us to any Non-U.S. Holder should qualify for the "portfolio interest exemption" and should not be subject to U.S. federal income tax or withholding of such tax, provided that such interest income is not effectively connected with a U.S. trade or business of the Non-U.S. Holder (or, if a tax treaty applies, is not attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder within the United States); and provided that the Non-U.S. Holder:

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  does not actually or by attribution own 10% or more of the combined voting power of all classes of our stock entitled to vote;

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  is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us actually or by attribution through stock ownership;

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  is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

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  either (a) provides an appropriate, properly executed, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable or a suitable substitute form) signed under penalties of perjury that includes the Non-U.S. Holder's name and address, and certifies as to Non-U.S. Holder status in compliance with applicable law and regulations; or (b) causes a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business to provide a statement to us or our agent under penalties of perjury in which it certifies that such an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable or a suitable substitute form) has been received by it from the non-U.S. Holder or qualifying intermediary and furnishes us or our agent with a copy. The Treasury regulations provide special certification rules for notes held by a foreign partnership and other intermediaries.

        If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to the Non-U.S. Holder will be subject to a 30% U.S. federal tax withholding unless the holder provides us or our agent with the appropriate, properly executed IRS Form W-8BEN or W-8BEN-E claiming an exemption from (or reduction of) withholding under the benefit of a tax treaty or IRS Form W-8ECI stating that such interest is not subject to withholding because it is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business.

        If a Non-U.S. Holder is engaged in a U.S. trade or business, and if interest on an amortizing note is effectively connected with the conduct of that trade or business, the Non-U.S. Holder will generally be subject to tax on this interest income in the same manner as a U.S. Holder, subject to an applicable tax treaty providing otherwise. Effectively connected interest received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable tax treaty.

        However, if, as described above under "—Characterization of Units and Amortizing Notes," the components of a Unit were recharacterized and treated a single instrument for U.S. federal income tax purposes, payments of principal and interest made to Non-U.S. Holders could be subject to U.S. federal withholding tax at a rate of 30%, unless such Non-U.S. Holder is entitled to claim a lower rate as may be specified by an applicable tax treaty and such holder has satisfied the relevant certification requirements. Even if the components of a Unit are respected as separate instruments for U.S. federal income tax purposes, payments to Non-U.S. Holders on the amortizing notes could potentially be subject to U.S. federal withholding tax.

        Taxation of Distributions on Common Stock Acquired under the Purchase Contracts.    Any distribution to a Non-U.S. Holder with respect to our common stock acquired under the purchase contract, other than certain pro rata distributions of shares of common stock, that we pay out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will constitute a dividend. In general, dividends paid to Non-U.S. Holders (including any constructive distributions taxable as dividends as discussed below under "—Constructive Dividends") with respect to common stock will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable tax treaty. Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States and, if required by an applicable tax treaty, are attributable to such Non-U.S. Holder's permanent establishment in the United States, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates in the same manner as if the Non-U.S. Holder were a U.S. Holder (as described above). A Non-U.S. Holder will be required to comply with certain certification and disclosure requirements in order for effectively connected income to be exempt from withholding or to claim a reduced treaty rate. Any such effectively connected dividends received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable tax treaty.

        Constructive Dividends.    As described above under "—Tax Consequences to U.S. Holders—Constructive Dividends," in certain circumstances, a holder will be deemed to receive a constructive distribution from us. Adjustments in the conversion rate (or failures to adjust the conversion rate) that increase the proportionate interest of a Non-U.S. Holder in our assets or earnings and profits could result in deemed distributions to the Non-U.S. Holder that are treated as dividends for U.S. federal income tax purposes. Any constructive dividend deemed paid to you will be subject to U.S. federal income tax or withholding tax in the manner described above under "—Tax Consequences to Non-U.S. Holders—Taxation of Distributions on Common Stock Acquired under the Purchase Contracts."

        Because a taxable constructive dividend would not result in the payment of any cash to a Non-U.S. Holder from which any applicable withholding or backup withholding could be satisfied, if withholding or backup withholding is paid on the Non-U.S. Holder's behalf (because the Non-U.S. Holder failed to establish an exemption from withholding or backup withholding), such withholding or backup withholding may be set off against any payments of cash or common stock payable on the sale or settlement of a purchase contract. In addition, the proposed regulations affect the Non-U.S. Holders in the manner described above under "—Tax Consequences to U.S. Holders—Constructive Dividends". A Non-U.S. Holder who is subject to U.S. federal withholding or backup withholding should consult its own tax advisor as to whether it can obtain a refund for all or a portion of such amounts.

        Sale or Other Disposition of Units, Purchase Contracts, Amortizing Notes or Common Stock.    Subject to the discussion below concerning backup withholding and FATCA, any gain recognized upon a sale, exchange or other disposition of Units, purchase contracts (including the portion of the purchase contract deemed to be sold as a result of the receipt of cash paid in lieu of a fractional share upon the settlement of the purchase contract), amortizing notes (other than amounts treated as accrued but unpaid interest), or our common stock generally will not be subject to U.S. federal income or withholding tax unless:

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  the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States and, if required by an applicable tax treaty, is attributable to a Non-U.S. Holder's permanent establishment in the United States to which such gain is attributable, in which case, such Non-U.S. Holder generally will be subject to U.S. federal income tax on the net gain derived from the sale at applicable individual or corporate rates in the same manner as if such holder were a U.S. Holder (as described above), and if a Non-U.S. Holder is a corporation, then any such effectively connected gain may also, under certain circumstances, be subject to the branch profits tax at a 30% rate, or such lower rate as may be prescribed under an applicable tax treaty; or

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  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case, except as otherwise provided by an applicable tax treaty, such Non-U.S. Holder will be subject to a flat 30% U.S. federal income tax rate on the gain derived from the sale, which may be offset by certain U.S.-source capital losses recognized in the same taxable year, even though the Non-U.S. Holder is not considered a resident of the United States, provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns.

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  we are or have been a U.S. real property holding corporation ("USRPHC") at any time within the five-year period preceding the disposition or the Non-U.S. Holder's holding period, whichever period is shorter.

        We have not determined whether we are a USRPHC, and no assurance can be given that we are not or will not become one in the future. Generally, we will be a USRPHC if the fair market value of our U.S. real property assets is 50% or more of the fair market value of all of our real property assets and other assets used or held for the use in our trade or business. However, even if we were a USRPHC, as long as our common stock continues to be regularly traded on an established securities market in the United States, within the meaning of applicable Treasury Regulations, a Non-U.S. Holder will not be subject to U.S. federal income tax on the disposition of our common stock if such Non-U.S. Holder has not held more than 5% (actually or constructively) of our total outstanding common stock at any time during the shorter of the five-year period preceding the date of disposition or such Non-U.S. Holder's holding period. In addition, a Non-U.S. Holder will not be subject to U.S. federal income tax on the disposition of the purchase contracts (including the purchase contracts that form part of the Units) even if we are a USRPHC, provided that the purchase contracts are considered to be regularly traded on an established securities market and the Non-U.S. holder has not held more than 5% (actually or constructively) of the total outstanding purchase contracts at any time during the shorter of the five-year period preceding the date of disposition or such Non-U.S. Holder's holding period. A Non-U.S. Holder will also not be subject to U.S. federal income tax on the disposition of the purchase contracts (including the purchase contracts that form part of the Units) even if we are a USRPHC, provided that the purchase contracts are not considered to be regularly traded on an established securities market and our common stock continue to be so traded, and on the date such Non-U.S. Holder originally acquires purchase contracts or on any date on which such Non-U.S. Holder makes subsequent acquisitions has a fair market value of no more than 5% of the fair market value of our total outstanding common stock on each such acquisition date.

        If a Non-U.S. Holder exceeds the limits described in the above paragraph with respect to our common stock or purchase contracts, and we are a USRPHC, such Non-U.S. Holder will be subject to U.S. federal income tax at the regular graduated rates applicable to U.S. Holders upon its disposition at a gain, and a 15% U.S. federal withholding tax may apply to the gross proceeds received upon such disposition. A Non-U.S. Holder generally would also be subject to such tax with respect to any distribution (including any deemed distribution) on such common stock or purchase contracts to the extent such distribution would not be treated as a dividend if such Non-U.S. Holder were a U.S. holder. If a Non-U.S. Holder is subject to the tax described in the preceding sentences, the Non-U.S. Holder will be required to file a U.S. federal income tax return with the IRS.

        Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of investing in the Units if we were to be treated as a USRPHC.

        Separation and Recreation of Units.    Non-U.S. Holders will not recognize gain or loss by (i) separating a Unit into its component purchase contract and amortizing note or (ii) recreating a Unit, as both procedures are described under "Description of the Units—Separating and Recreating Units."

        Backup Withholding and Information Reporting.    In general, Non-U.S. Holders will not be subject to backup withholding with respect to payments on the Units, amortizing notes and common stock, provided that we or our paying agent do not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person and such holder has given us or our paying agent an appropriate statement certifying, under penalties of perjury, that such holder is not a U.S. person. In addition, Non-U.S. Holders will not be subject to backup withholding with respect to the payment of proceeds of the sale or other disposition of the Units, purchase contracts, amortizing notes, or our common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or such holder otherwise establishes an exemption. However, we generally must report annually to the IRS and to the Non-U.S. Holder the amount of, and the tax withheld with respect to, any payments on the Units, amortizing notes and common stock, as well as the proceeds from a sale or other disposition of the Units, purchase contracts, amortizing notes and common stock, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides.

        FATCA.    Pursuant to Sections 1471 to 1474 of the Code and the Regulations promulgated thereunder (the provisions commonly known as "FATCA"), interest and dividends on the amortizing notes and shares whenever paid, and the gross proceeds from the sale or other disposition of our Units, purchase contracts, amortizing notes or shares after December 31, 2018, to a foreign financial institution may be subject to withholding at a rate of 30% unless (x)(1) such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (2) such institution resides in a jurisdiction with which the United States has entered into an intergovernmental agreement to implement FATCA and (y) such foreign financial institution provides the withholding agent with a certification that it is eligible to receive payment free of FATCA withholding. The legislation also generally will impose a U.S. federal withholding tax of 30% on interest and dividends on the amortizing notes and shares whenever paid or, in the case of gross proceeds from a sale or other disposition of our Units, amortizing notes or shares, after December 31, 2018, to a non-financial foreign entity unless such entity provides the withholding agent with a certification (i) that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners," which will in turn be provided to the U.S. tax authorities. A foreign financial institution or non-financial foreign entity can meet the certification requirements by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable. Under certain circumstances, a shareholder might be eligible for refunds or credits of such taxes from the IRS. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our shares.

        Federal Estate Tax.    Our Units, purchase contract or shares beneficially owned by an individual who is not a citizen or resident of the U.S. (as defined for U.S. federal estate tax purposes) at the time of death will generally be includable in the decedent's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of the Units by (i) "employee benefit plans" (as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that are subject to Title I of ERISA, plans, individual retirement accounts or other arrangements that are subject to Section 4975 of the Code and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement by reason of any such plan's, account's or arrangement's investment in such entity (each, a "Plan") and (ii) employee benefit plans and arrangements that are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws ("Similar Laws"). This summary is based on ERISA and the Code, judicial decisions and regulations and rulings in existence as of the date of this offering memorandum. This summary is general in nature and does not address every issue pertaining to ERISA or the Code that may be applicable to us, the Units or a particular investor. Accordingly, each prospective investor should consult with his, her or its own counsel in order to understand the issues relating to ERISA and the Code that affect or may affect the investor with respect to this investment.

General fiduciary matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Part 4 of Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of a Plan and its fiduciaries or other interested parties or disqualified persons. Under Section 3(21) of ERISA and 4975(e)(3) of the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a "fiduciary" of the ERISA Plan.

        In considering an investment in the Units of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

        Section 406(a) of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of Section 3(14) of ERISA, or "disqualified persons," within the meaning of Section 4975(e)(2) of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA, the Code or any applicable Similar Law. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA, the Code or any applicable Similar Laws. The acquisition, holding or disposition of the Units by an ERISA Plan with respect to which we, an initial purchaser, a subsidiary guarantor or any of their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor ("DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the Units. These class exemptions include, without limitation, PTCE 75-1, which exempts certain transactions between an ERISA Plan and certain broker-dealers, reporting dealers and banks, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, the statutory service provider exemptions available under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more, nor receives no less, than adequate consideration in connection with the transaction. Each of the class or statutory exemptions noted above is subject to conditions and limitations with respect to its application. There can be no assurance that all of the conditions of any such exemptions will be satisfied. We cannot and do not provide any assurance that any of these class exemptions or statutory exemptions will apply with respect to any particular investment in the Units by, or on behalf of, an ERISA Plan or, even if it were deemed to apply, that any exemption would apply to all transactions that may occur in connection with the investment. Fiduciaries of Plans who are considering acquiring or holding the Units in reliance on any statutory, class or individual exemption should carefully review the conditions and limitations of such exemption to assure it is applicable.

        Because of the foregoing, the Units should not be acquired or held by any person investing "plan assets" of any Plan and Non-ERISA Arrangement, unless such acquisition and holding of the Units will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of Units or any interest therein, each purchaser and subsequent transferee of Units or any interest therein will be deemed to have represented and warranted that (A) either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Units constitutes assets of any Plan and Non-ERISA Arrangement or (ii) the purchase and holding of the Units or any interest therein by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws and (B) it will not sell or otherwise transfer such Units or any interest therein otherwise than to a purchaser or transferee that is deemed to make these same representations, warranties and agreements with respect to its purchase and holding of such note or any interest therein.

        The foregoing discussion is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. Due to the complexity of these rules and the excise tax and other penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Units (and holding the Units) or any interest therein on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the Units (or any interest therein) and the subsequent disposition thereof. Purchasers of the Units have exclusive responsibility for ensuring that their purchase and holding of such Units do not violate the fiduciary responsibility or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. Except as otherwise stated herein, in no respect is the sale of any Units to a Plan a representation by the issuer (or any of its affiliates or representatives) that the investment either (i) satisfies all applicable legal requirements with respect to such Plan or (ii) is appropriate for the particular Plan involved or for Plans generally.

 UNDERWRITING

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC and RBC Capital Markets, LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of Units indicated below:

Name	Number of Units
Morgan Stanley & Co. LLC	900,000
RBC Capital Markets, LLC	700,000
Deutsche Bank Securities Inc.	600,000
Goldman, Sachs & Co.	600,000
Mitsubishi UFJ Securities (USA), Inc.	600,000
BNP Paribas Securities Corp.	200,000
Credit Agricole Securities (USA) Inc.	200,000
SunTrust Robinson Humphrey, Inc.	200,000

Total:	4,000,000

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the Units subject to their acceptance of the Units from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Units offered by this prospectus supplement are subject to, among other things, the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Units offered by this prospectus supplement if any such Units are taken. However, the underwriters are not required to take or pay for the Units covered by the underwriters' over-allotment option to purchase additional Units described below.

        The underwriters initially propose to offer part of the Units directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the Units, the offering price and other selling terms may from time to time be varied by the representatives.

        We have granted the underwriters an option exercisable within 13 days beginning on, and including, the date of initial issuance of the Units to purchase, from time to time, in whole or in part, up to an aggregate of 600,000 additional Units, solely to cover over-allotments, from us at the public offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional Units based on the underwriter's percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

        The following table shows the per Unit and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase up to an additional 600,000 Units.

		Total
	Per Unit	No Exercise	Full Exercise
Public offering price	$100.00	$400,000,000	$460,000,000
Underwriting discounts and commissions to be paid by us	$3.00	$12,000,000	$13,800,000
Proceeds, before expenses, to us	$97.00	$388,000,000	$446,200,000

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $2.5 million.

        Prior to this offering, there has been no public market for our Units. We intend to apply to list the Units on the New York Stock Exchange under the symbol "DYNC". Our common stock is listed on the New York Stock Exchange under the trading symbol "DYN".

        We have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and RBC Capital Markets, LLC on behalf of the underwriters, we will not, during the period ending 60 days after the date of the final prospectus supplement (the "Restricted Period"):

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common stock or any other securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such foregoing transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise; or

  •
  file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock.

        The restrictions described in the immediately preceding paragraph do not apply to:

  •
  the sale of Units to the underwriters;

  •
  the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and which has been otherwise disclosed herein;

  •
  the issuance and sale of any securities, including but not limited to common stock, to ECP and its affiliated investment funds;

  •
  the grant of awards or the issuance of securities upon the exercise of awards granted pursuant to any incentive compensation plan or arrangement disclosed herein (including in the exhibits to any documents incorporated by reference herein);

  •
  the filing of one or more registration statements on Form S-8 with respect to any of our incentive compensation plans disclosed herein; and

  •
  the issuance by us of up to 5.0% of the shares of common stock outstanding after this offering or any securities convertible into or exercisable or exchangeable for common stock in connection with mergers or acquisitions, joint ventures, commercial relationships or other strategic transactions if each such person receiving shares enters into a lock-up agreement, as described below, for the balance of the Restricted Period.

        Substantially all of our directors and officers (as such term is defined in Section 16a-1(f) of the Exchange Act) have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and RBC Capital Markets, LLC on behalf of the underwriters, they will not, during the Restricted Period offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Units or shares of common stock beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act), by such persons, or any other securities so owned convertible into or exercisable or exchangeable for Units or common stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Units or common stock, whether any such foregoing transaction is to be settled by delivery of Tangible Equity Units, common stock or such other securities, in cash or otherwise.

        The restrictions described in the immediately preceding paragraph, referred to as the lock-up restrictions, do not apply to transfers or other dispositions:

  •
  that are bona fide gifts;

  •
  by distribution to partners, shareholders, stockholders, other equityholders, members or beneficiaries of such persons;

  •
  to any trust for the direct or indirect benefit of such persons or the immediate family of such persons;

  •
  to affiliates of such persons or to any investment fund or other entity controlled by or under common control or management with such persons or such persons' affiliates; and

  •
  by will or intestacy;

provided each donee, transferee or distributee shall sign and deliver a lock-up letter substantially in the form described herein and no filing under Section 16(a) of the Exchange Act or other public disclosure, reporting a reduction in beneficial ownership of our securities, shall be required or shall be voluntarily made during the Restricted Period. Furthermore, the lock-up restrictions do not apply to transfers or other dispositions:

  •
  relating to Units or common stock acquired in the open market after the completion of this offering;

  •
  in connection with the "cashless" exercise of stock options in the case of termination of employment or Board service, following death, disability or other than for cause or any stock options expiring during the Restricted Period, provided that any Units received upon such exercise shall be subject to all of the restrictions;

  •
  to us, if we exercise our right to repurchase or reacquire such Units pursuant to agreements in effect on the date hereof, including our equity incentive plans, upon termination of such persons' services to us; and

  •
  to us, in connection with the receipt or vesting of securities (solely in respect of tax liabilities with respect to such receipt or vesting) issued to such persons pursuant to any equity incentive or other compensatory plans;

provided, no filing under Section 16(a) of the Exchange Act or other public disclosure, reporting a reduction in beneficial ownership of our securities, shall be required or shall be voluntarily made during the Restricted Period.

        Finally, the lock-up restrictions do not apply to transfers or other dispositions:

  •
  pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction recommended and approved by our Board and occurring after the close of this offering, made to all holders of our share capital involving a change of control of more than 50% of our ownership being transferred to such third party; and

  •
  the establishment of trading plans pursuant to Rule 10b5-1 under the Exchange Act, provided that (i) such plan does not provide for the transfer of Units, common stock or any other securities convertible into or exercisable or exchangeable for Units, common stock, or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Units or common stock, whether any such transaction settled by delivery of Units or common stock or such other securities, in cash or otherwise, during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made on our behalf or on behalf of such persons regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Units or common stock may be made under such plan during the Restricted Period.

        In addition, each of our directors and officers have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and RBC Capital Markets, LLC on behalf of the underwriters, he or she will not, during the Restricted Period, make any demand for, or exercise any right with respect to, the registration of any Units or shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

        Morgan Stanley & Co. LLC and RBC Capital Markets, LLC in their sole discretion, may release the Units, common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

        In order to facilitate the offering of the Units, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Units. Specifically, the underwriters may sell more Units than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of Units available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing Units in the open market. In determining the source of Units to close out a covered short sale, the underwriters will consider, among other things, the open market price of Units compared to the price available under the option. The underwriters may also sell Units in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing Units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Units in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, Units in the open market to stabilize the price of the Units. These activities may raise or maintain the market price of the Units above independent market levels or prevent or retard a decline in the market price of the Units. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of Units to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and our subsidiaries, for which they have received and may in the future receive customary fees and expenses. In that regard, (i) some or all of the underwriters and/or their affiliates are lenders and/or agents under our $2.225 billion term and revolving credit facility, and (ii) in connection with the Debt Financing, some or all of the underwriters and/or affiliates of such underwriters have entered into commitments to provide the entire aggregate amount of the Debt Financing, which is conditional, in part, on the closing of the Acquisition, including to act as arrangers, lenders and agents under our proposed incremental $2.0 billion term loan B facility. In addition, (i) RBC Capital Markets, LLC, Goldman, Sachs & Co.

and Deutsche Bank Securities Inc. are acting as financial advisors to the Company in connection with the Acquisition and (ii) RBC Capital Markets, LLC, Goldman, Sachs & Co. and Deutsche Bank Securities Inc. have each been engaged separately in advisory roles with respect to financial and/or M&A structuring, and the fees of which are contingent upon the closing of the Acquisition.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of ours or our subsidiaries. Certain of the underwriters and/or their affiliates that have lending or other relationships with us or our subsidiaries may also choose to hedge their credit exposure to us or our subsidiaries, as the case may be, consistent with their customary risk management policies. Typically, those underwriters and their affiliates would hedge such exposure by entering into transactions, which may consist of either the purchase of credit default swaps or the creation of short positions in securities of ours or our subsidiaries, including potentially the Units offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Unit offering hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any Units may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Units may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Units shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer to the public" in relation to any Units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Units to be offered so as to enable an investor to decide to purchase any Units, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA") received by it in connection with the issue or sale of the Units in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Units in, from or otherwise involving the United Kingdom.

Switzerland

        Neither this prospectus nor any other document relating to the Units constitutes a public offering prospectus within the meaning of article 652a or 1156 of the Swiss Federal Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange Ltd. The Units may not be publicly offered, sold or advertised, directly or indirectly, in or from Switzerland. Neither this prospectus nor any other document relating to Units may be publicly distributed or otherwise made publicly available in or from Switzerland. This prospectus is not intended as an offer or solicitation with respect to the purchase or sale of the Units by the public and may be distributed only on a private placement basis, without any public distribution, offering or marketing in, or from, Switzerland, provided that any such distribution does not occur as a result of, or in connection with, public solicitation or marketing with respect to the purchase or sale of the Units.

Canada

        The Units may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Units must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Japan

        No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the "FIEL") has been made or will be made with respect to the solicitation of the application for the acquisition of the Units.

        Accordingly, the Units have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors ("QII")

        Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the Units constitutes either a "QII only private placement" or a "QII only secondary distribution" (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the Units. The Units may only be transferred to QIIs.

For Non-QII Investors

        Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the Units constitutes either a "small number private placement" or a "small number private secondary distribution" (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the Units. The Units may only be transferred en bloc without subdivision to a single investor.

Hong Kong

        The Units may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Units which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571 Laws of Hong Kong) and any rules made thereunder.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Units may not be circulated or distributed, nor may the Units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the Units are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the Exchange Act, which means that we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's Public Reference Room. Our SEC filings are also available to the public at the SEC's website at www.sec.gov. No information from such website is incorporated by reference herein.

        Our SEC filings are also available free of charge on our website at www.dynegy.com, as soon as reasonably practicable after those reports are filed with or furnished to the SEC. The contents of our website are not intended to be, and should not be considered to be, incorporated by reference into this prospectus supplement.

INCORPORATION BY REFERENCE

        This prospectus supplement includes through incorporation by reference certain of the reports and other information that we have filed with the SEC. This means that we are disclosing important information to you by referring you to those documents. We have filed the following documents with the SEC, each of which is incorporated by reference:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2015;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016;

  •
  the information responsive to Part III of Form 10-K for the year ended December 31, 2015 provided in our Definitive Proxy Statement on Schedule 14A, filed on March 31, 2016;

  •
  Exhibit 99.1 and Exhibit 99.2 of our Current Report on Form 8-K filed on April 9, 2015, Exhibit 99.1 and Exhibit 99.2 of our Current Report on Form 8-K filed on May 18, 2015, Current Report on Form 8-K filed on March 1, 2016, Current Report on Form 8-K filed on March 14, 2016, Current Report on Form 8-K filed on May 23, 2016, and our Current Reports on Form 8-K filed on June 15, 2016; and

  •
  all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering pursuant to this prospectus supplement.

        Any reports filed by us with the SEC on or after the date of this prospectus supplement and before the termination of this offering will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus supplement. Notwithstanding the above, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. To obtain copies of these filings, see "Where You Can Find More Information."

 LEGAL MATTERS

        The validity of the Units will be passed upon for us by White & Case LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Paul Hastings LLP, New York, New York and Latham & Watkins LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Dynegy Inc. appearing in Dynegy Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2015, and the effectiveness of Dynegy Inc.'s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The combined financial statements of the Midwest Generation Business of Duke Energy Corporation as of December 31, 2014, and 2013, incorporated herein by reference and appearing as Exhibit 99.1 in Dynegy Inc.'s Current Report on Form 8-K dated April 9, 2015, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an emphasis of matter paragraph relating to certain income and expense allocations), which is incorporated herein by reference. Such financial statements have been incorporated by reference upon the report of such firm given upon their authority as experts in accounting and auditing.

        The combined financial statements of EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary as of and for the years ended December 31, 2014, 2013, and 2012 incorporated herein by reference and appearing as Exhibit 99.2 in Dynegy Inc.'s Current Report on Form 8-K dated April 9, 2015, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been incorporated by reference upon the report of such firm given upon their authority as experts in accounting and auditing.

        The combined financial statements of the Thermal Assets as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, appearing as Exhibit 99.1 in Dynegy Inc.'s Current Report on Form 8-K dated June 15, 2016, which is incorporated by reference in this prospectus supplement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes emphasis-of-matter paragraphs related to certain expense allocations and to the planned sale of the Thermal Assets), which is incorporated by reference herein, and are in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Dynegy Inc.

Common Stock
Preferred Stock
Debt Securities
Guarantees of Debt Securities
Warrants
Units
Depositary Shares
Purchase Contracts

        We may offer from time to time common stock, preferred stock, debt securities, guarantees of debt securities, warrants, units, depositary shares or purchase contracts. In addition, certain selling securityholders to be identified in a prospectus supplement may offer and sell these securities from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered. The preferred stock and debt securities may be convertible into or exchangeable for our common stock or other securities. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

        Our common stock is listed on the New York Stock Exchange under the symbol "DYN."

        Investing in our securities involves risks. See "Risk Factors" beginning on page 2 of this prospectus and those contained or incorporated by reference herein or in any prospectus supplement or any free writing prospectus from time to time before making an investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is October 6, 2014

 ABOUT THIS PROSPECTUS

        This prospectus is part of an automatically effective registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf registration process, we and/or the selling securityholders may sell any combination of the securities described in this prospectus in one or more offerings and with prices and other terms to be determined. This prospectus provides you with a general description of the securities we and/or the selling securityholders may offer. Each time we and/or the selling securityholders sell securities pursuant to the registration statement of which this prospectus forms a part, we will provide a prospectus supplement that will contain specific information about the securities being offered and the terms of that offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read this prospectus, any applicable prospectus supplement and any related pricing supplement or free writing prospectus, together with the additional information incorporated by reference into this prospectus as described under the heading "Incorporation of Certain Information by Reference" before making an investment in our securities.

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any free writing prospectus is accurate as of any date other than their respective dates.

        In this prospectus, the terms "DYN," "we," "us," "our" and "Dynegy" refer to Dynegy Inc. and its subsidiaries.

RISK FACTORS

        An investment in our securities involves risks. You should carefully consider the risk factors contained in Item 1A of our most recent Annual Report on Form 10-K and other subsequent filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, each of which is incorporated by reference, and those risk factors that may be included or incorporated by reference under the caption "Risk Factors" in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement or any free writing prospectus before making an investment decision. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.

 SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        Certain statements contained or incorporated by reference in this prospectus which are not statements of historical fact constitute "forward looking statements," which involve risks and uncertainties. All statements included or incorporated by reference into this prospectus, other than statements of historical fact, that address activities, events or developments that we believe or anticipate will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment of the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "project," "forecast," "plan," "may," "will," "should," "expect" and other words of similar meaning.

        Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy at prescribed rates any document that we file at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available on the SEC's website at http://www.sec.gov.

        You may also obtain any of these filings incorporated by reference into this prospectus from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such filing, by requesting a copy in writing, or by telephoning, the office of the Investor Relations Department, Dynegy Inc., 601 Travis, Suite 1400, Houston, Texas 77002, telephone number (713) 507-6400, or through the "Investor Relations" section of our website at www.dynegy.com.

INCOPORATION BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

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  our Annual Report on Form 10-K for the year ended December 31, 2013;

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  our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2014 and for the quarterly period ended June 30, 2014;

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  the information responsive to Part III of Form 10-K for the year ended December 31, 2013 provided in our Definitive Proxy Statement on Schedule 14A, filed on April 11, 2014;

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  "Annex A: Financial Statements Relating to AER" included in our registration statement on Form S-3ASR filed on October 2, 2013;

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  the "Unaudited Pro Forma Condensed Combined Financial Information" filed as Exhibit 99.1 to the registration statement of which this prospectus forms a part;

  •
  our Current Reports on Form 8-K filed November 19, 2013, February 27, 2014, June 2, 2014, August 26, 2014, September 22, 2014 and October 6, 2014 (to the extent such reports are filed); and

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  all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement.

        Any reports filed by us with the SEC on or after the date of this prospectus and before the date that the offering of any securities by means of this prospectus and an accompanying prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference into this prospectus. Notwithstanding the above, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. To obtain copies of these filings, see "Where You Can Find More Information."

DYNEGY INC.

        Our primary business is the production and sale of electric energy, capacity and ancillary services. We operate a portfolio of generation assets that is diversified in terms of dispatch profile, fuel type and geography. Our Coal and Illinois Power Holdings segments are fleets of baseload coal facilities, located in Illinois, that dispatch around the clock throughout the year. Our Gas segment operates both intermediate and peaking natural gas facilities, located in the Midwest, Northeast and California. In addition to generating power, our generating facilities also receive capacity revenues through structured markets or bilateral tolling agreements, as local utilities and independent system operators ("ISOs") seek to ensure sufficient generation capacity is available to meet future market demands.

        We sell electric energy, capacity and ancillary services on a wholesale basis from our power generation facilities. In connection with the acquisition of New Ameren Energy Resources, LLC and its subsidiaries on December 2, 2013, we began serving residential, municipal, commercial and industrial consumers through our Homefield Energy retail business in Illinois. Wholesale electricity customers will, for reliability reasons and to meet regulatory requirements, contract for rights to capacity from generating units. Ancillary services are the products of a power generation facility that support the transmission grid operation, follow real-time changes in load and provide emergency reserves for major changes to the balance of generation and load. Retail electricity customers purchase energy and these related services in the deregulated retail energy market. We sell these products individually or in combination to our customers for various lengths of time ranging from hourly to multi-year transactions.

        We do business with a wide range of customers, including: regional transmission organizations and ISOs, integrated utilities, municipalities, electric cooperatives, transmission and distribution utilities, power marketers, financial participants such as banks and hedge funds, and residential, commercial and industrial end-users. Some of our customers, such as municipalities or integrated utilities, purchase our products for resale in order to serve their retail, commercial and industrial customers. Other customers, such as some power marketers, may buy from us to serve their own wholesale or retail customers or as a hedge against power sales they have made.

        Our principal executive offices are located at 601 Travis, Suite 1400, Houston, Texas 77002. Our telephone number is (713) 507-6400 and we have a website accessible at www.dynegy.com. The information posted on our website is not incorporated into this prospectus and is not part of this prospectus.

        To find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

USE OF PROCEEDS

        Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including without limitation acquisitions, working capital, repayment of debt and capital expenditures. In the case of a sale by a selling securityholder, we will not receive any of the proceeds from such sale. Additional information on the use of the net proceeds may be provided in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table presents our ratio of earnings to fixed charges for the periods indicated:

								Year Ended December 31,
	Successor						Predecessor
	Six Months Ended June 30, 2014		Year Ended December 31, 2013		October 2 Through December 31, 2012		January 1 Through October 1, 2012	2011		2010		2009
Ratio of earnings to fixed charges(1), (2)	—	(3)	—	(3)	—	(3)	2.13	—	(3)	—	(3)	—	(3)

(1)
For purposes of computing the ratio of earnings to fixed charges, "earnings" are defined as pre-tax income from continuing operations before adjustment for earnings from equity investments plus fixed charges. "Fixed charges" consist of interest, whether capitalized or expensed, amortization of debt expense and the estimated interest component of rent expense.

(2)
For the periods presented, we had no preferred shares outstanding. Therefore, the ratios of earnings to combined fixed charges and preferred share dividends for the periods indicated equal the ratios of earnings to fixed charges for the same periods.

(3)
For six months ended June 30, 2014, the year ended December 31, 2013, the period from October 2 through December 31, 2012 and the years ended December 31, 2011, 2010 and 2009 earnings were insufficient to cover fixed charges by $175 million, $419 million, $113 million, $587 million, $406 million and $1,107 million, respectively.

DESCRIPTION OF SECURITIES

        We and/or the selling securityholders may sell, from time to time, in one or more offerings, the following securities:

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  common stock;

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  preferred stock;

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  debt securities;

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  guarantees of debt securities;

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  warrants;

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  units;

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  depositary shares; and

  •
  purchase contracts.

        We will set forth in the applicable prospectus supplement or other offering material a description of the common stock, preferred stock, debt securities, guarantees of debt securities, warrants, units, depositary shares and purchase contracts, which may be offered under this prospectus. Any preferred stock or debt securities may be convertible into or exchangeable for our common stock or other securities. The terms of the offering of securities, including the initial offering price and the net proceeds to us, will be contained in the prospectus supplement or other offering material relating to such offer. You should carefully read this prospectus, any prospectus supplement or other offering material before you invest in any of our securities.

PLAN OF DISTRIBUTION

        We and/or the selling securityholders may sell the securities from time to time (a) through underwriters or dealers; (b) through agents; (c) directly to one or more purchasers or other persons or entities; (d) through a combination of these methods of sale; or (e) through other means. We will identify the specific plan of distribution, including any underwriters, dealers, agents or other purchasers, persons or entities and any applicable compensation in any related amendment to the registration statement of which this prospectus is a part, any related prospectus supplement, or any documents incorporated by reference or deemed incorporated by reference into this prospectus.

VALIDITY OF SECURITIES

        The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by White & Case LLP.

EXPERTS

        The consolidated financial statements of Dynegy Inc. appearing in Dynegy Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2013, and the effectiveness of Dynegy Inc.'s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

        The audited historical consolidated financial statements of Ameren Energy Resources Company, LLC included on pages A-43 through A-107 in "Annex A: Financial Statements Relating to AER" of Dynegy Inc.'s registration statement on Form S-3ASR dated October 2, 2013, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The combined financial statements of the Midwest Generation Business of Duke Energy Corporation as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing as Exhibit 99.1 in Dynegy Inc.'s Current Report on Form 8-K dated October 6, 2014, which is incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to certain income and expense allocations), which is incorporated herein by reference. Such combined financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The combined financial statements of EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary as of and for the years ended December 31, 2013, 2012, and 2011 appearing as Exhibit 99.3 in Dynegy Inc.'s Current Report on Form 8-K dated October 6, 2014, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to the sale of EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary) which is incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.